   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2000.
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                         ALLIANCE PHARMACEUTICAL CORP.

             (Exact Name of Registrant as Specified in Its Charter)

           NEW YORK                        2835                    14-1644018
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
Incorporation or Organization)  Classification Code Number)

                             3040 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 410-5200

         (Address, including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                                 DUANE J. ROTH
                            CHIEF EXECUTIVE OFFICER
                         ALLIANCE PHARMACEUTICAL CORP.
                             3040 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 410-5200

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

               JOHN M. DUNN, ESQ.                                    CRAIG P. COLMAR, ESQ.
         CHRISTOPHER M. FORRESTER, ESQ.                               PETER J. DAANE, ESQ.
         PILLSBURY MADISON & SUTRO LLP                                  JOHNSON & COLMAR
        11975 EL CAMINO REAL, SUITE 200                        300 SOUTH WACKER DRIVE, SUITE 1000
          SAN DIEGO, CALIFORNIA 92130                               CHICAGO, ILLINOIS 60606
                 (619) 234-5000                                          (312) 922-1980
              FAX: (858) 509-4010                                     FAX: (312) 922-9283

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this registration statement and the effective time of the merger of Alliance Merger Subsidiary, Inc., a wholly-owned subsidiary of Alliance Pharmaceutical Corp., with and into Molecular
Biosystems, Inc. as described in the Agreement and Plan of Merger, dated as of October 11, 2000, attached as Appendix A to the proxy statement-prospectus forming a part of this registration statement.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM
                                                         AMOUNT TO         OFFERING PRICE          AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)
Common stock ($0.01 par value).....                       770,000          Not applicable         $7,902,473


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED  REGISTRATION FEE(3)
Common stock ($0.01 par value).....                       $2,086

(1) Represents the maximum number of shares of Alliance Pharmaceutical Corp. common stock, par value $0.01 per share, to be issued pursuant to the merger agreement in exchange for all of the issued and outstanding shares of common stock of Molecular Biosystems, Inc.

(2) Pursuant to Rule 457(f), the registration fee was computed based on the average of the high and low prices of the common stock of MBI as reported on the Nasdaq over-the-counter Bulletin Board as permitted by Rule 457(c). The aggregate offering price is the product of (a) the average of the high and low prices of Molecular Biosystems, Inc., as reported on the Nasdaq Over-the-Counter Bulletin Board on Monday, November 6, 2000 ($0.42) and
    (b) the maximum number of shares of Alliance common stock to be converted in the merger (18,815,413).

(3) Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.000264.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MOLECULAR BIOSYSTEMS, INC.

                                                               NOVEMBER   , 2000

To the stockholders of Molecular Biosystems, Inc.:

    You are cordially invited to attend the special meeting of stockholders of
Molecular Biosystems, Inc., or MBI, to be held on          , 2000 at
10:00 a.m., local time, at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037.

    At the MBI special meeting, stockholders will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger between Alliance Pharmaceutical Corp., or Alliance, Alliance Merger Subsidiary, Inc., or Merger Sub, a wholly-owned subsidiary of Alliance, and MBI. The merger agreement provides for the merger of Merger Sub with and into MBI pursuant to which MBI will become a wholly-owned subsidiary of Alliance. In connection with the merger, each outstanding share of MBI common stock, par value $0.01 per share, will be exchanged for a fraction of a share of Alliance common stock, par value $0.01 per share, determined by the following exchange ratio:

Exchange ratio    =  770,000 minus adjustment shares
                     -------------------------------
                             MBI securities

    For purposes of determining the exchange ratio,

    - The number of MBI securities is the aggregate number of issued and outstanding shares of MBI common stock, plus 49,000 shares of MBI common stock subject to outstanding in-the-money MBI stock options. As of the date of this proxy statement-prospectus, the number of MBI securities is 18,815,413; and

    - The number of adjustment shares, if any, will be determined as of the effective time of the merger and will be equal to the amount by which MBI's total assets, after deducting accumulated depreciation, amortization and total liabilities, is less than $5,000,000, divided by 32.50.

    For example, the exchange ratio, if determined as of the date of the attached proxy statement-prospectus, would be 0.0409238 shares of Alliance common stock for each share of MBI common stock using the following formula, and assuming there are no adjustment shares:

 770,000
----------

18,815,413    =  0.0409238

    The maximum number of shares of Alliance common stock which will either be issued in the merger or become subject to outstanding in-the-money options assumed by Alliance in the merger is 770,000. This number will be reduced by the number of adjustment shares, if any.

    MBI stockholders will also be asked to approve the adjournment or postponement of the MBI special meeting if an adjournment or postponement is necessary in order to solicit additional votes for adoption of the merger agreement.

    Details of the foregoing proposals and the MBI special meeting are contained in the attached notice of special meeting and proxy statement-prospectus. Your vote on the merger agreement is important to MBI, so please read this information carefully.

    The board of directors of MBI believes that the merger is fair to and in the best interests of MBI and its stockholders and, accordingly, has unanimously approved the merger. The board recommends that you vote FOR the merger. In addition, the board has obtained a written opinion dated October 10, 2000 of Prudential Securities Incorporated, MBI's financial advisor, to the effect that, as of such date and based upon and subject to matters described in the opinion, the exchange ratio, which was 0.0407239 at the time of the opinion, was fair, from a financial point of view, to the holders of MBI common stock.

    All stockholders of MBI are invited to attend the MBI special meeting. To assure your representation at the MBI special meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the MBI special meeting, you may, if you wish, vote your shares in person.

    SEE RISK FACTORS BEGINNING AT PAGE 10 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE DETERMINING WHETHER TO VOTE FOR THE MERGER.

    You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Alliance nor MBI has authorized any other person to provide you with different information. We are not making an offer to sell these securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make an offer or solicitation of an offer or proxy solicitation. You should assume that the information appearing in this proxy statement-prospectus is accurate only as of the date on the front cover of this proxy statement-prospectus. The business, financial condition, results of operation and proxy statement-prospectus may have changed since that date. All information contained in this proxy statement-prospectus regarding Alliance and Merger Sub has been furnished by Alliance, and all information contained in this proxy statement-prospectus regarding MBI has been furnished by MBI.

  THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          Sincerely yours,
                    ------------------------------------------------------------
                                          BOBBA VENKATADRI
                                          PRESIDENT

       The date of this proxy statement-prospectus is November   , 2000.

                           MOLECULAR BIOSYSTEMS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2000

To the stockholders of Molecular Biosystems, Inc.:

    A special meeting of stockholders of Molecular Biosystems, Inc., or MBI,
will be held             , 2000 at 10:00 a.m., local time, at the Hilton La
Jolla, Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037 for the following purposes:

                                   PROPOSALS

    1. To consider and vote upon a proposal to adopt an agreement and plan of merger between Alliance Pharmaceutical Corp., or Alliance, Alliance Merger Subsidiary, Inc., or Merger Sub, a wholly-owned subsidiary of Alliance, and MBI. The merger agreement provides for the merger of Merger Sub with and into MBI pursuant to which MBI will become a wholly-owned subsidiary of Alliance. In connection with the merger, each outstanding share of MBI common stock, par value $0.01 per share will be exchanged for shares of Alliance common stock, par value $0.01 per share, determined by using the following exchange ratio:

Exchange ratio    =  770,000 minus adjustment shares
                     -------------------------------
                             MBI securities

    For purposes of determining the exchange ratio,

    - The number of MBI securities is the aggregate number of issued and outstanding shares of MBI common stock, plus 49,000 shares of MBI common stock subject to outstanding in-the-money MBI stock options. As of the date of this proxy statement-prospectus, the number of MBI securities is 18,815,413; and

    - The number of adjustment shares, if any, will be determined as of the effective time of the merger and will be equal to the amount by which MBI's total assets, after deducting accumulated depreciation, amortization and total liabilities, is less than $5,000,000, divided by 32.50.

    For example, the exchange ratio, if determined as of the date of the attached proxy statement-prospectus, would be 0.0409238 shares of Alliance common stock for each share of MBI common stock using the following formula, and assuming there are no adjustment shares:

 770,000
----------

18,815,413    =  0.0409238

    The maximum number of shares of Alliance common stock which will either be issued in the merger or become subject to outstanding in-the-money options assumed by Alliance in the merger is 770,000. This number will be reduced by the number of adjustment shares, if any.

    2. To approve the adjournment or postponement of the MBI special meeting if an adjournment or postponement is necessary in order to solicit additional votes for adoption of the merger agreement.

    3. To transact such other business as may properly come before the MBI special meeting or any adjournment or postponement thereof.

    The foregoing proposals are described in the proxy statement-prospectus accompanying this notice.

    UNLESS PROPOSAL 1 IS APPROVED BY THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF MBI, THE MERGER WILL NOT BE CONSUMMATED.

    Stockholders of record at the close of business on             , 2000 are
entitled to receive notice of, and to vote at, the MBI special meeting and any adjournment thereof.

    It is important that your shares be represented at the MBI special meeting. Whether or not you plan to attend the MBI special meeting, please complete, sign, date and promptly mail the enclosed proxy in the envelope provided.

    THE BOARD OF DIRECTORS OF MBI RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS DESCRIBED ABOVE. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE EVEN IF YOU ARE PLANNING TO ATTEND THE MBI SPECIAL MEETING.

                                          By order of the board of directors
                    ------------------------------------------------------------
                                          BOBBA VENKATADRI
                                          PRESIDENT

November  , 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     iv
PROXY STATEMENT-SUMMARY.....................................      1
  The Companies.............................................      1
  Reasons for the Merger....................................      2
  The Special Meeting.......................................      3
  Rights of Dissenting Stockholders.........................      3
  Management of the Combined Company Following the Merger...      4
  Structure of Merger and Conversion of MBI Stock...........      4
  Interests of Directors and Officers in the Merger.........      4
  Treatment of MBI Stock Options............................      4
  Treatment of MBI Warrants.................................      4
  Summary Historical Financial Data.........................      5
  Unaudited Comparative Historical and Pro Forma Per Share
  Data......................................................      7
COMPARATIVE MARKET PRICE INFORMATION........................      8
RISK FACTORS................................................     10
  Risks Relating to Alliance................................     10
  Risks Relating to MBI.....................................     15
  Risks Relating to the Merger..............................     17
THE SPECIAL MEETING.........................................     19
  Quorum....................................................     19
  Vote Required.............................................     19
  Record Date; Stock Entitled to Vote; Beneficial Owners....     20
  Voting of Proxies.........................................     20
  MBI stockholders should not send stock certificates with
  their proxy cards.........................................     20
  Revocation of Proxies.....................................     20
  Solicitation of Proxies...................................     20
THE MERGER..................................................     22
  Alliance's Reasons for the Merger.........................     22
  MBI's Reasons for the Merger..............................     23
  Opinion of MBI's Financial Advisor........................     26
  Effective Time of the Merger..............................     30
  Interests of Directors and Officers in the Merger.........     30
  Rights of Dissenting Stockholders.........................     31
  Completion and Effective of the Merger....................     33
  Structure of the Merger and Conversion of MBI Stock.......     33
  Exchanging of MBI Stock Certificates for Alliance Stock
  Certificates..............................................     34
  Treatment of MBI Stock Options............................     34
  Treatment of MBI Warrants.................................     35
  Material United States Federal Income Tax Consequences of
  the Merger................................................     35
  Accounting Treatment of the Merger........................     37
  Restrictions on Sales of Shares by Affiliates of MBI......     37
  Nasdaq National Market System Inclusion of Alliance Common
  Stock to be Issued in the Merger..........................     37
  Delisting and Deregistration of MBI Common Stock after the
  Merger....................................................     38

  Material Terms of the Merger Agreement....................     38
  No Other Transactions Involving MBI.......................     39
  Voting Agreement..........................................     44
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER.....     45
  Board of Directors of Alliance Following the Merger.......     45
  Executive Officers of Alliance Following the Merger.......     45
COMPARISON OF RIGHTS OF HOLDERS OF MBI AND ALLIANCE COMMON
  STOCK.....................................................     48
SELECTED HISTORICAL FINANCIAL DATA -- MOLECULAR BIOSYSTEMS,
  INC.......................................................     54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND
  RESULTS OF OPERATIONS--MOLECULAR BIOSYSTEMS, INC..........     55
ALLIANCE PHARMACEUTICAL CORP. UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS............................     65
BUSINESS OF MBI.............................................     70
MOLECULAR BIOSYSTEMS, INC. SECURITY OWNERSHIP OF BENEFICIAL
  OWNERS AND MANAGEMENT.....................................     78
APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL
  MEETING...................................................     79
LEGAL MATTERS...............................................     79
EXPERTS.....................................................     79
WHERE YOU CAN FIND MORE INFORMATION.........................     79
  APPENDIX A--AGREEMENT AND PLAN OF MERGER
    DATED AS OF OCTOBER 11, 2000, AMONG ALLIANCE, MERGER SUB
    AND MBI.................................................    A-1
  APPENDIX B--OPINION OF PRUDENTIAL SECURITIES
    INCORPORATED............................................    B-1
  APPENDIX C--DELAWARE GENERAL CORPORATION SECTION 262......    C-1

    SOME OF THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS CONSTITUTES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH ALLIANCE AND MBI BELIEVE THAT THEIR EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF THEIR KNOWLEDGE OF THEIR RESPECTIVE BUSINESSES AND OPERATIONS, ACTUAL RESULTS OF THE OPERATIONS OF ALLIANCE OR MBI MAY DIFFER FROM EXPECTATIONS AND THOSE DIFFERENCES MAY BE MATERIAL. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE THE FACTORS DESCRIBED UNDER RISK FACTORS.

In this proxy statement-prospectus,

- use of the terms Alliance or Alliance Pharmaceutical Corp. is intended to refer to Alliance Pharmaceutical Corp. and its subsidiaries as they exist prior to the merger;

- use of the terms Alliance Merger Subsidiary, Inc. or Merger Sub is intended to refer to Alliance Merger Subsidiary, Inc.;

- use of the terms Molecular Biosystems, Inc. or MBI is intended to refer to Molecular Biosystems, Inc. and its subsidiaries as they exist prior to the merger; and

- use of the term the combined company is intended to refer to Alliance Pharmaceutical Corp. and its subsidiaries assuming completion of the merger.

    THE FOLLOWING TRADEMARKS USED IN THIS PROXY STATEMENT-PROSPECTUS ARE REGISTERED TRADEMARKS OF ALLIANCE PHARMACEUTICAL CORP. OR ITS SUBSIDIARIES:
OXYGENT, LIQUIVENT, FLOGEL, RODA AND PULMOSPHERES. ALLIANCE HAS APPLIED FOR A TRADEMARK FOR THE TRADENAME OXYGENT. ORALEX IS A REGISTERED TRADEMARK OF MOLECULAR BIOSYSTEMS, INC. OR ITS SUBSIDIARIES. ALL OTHER TRADE NAMES AND TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

             QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE ALLIANCE AND MBI PROPOSING THE MERGER?

A: The boards of directors of Alliance and MBI believe that the combined company will benefit from the creation of a broader drug and diagnostic product pipeline.

Q:   WHAT WILL HAPPEN TO MBI AS A RESULT OF THE MERGER?

A: If the merger is completed, MBI will become a wholly-owned subsidiary of Alliance.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of MBI common stock you own, you will receive a fraction of a share of Alliance common stock calculated using an exchange ratio based on the number of shares of MBI common stock and the number of in-the-money options for MBI common stock outstanding as of the effective date of the merger. Based on the exchange ratio applicable on November , 2000, which is the most recent practicable date for which this information could be obtained prior to the date of this proxy statement-prospectus, you would have received 0.0409238 shares of Alliance common stock for each share of MBI common stock you own. You may obtain an updated exchange ratio by calling (800) 223-2064 at any time up to the effective date of the merger.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger is intended to constitute a tax-free reorganization for federal income tax purposes. Generally, MBI stockholders will not recognize taxable gain or loss on the exchange of their stock, except that MBI stockholders may be taxed on cash received in lieu of a fractional share.
     Alliance stockholders will not recognize any taxable gain or loss in connection with the merger. However, tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to contact your tax advisor to determine the tax consequences of the merger to you.

Q:   WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: The affirmative vote of the majority of the outstanding shares of MBI common stock is required to approve the merger. Each share of MBI common stock is entitled to one vote. Stockholders holding approximately 3.69% of the outstanding MBI common stock have already granted proxies to vote their shares in favor of the merger.

Q:   WILL MY RIGHTS AS AN MBI STOCKHOLDER CHANGE AS A RESULT OF
     THE MERGER?

A: Yes. MBI stockholder rights are currently governed by MBI's certificate of incorporation and bylaws, whereas Alliance stockholder rights are currently governed by Alliance's certificate of incorporation and bylaws. Additionally, MBI is incorporated under the laws of Delaware, whereas Alliance is incorporated under the laws of the State of New York.
     After the merger, MBI stockholders who receive Alliance common stock in the merger will become stockholders of Alliance and, therefore, their rights will be governed by Alliance's certificate of incorporation and bylaws and the laws of the State of New York.

Q:   WHO WILL MANAGE THE COMBINED COMPANY FOLLOWING THE MERGER?

A: MBI will be a wholly-owned subsidiary of Alliance and will be managed by a board of directors elected by Alliance. Upon consummation of the merger, Alliance's board will continue as it exists before the merger and will consist of ten persons. All current officers of Alliance including its chairman, chief executive officer and president will continue in their positions following the merger.

Q:   IF I AM NOT GOING TO ATTEND THE STOCKHOLDER MEETING, SHOULD
     I RETURN MY PROXY CARD?

A: Yes. Please fill out and sign your proxy card and mail it to MBI at the indicated address in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q:   SHOULD I RETURN A PROXY CARD EVEN IF I PLAN TO ATTEND THE
     SPECIAL MEETING?

A: Yes. You may attend the meeting whether you vote in person or by proxy. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy or voting instructions by facsimile telecommunication as soon as possible so that your shares may be represented at the special meeting.

Q:   WHAT IF I DO NOT VOTE?

A: - If you fail to respond, it will have the same effect as a vote against the merger.

     - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

     - If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

     -  You can revoke your proxy;

     -  You can submit a new proxy; or

     -  You can attend the special meeting and vote in person.

     If you revoke your proxy or submit a new proxy, you must submit your notice of revocation or your new proxy to an officer of MBI before the special meeting.

     If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:   IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER
     VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares in the merger unless you provide your broker with instructions on how to vote your street name shares.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Alliance common stock.
     Please do not send in your stock certificates with your proxy.

Q:   WHERE WILL MY SHARES OF ALLIANCE COMMON STOCK BE LISTED?

A:   Alliance common stock is listed on the Nasdaq National
     Market under the symbol ALLP. Alliance intends to apply to list the Alliance common stock issuable in the merger for inclusion on the Nasdaq National Market.

Q:   WILL I RECEIVE DIVIDENDS ON MY ALLIANCE SHARES?

A: Alliance does not currently intend to pay dividends on its common stock.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Alliance and MBI are working to complete the merger as quickly as possible and expect to complete the merger by
               , 2000.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:


Georgeson Shareholder                          Molecular Biosystems, Inc.
Communications, Inc.                           Investor Relations
17 State Street, 10th Floor                    10030 Barnes Canyon Road
New York, New York 10004            or         San Diego, California 92121
Banks and Brokers: (212) 440-9900              (858) 625-3905
Others: (800) 223-2064                         ir@mobi-inc.com

                      PROXY STATEMENT--PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

                                 THE COMPANIES

ALLIANCE PHARMACEUTICAL CORP.

    Alliance Pharmaceutical Corp., or Alliance, is a pharmaceutical research and development company with three products in late-stage clinical development. Each product is designed to address a different medical need. These products have been tested in laboratory studies, animal studies and several human clinical studies. The products are based on Alliance's expertise with perfluorochemicals, or PFCs, and other technologies. PFCs are man-made chemicals that can dissolve and carry oxygen throughout the body, including the lungs. PFCs have also been shown to be useful in enhancing ultrasound images.

    OXYGENT is a temporary oxygen carrier, being evaluated in a Phase 3 clinical human trial with cardiac surgery patients. In September 2000, Alliance announced that an initial analysis of data from a Phase 3 clinical trial in Europe indicated that OXYGENT significantly reduced the need for donor blood in the target population. OXYGENT is a blood substitute that uses PFCs as raw materials, instead of human or animal blood. It is being developed to reduce or eliminate the need for human blood transfusions during elective surgeries where substantial blood loss is common. Phase 3 trials are typically the final human studies required prior to requesting marketing approval from a U.S. or foreign regulatory agency.

    LIQUIVENT is a PFC liquid being evaluated in a Phase 2-3 clinical trial for treatment of patients with acute lung injury and acute respiratory distress syndrome that is trickled directly into the lungs of a patient who is being supported by a mechanical ventilator. LIQUIVENT is expected to reduce the damage resulting from prolonged use of a ventilator by opening up collapsed air sacs, assisting in providing oxygen to and removing carbon dioxide from the lungs, and flushing debris from the lungs. One or more additional studies may be required prior to filing a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA.

    IMAVIST, formerly named IMAGENT, is a PFC-based agent intended to be used with ultrasound, a noninvasive technique that uses sound waves to produce images of parts of the body. IMAVIST is being developed to enhance images of the flow of blood through blood vessels, the heart and other organs. In August 2000, the FDA completed its review of a NDA for IMAVIST and found it to be approvable upon Alliance's satisfactory response to issues identified in the review process.

    In addition, Alliance has other products in early development. Since these products are all in development and require regulatory approval, Alliance does not know whether or when they will be commercially available.

    Alliance has never had more than minimal commercial sales. Its current sources of revenue are derived from product development efforts, including licensing fees and payments to fund research and development. For Alliance's fiscal year ended June 30, 2000, it had license and research revenue of $16.0 million and a net loss of $46.5 million and, at June 30, 2000, Alliance had an accumulated deficit of $373.2 million. Alliance's net loss for the three months ended September 30, 2000 was $13.8 million.

    Alliance's executive offices are located at 3040 Science Park Road, San Diego, California 92121 and its telephone number is (858) 410-5200. Alliance's website is located at www.allp.com. Information on Alliance's website is not incorporated into this proxy statement--prospectus by reference and should not be considered as part of this proxy statement--prospectus.

MOLECULAR BIOSYSTEMS, INC.

    Molecular Biosystems, Inc., or MBI, is the developer of OPTISON, which is the only approved intravenous ultrasound contrast agent marketed in both the United States and Europe. MBI is a Delaware corporation incorporated on April 14, 1980. Doctors and medical technicians use contrast agents primarily to improve the real-time images or moving pictures of organs and body structures. OPTISON is approved for use in ultrasound examinations of the heart.

    In May 2000, MBI restructured its relationship with Mallinckrodt, Inc., a global manufacturer of specialty medical products, and agreed to transfer full control of the OPTISON business to Mallinckrodt in exchange for a 5% royalty on sales. Under the agreement MBI will receive an additional royalty of 3% on U.S. sales as a reimbursement of prepaid royalties until U.S. sales exceed
$66.7 million. Mallinckrodt's territory is worldwide, excluding Japan, South Korea and Taiwan. Mallinckrodt was recently acquired by Tyco
International, Ltd.

    Chugai Pharmaceutical Co. Ltd., a Japanese pharmaceutical company, is MBI's partner for OPTISON in Japan, South Korea and Taiwan. OPTISON, known as FS-069 in Japan, is currently in Phase 3 clinical development for both cardiological and radiological indications in Japan. Under its agreement with Chugai, MBI is to receive a 28% royalty on product sales from Chugai plus milestone payments if OPTISON is successfully developed by Chugai. MBI has no development, manufacturing or marketing responsibilities under its agreements with Chugai and Mallinckrodt.

    MBI's restructuring of its relationship with Mallinckrodt relating to OPTISON coincided with the settlement of patent litigation with MBI's competitors, SONUS Pharmaceuticals, Inc. and Nycomed Amersham plc, which were claiming patent rights in various ultrasound contrast agent technologies. MBI paid Mallinckrodt $3 million in cash and transferred real and other property to Mallinckrodt. The property is expected to be sold by Mallinckrodt. To the extent Mallinckrodt's sale of the assets does not result in $3 million in net proceeds, after payment of the outstanding mortgage and one-half of the sales commission, MBI is required to pay Mallinckrodt an amount equal to the difference. MBI is required to make an additional $1 million payment to Mallinckrodt upon MBI's receipt of a milestone payment from Chugai.

    MBI has other technologies that it is not exploiting at this time and currently has reduced its workforce to three employees.

    MBI's principal executive offices are located at 10030 Barnes Canyon Road, San Diego, California 92121 and its telephone number is (858) 625-3900.

                             REASONS FOR THE MERGER
                                 (SEE PAGE 22)

ALLIANCE

    The Alliance board of directors has unanimously approved the merger. The Alliance board believes that the merger is fair to and in the best interests of Alliance stockholders because the merger is expected to:

    - enable Alliance to broaden its technology portfolio;

    - enhance the combined company's cash position and revenue potential; and

    - result in financial and operational synergies.

Disadvantages of the merger considered by the Alliance board were:

    - the risk that the potential benefits sought in the acquisition might not be fully realized, if at all; and

    - the risk that unknown or contingent liabilities may be assessed after the merger has been consummated.

MBI

    The MBI Board has unanimously approved the merger and recommends a vote FOR the merger. The MBI Board believes the merger is fair to and in the best interests of MBI stockholders. In considering the advantages and disadvantages of the merger, MBI's board considered other offers, but determined that the combination with Alliance would be in the best interests of MBI's stockholders because of:

    - the benefits of a broader and later-stage drug and diagnostic product pipeline resulting from the merger;

    - the greater potential for increased stockholder value as opposed to MBI remaining an independent company and compared to other offers received by MBI;

    - the larger public float and trading volume of Alliance common stock; and

    - the premium over the price at which MBI stock is trading.

Disadvantages of the merger considered by MBI's board include the potential of adverse findings in Alliance's ongoing clinical and regulatory development of its products might have a negative impact on Alliance's stock price, thus reducing the value of the consideration received by MBI stockholders in the merger.

    In connection with reaching its decision to recommend the merger, MBI's board obtained an opinion of Prudential Securities Incorporated, its independent financial advisor, that the exchange ratio was fair from a financial point of view to the stockholders of MBI. However, the fairness opinion is based on an exchange ratio of 0.0407239, which was based on 770,000 shares of Alliance common stock expected to be received by the MBI stockholders divided by the number of shares of MBI common stock outstanding at the time of the execution and delivery of the merger agreement. While the aggregate number of shares of Alliance common stock to be issued to holders of MBI common stock has not changed since the date of the fairness opinion, the number of outstanding shares of common stock of MBI has decreased, which has resulted in an adjustment of the exchange ratio from 0.0407239 to 0.0409238. Prudential Securities has not opined on the fairness of the adjusted exchange ratio.

                              THE SPECIAL MEETING
                                 (SEE PAGE 19)

    The special meeting of the MBI stockholders will be held on               ,
2000 at 10:00 a.m., local time, at Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037.

                       RIGHTS OF DISSENTING STOCKHOLDERS
                                 (SEE PAGE 31)

    Under Delaware law, MBI stockholders who submit a written demand for appraisal of their shares and who comply with the other applicable statutory procedures under Delaware law, including not voting for the merger, will be entitled to seek appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court.

            MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER
                                 (SEE PAGE 45)

    Following completion of the merger, MBI will be a wholly-owned subsidiary of Alliance and will be managed by a board of directors elected by Alliance. Upon consummation of the merger, Alliance's board of directors will continue as it exists before the merger and will consist of ten persons. Alliance's officers will continue in their positions following the merger.

              STRUCTURE OF THE MERGER AND CONVERSION OF MBI STOCK
                                 (SEE PAGE 33)

    Under the terms of the merger agreement, upon closing of the merger, MBI stockholders will receive a number of shares of Alliance common stock determined by application of the exchange ratio. Thereafter, each MBI stockholder prior to the merger will become a stockholder of Alliance. In connection with the merger, Alliance Merger Subsidiary, Inc., or Merger Sub, which is a wholly-owned subsidiary of Alliance, will be merged with and into MBI, with MBI remaining as the surviving corporation. Following the completion of the merger, MBI will be a wholly-owned subsidiary of Alliance.

               INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER
                                 (SEE PAGE 30)

    Some of the directors and executive officers of MBI have interests in the merger that are different from, or are in addition to those of MBI's stockholders. These interests include acceleration of options and change in control severance payments.

                         TREATMENT OF MBI STOCK OPTIONS
                                 (SEE PAGE 34)

    Outstanding options in MBI's stock option plans not otherwise exercisable will become immediately exercisable in accordance with their terms prior to the closing of the merger. If these options are not exercised at that time they will terminate automatically, except that outstanding options in MBI's 1993 Stock Option Plan, 1993 Outside Directors Option Plan and 1997 Outside Directors Option Plan that are not exercised shall be converted automatically into options to purchase a number of shares of Alliance common stock, at an exercise price determined by application of the exchange ratio. These options will continue to have all other original rights and obligations.

                           TREATMENT OF MBI WARRANTS
                                 (SEE PAGE 35)

    Each outstanding warrant to purchase shares of MBI common stock will become immediately exercisable prior to the closing of the merger. If not exercised at that time, outstanding warrants will be converted automatically into a right to purchase a number of shares of Alliance common stock, at an exercise price determined by application of the exchange ratio.

                       SUMMARY HISTORICAL FINANCIAL DATA

MOLECULAR BIOSYSTEMS, INC.

                                                        SIX MONTHS ENDED     FISCAL YEARS ENDED
                                                          SEPTEMBER 30,           MARCH 31,
                                                       -------------------   -------------------
                                                         1999       2000       1999       2000
                                                       --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)
Consolidated Statement of Operations Data:
Revenues:
  Revenues under collaborative agreements............  $  3,000   $     --   $  5,498   $  3,000
  Product and royalty revenues.......................       517        630      4,083      1,525
  Milestone payments.................................        --         --         --      4,000
  License fees.......................................        --         41         --         --
                                                       --------   --------   --------   --------
      Total revenues.................................     3,517        671      9,581      8,525
Operating expenses:
  Research and development costs.....................     2,448        368      9,083      4,261
  Costs of products sold.............................      (529)        --      7,840       (107)
  Selling, general and administrative expenses.......     4,098      1,787     14,191     10,166
  Other nonrecurring charges.........................        --      2,220         --         --
  Cost reduction measures:
    Asset disposals..................................        --         --      3,143         --
    Severance costs..................................        --         --      2,328      1,653
    Technology transfer..............................        --         --        265         --
    Exit costs.......................................        --         --        384         --
                                                       --------   --------   --------   --------
      Total operating expenses.......................     6,017      4,375     37,234     15,973
Other income (expenses):
Gain on disposal of asset held for sale..............        --         --      6,993         --
Interest expense.....................................      (234)      (124)      (574)      (447)
Interest income......................................       402        244      1,394        727
Foreign income tax provision.........................        --      2,800     (1,400)      (400)
                                                       --------   --------   --------   --------
      Total other income.............................       168      2,920      6,413       (120)
                                                       --------   --------   --------   --------
Net loss.............................................  $ (2,332)  $   (784)  $(21,240)  $ (7,568)
                                                       ========   ========   ========   ========
Loss per common share--basic and diluted.............  $  (0.12)  $  (0.04)  $  (1.14)  $  (0.40)
                                                       ========   ========   ========   ========
Weighted average common shares outstanding...........    18,729     18,797     18,564     18,749
                                                       ========   ========   ========   ========

                                                                                    AS OF MARCH 31,
                                                                   AS OF          -------------------
                                                            SEPTEMBER 30, 2000      1999       2000
                                                            -------------------   --------   --------
                                                                         (IN THOUSANDS)
                                                                (UNAUDITED)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities..........        $ 9,834         $18,038    $12,043
Working capital...........................................          6,531          10,693      3,824
Total assets..............................................         12,147          31,849     22,644
Long-term debt............................................             --           4,804      3,529
Total stockholders' equity................................          8,165          16,207      8,669

ALLIANCE PHARMACEUTICAL CORP.

                                                       THREE MONTHS ENDED
                                                          SEPTEMBER 30,      YEARS ENDED JUNE 30,
                                                       -------------------   ---------------------
                                                         1999       2000       1999        2000
                                                       --------   --------   ---------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)
                                                           -----------
Statement of Operations Data:
  Total revenues.....................................  $  1,568   $     14   $  8,251    $ 16,000
  Net loss applicable to common shares...............  $(10,720)  $(13,840)  $(62,473)   $(46,467)
  Net loss per common share, basic and diluted.......  $  (0.25)  $  (0.29)  $  (1.89)   $  (1.03)

                                                                                   JUNE 30,
                                                              SEPTEMBER 30,   -------------------
                                                                  2000          1999       2000
                                                              -------------   --------   --------
                                                                        (IN THOUSANDS)
                                                               (UNAUDITED)
                                                               -----------

Balance Sheet Data:
  Working capital...........................................    $ 10,221      $ 11,009   $ 11,325
  Total assets..............................................    $ 71,817      $ 65,984   $ 75,949
  Long-term debt and other..................................    $ 27,626      $ 10,499   $ 19,013
  Stockholders' equity......................................    $ 22,195      $ 42,125   $ 33,266

         UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

    Presented below is per common share data regarding the income and book value of Alliance and MBI on both historical and unaudited pro forma combined basis. The unaudited pro forma combined per share information was derived from the unaudited pro forma combined condensed financial statements presented elsewhere in this proxy statement-prospectus. Alliance and MBI have different fiscal years. After the merger, the fiscal year of the combined company will be the fiscal year of Alliance. Neither Alliance nor MBI have paid cash dividends.

    Alliance and MBI believe that it is meaningful to present pro forma financial information based on the fiscal year of the combined company to facilitate an analysis of the pro forma effects of the merger. The pro forma combined condensed financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period. You should read the information below in conjunction with the financial statements and accompanying notes of MBI that are contained elsewhere in this proxy statement-prospectus and, in the case of Alliance, incorporated into this proxy statement-prospectus by reference.

                                                           THREE MONTHS
                                                              ENDED           YEAR ENDED
                                                        SEPTEMBER 30, 2000   JUNE 30, 2000
                                                        ------------------   -------------
ALLIANCE HISTORICAL
  Net loss per common share, basic and diluted:.......        $(.29)             $(1.03)
  Book value per common share:........................          .47                 .70

                                                           THREE MONTHS
                                                              ENDED            YEAR ENDED
                                                        SEPTEMBER 30, 2000   MARCH 31, 2000
                                                        ------------------   --------------
MBI HISTORICAL
  Net loss per common share, basic and diluted:.......        $(.03)             $(.40)
  Book value per common share:........................          .44                .46

                                                           THREE MONTHS
                                                              ENDED           YEAR ENDED
                                                        SEPTEMBER 30, 2000   JUNE 30, 2000
                                                        ------------------   -------------
PRO FORMA COMBINED
  Net loss per common share, basic and diluted:.......        $(.30)             $(1.19)
  Book value per common share:........................          .68

EQUIVALENT PRO FORMA COMBINED

  Net loss per common share, basic and diluted:.......        $(.01)             $ (.05)

  Book value per common share:........................          .03

    The equivalent pro forma combined amounts are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the exchange ratio in the merger of 0.0409238 of a share of Alliance common stock for each share of MBI common stock.

                      COMPARATIVE MARKET PRICE INFORMATION

    Alliance common stock trades on the Nasdaq National Market under the symbol ALLP. The table below provides, for the fiscal quarter indicated, the reported high and low sale prices of Alliance common stock on the Nasdaq National Market.

                                                            FISCAL YEAR ENDING
                                                               JUNE 30, 2001
                                                            -------------------
                                                              HIGH       LOW
                                                            --------   --------
First Quarter.............................................  $17.750    $10.375
Second Quarter through October 11, 2000...................   16.000     13.375

                                                             FISCAL YEAR ENDED
                                                               JUNE 30, 2000
                                                            -------------------
                                                              HIGH       LOW
                                                            --------   --------
First Quarter.............................................  $ 7.000    $ 2.438
Second Quarter............................................    8.500      3.750
Third Quarter.............................................   20.750      7.125
Fourth Quarter............................................   14.750      4.438

                                                             FISCAL YEAR ENDED
                                                               JUNE 30, 1999
                                                            -------------------
                                                              HIGH       LOW
                                                            --------   --------
First Quarter.............................................  $ 5.625    $ 2.781
Second Quarter............................................    5.063      2.188
Third Quarter.............................................    3.938      2.438
Fourth Quarter............................................    3.438      2.250

    Before January 5, 2000, MBI's common stock traded on the New York Stock Exchange under the symbol MB. Effective January 5, 2000, trading on the New York Stock Exchange or NYSE was suspended and MBI's common stock began trading on the NASD OTC Bulletin Board, under the symbol MBIO. If the merger is consummated, MBI stockholders will receive Nasdaq National Market-listed Alliance common stock and MBI common stock will cease to trade.

    The table below provides, for the fiscal quarters indicated, the reported high and low closing sale prices of MBI's common stock on the NYSE prior to January 5, 2000 and on the NASD OTC Bulletin Board since January 5, 2000.

                                                               FISCAL YEAR ENDED
                                                                MARCH 31, 2001
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
First Quarter...............................................   $0.969      0.625
Second Quarter..............................................    0.932      0.375
Third Quarter through October 11, 2000......................    0.531      0.375

                                                               FISCAL YEAR ENDED
                                                                MARCH 31, 2000
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
First Quarter...............................................   $2.813     $2.313
Second Quarter..............................................    2.438      1.750
Third Quarter...............................................    1.750      0.875
Fourth Quarter..............................................    4.000      1.000

                                                                  FISCAL YEAR ENDED
                                                                    MARCH 31, 1999
                                                              --------------------------
                                                                HIGH           LOW
                                                              --------   ---------------
First Quarter...............................................  $10.625    $         7.000
Second Quarter..............................................    7.375              3.625
Third Quarter...............................................    4.375              2.500
Fourth Quarter..............................................    3.438              2.313

    The following table provides the closing prices per share of Alliance common stock and MBI common stock on October 11, 2000, the date of execution and delivery of the merger agreement and the date prior to public announcement of
the merger, and on       , 2000, which is the last practicable date for which
this information could be obtained prior to the date of this proxy statement-prospectus. The estimated equivalent per share price of MBI common stock is calculated by multiplying the price per share of Alliance common stock by the exchange ratio.

                                                                                           MBI ESTIMATED
                                                                                        EQUIVALENT PER SHARE
DATE                                   ALLIANCE PER SHARE PRICE   MBI PER SHARE PRICE          PRICE
----                                   ------------------------   -------------------   --------------------
October 11, 2000.....................           $13.50                  $0.4531               $0.5525
         , 2000......................

    Because the market price of Alliance common stock is subject to fluctuation, the market value of the shares of Alliance common stock that holders of MBI common stock will receive in the merger may increase or decrease. WE URGE HOLDERS OF MBI COMMON STOCK TO OBTAIN A CURRENT MARKET QUOTATION FOR ALLIANCE COMMON STOCK BEFORE VOTING ON THE MERGER AGREEMENT AND THE MERGER.

                                  RISK FACTORS

    THE MERGER INVOLVES A HIGH DEGREE OF RISK. BY VOTING TO APPROVE THE MERGER, YOU WILL BE CHOOSING TO INVEST IN ALLIANCE COMMON STOCK, WHICH INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER TO APPROVE THE MERGER. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EITHER OR BOTH OF ALLIANCE AND MBI MAY BE SERIOUSLY HARMED.

                           RISKS RELATING TO ALLIANCE

ALLIANCE HAS A HISTORY OF OPERATING LOSSES AND LIMITED PRODUCT REVENUE AND IT MAY NEVER BECOME PROFITABLE.

    Alliance has had net operating losses since its inception and Alliance expects such losses to continue until it receives revenue from product sales. As of June 30, 2000, Alliance had an accumulated deficit of $373.2 million. For the years ended June 30, 1998, 1999 and 2000, Alliance incurred net losses of $33 million, $62.5 million and $46.5 million. Alliance's net loss for the three months ended September 30, 2000 was $13.8 million. Substantially all of Alliance's revenue to date has come from sources other than product sales, such as licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements.

ALLIANCE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING IT WILL NEED TO COMPLETE DEVELOPMENT AND TO INTRODUCE PRODUCTS TO THE MARKET.

    The costs of Alliance's current clinical trials are high. Alliance believes that its existing capital resources, including expected equity investments by Baxter Healthcare Corporation, will satisfy its capital requirements through fiscal 2001. However, Alliance will need additional financing for its business. Alliance's future capital requirements will depend on many factors, including:

    - results of its late-stage clinical trials, such as those currently being conducted with OXYGENT and LIQUIVENT;

    - development progress on FLOGEL, an anti-adhesion agent, and RODA, a cardiovascular and hemadynamics monitoring device;

    - continued scientific progress in Alliance's research and development programs such as preclinical testing of other product candidates;

    - the time and cost involved in obtaining regulatory approvals for each of its products. For example, although Alliance completed a Phase 3 trial in Europe and preliminary analysis indicates OXYGENT reduced the need for donor blood, further analysis must be done prior to filing for European approval to market the drug, and the European approval process can take up to a year or more to complete;

    - changes in existing collaborative relationships with Baxter Healthcare Corporation, Inhale Therapeutics Systems, Inc., Schering AG or VIA Medical Corporation;

    - patent costs;

    - competing technological and market developments; and

    - the cost of manufacturing scale-up.

    Accordingly, Alliance cannot estimate the amount of additional financing that it will require, but Alliance knows that it will be substantial.

FAILURE TO LICENSE ALLIANCE'S PRODUCTS COULD SERIOUSLY HINDER ITS ABILITY TO FURTHER DEVELOP ITS PRODUCTS AND MARKET THEM SUCCESSFULLY.

    If Alliance does not negotiate acceptable collaborative arrangements for its principal products, Alliance will lack the funds to further develop them. Alliance does not have internal marketing and sales capabilities and it will need to rely on collaborative partners to market and sell any products that it may successfully develop. Even if Alliance finds collaborative partners, it may not be able to completely control the amount and timing of resources that its collaborative partners will devote to these activities. Alliance intends to seek a collaborative arrangement for LIQUIVENT to help cover the cost of development, but it does not know if it will be successful. If Alliance cannot find collaborative relationships or other sources of financing, it may not be able to continue some of its development programs and would be forced to sell assets, including technology, to raise capital.

ALLIANCE'S ABILITY TO FURTHER DEVELOP OXYGENT AND BRING IT TO MARKET DEPENDS ON THE SUCCESS OF ITS MAY 2000 COLLABORATIVE ARRANGEMENT WITH BAXTER HEALTHCARE CORPORATION.

    In May 2000, in order to provide for the further development and marketing of OXYGENT, Alliance and Baxter formed and invested $5 million each in a limited liability company owned 50% by Baxter and 50% by Alliance. Alliance and Baxter also entered into a series of related agreements. Baxter purchased $20 million of Alliance's convertible preferred stock and the limited liability company paid Alliance a $10 million prepaid royalty in May 2000. Baxter has agreed to purchase up to an additional $30 million of Alliance's convertible redeemable preferred stock through September 2001. Alliance needs the proceeds of these purchases for clinical trials and to obtain regulatory approval. Baxter will sell and distribute OXYGENT in the United States, Canada and Europe, and may terminate the arrangement and any future funding on three to nine months notice.

A TERMINATION OF ALLIANCE'S LICENSE AGREEMENT WITH SCHERING AG COULD IMPEDE ITS RESEARCH, DEVELOPMENT AND MARKETING OF IMAVIST AND REDUCE ITS REVENUE POTENTIAL.

    Alliance depends on Schering AG for development and regulatory approvals outside the United States and for worldwide marketing of IMAVIST. In
December 1998, Alliance and Schering AG modified their license agreement. The modified agreement reduced ongoing development reimbursement to Alliance, added new milestone payments to Alliance and restructured the methods for calculating royalties to be received by Alliance. Schering AG may terminate the license agreement on one month advance notice.

ALLIANCE CANNOT MANUFACTURE OR MARKET ITS PRODUCTS WITHOUT THE NECESSARY APPROVALS BY THE FDA OR BY OTHER APPLICABLE REGULATORY AUTHORITIES.

    All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with current good manufacturing practices guidelines as established by the FDA. Alliance does not know whether the FDA will determine that its facilities comply with good manufacturing practices. A delay in FDA approval of Alliance's manufacturing facilities would delay the marketing of its products. For example, a finding that Alliance had materially violated good manufacturing practices requirements could result in additional regulatory sanctions and, in severe cases, could result in mandated closing of its facilities. Overall, the process of obtaining regulatory clearances or approvals is costly and time-consuming.

    While Alliance believes that it can produce materials for clinical trials and the initial market launch for OXYGENT and IMAVIST at its existing San Diego facilities and for LIQUIVENT at Alliance's Otisville, New York facility, Alliance will not be able to commercialize its products until its has acceptable clinical trial results and regulatory approval from the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of Alliance's products do not demonstrate that they are safe and effective, Alliance will not be able to submit to the FDA a new drug application or other relevant applications for pre-market approval. Further, the results of preclinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase 3 clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

    Even if Alliance believes the clinical trials demonstrate the safety and efficacy of a product, the FDA and foreign regulatory authorities may not accept Alliance's assessment of the results. The FDA and foreign regulatory authorities may require Alliance to conduct additional clinical trials beyond those it currently planned in order to demonstrate the safety and efficacy of its products.

DELAYS IN THE COMPLETION OF ALLIANCE'S CLINICAL TRIALS COULD INCREASE ITS COSTS.

    Alliance cannot predict how long its preclinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for its products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for patients who may enroll in the trial. Alliance may experience increased costs, program delays, or both if there are delays in patient enrollment in the clinical trials.

IF ALLIANCE CANNOT PROTECT ITS PATENTS AND PROPRIETARY TECHNOLOGY, IT MAY BE UNABLE TO MANUFACTURE AND MARKET ITS PRODUCTS SUCCESSFULLY.

    Alliance believes that its success will depend largely on its ability to obtain and maintain patent protection for its own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct its business without infringing the proprietary rights of others. Alliance has obtained patents covering intermediate and high-concentration PFC emulsions, patents related to liquid ventilation and patents covering stabilized microbubble compositions, as well as other patents. Alliance has filed, and when appropriate will file, other patent applications with respect to its products and processes in the United States and in foreign countries. Alliance does not know, however, whether it will develop any additional products or processes that will be patentable or that any additional patents will be issued to it. Alliance also does not know whether:

    - any patent applications will result in the issuance of patents;

    - issued patents will provide significant proprietary protection or commercial advantage; or

    - issued patents will not be circumvented by others.

    The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a party may successfully challenge any of Alliance's patents or any of the patents licensed to Alliance. If that were to happen, Alliance would lose the right to prevent others from using the technology. It is also possible that Alliance may unintentionally infringe on patents of third parties. Alliance may have to alter its products or manufacturing processes to take into account the patents of third parties and this may cause delays in product development. Further, Alliance may not be able to alter its products or manufacturing processes to avoid conflicts with third-party patents. As a result, Alliance may have to terminate the development or commercialization of a product or pay royalties to the holders of the patents.

    Alliance may be forced to litigate to enforce any patents it owns or to determine the scope and validity of others' proprietary rights. Patent litigation can be very expensive and the result is uncertain.

    Alliance also attempts to protect its proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. Alliance enters into these agreements with its employees and other persons who have access to its products or processes.

    Other parties may independently develop products or processes similar to Alliance's proprietary products and processes. They may also obtain access to these products or processes. If others develop or obtain products or processes similar to those of Alliance, its competitive position will be damaged. In particular, SONUS Pharmaceuticals, DuPont Pharmaceuticals, Nycomed and Bracco Diagnostics, Inc. have issued patents and other patent applications in process for ultrasound contrast imaging patents. Many of these patents overlap each other. It will take several years to clarify which patents are valid and enforceable. Although Alliance believes it will have the right to manufacture, use and sell IMAVIST if it is approved by the FDA, it is possible that Alliance may need to license rights under patents owned by others. Alliance may not be able to obtain the license rights it needs. Other companies may find that their current or future activities violate Alliance's patents. Alliance believes companies have obtained patents to which they are not entitled under U.S. law, and Alliance has requested patent interference proceedings in the U.S. Patent Office to resolve those issues.

ALLIANCE COULD INCUR SIGNIFICANT DELAYS IN MARKETING ITS PRODUCTS IF IT IS UNABLE TO OBTAIN THE NECESSARY RAW MATERIALS FROM ITS EXISTING SOURCES.

    Alliance needs sufficient supplies of raw materials to develop and market its products successfully. The raw materials in products that are approved by the FDA cannot be changed without equivalency testing, or qualification, of the new material by Alliance and approval by the FDA. Some of the raw materials for Alliance's products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities. Alliance is currently negotiating with some of these suppliers for long-term supply contracts for raw materials; however, Alliance does not know whether it will be able to obtain commitments for a long-term supply of these raw materials on acceptable terms. If Alliance is required to qualify another supplier of raw materials for any of its products, it may be delayed from further development or marketing of the product by up to one year or more and may incur substantial additional expense, depending on the number of potential suppliers, the type of qualifying tests and the cost of materials from other sources.

UNFORESEEN TECHNOLOGICAL AND SCIENTIFIC PROBLEMS OR THIRD-PARTY DEVELOPMENT MAY DELAY OR PREVENT MARKETING OF ALLIANCE'S PRODUCTS.

    Alliance or its collaborative partners may encounter unforeseen technological or scientific problems, including adverse side effects. Unforeseen technological or scientific problems may force Alliance to abandon or substantially change the plan of development of a specific product or process. A technological change or product development by others may make Alliance's products or processes obsolete or may allow another company to develop and manufacture much less expensive, competitive products. These problems may adversely affect Alliance's future business prospects and operations.

THE LACK OR INADEQUACY OF THIRD-PARTY REIMBURSEMENT FOR ALLIANCE'S PRODUCTS MAY MAKE IT MORE DIFFICULT TO MARKET ANY PRODUCTS IT DEVELOPS.

    Alliance's ability to commercialize its products successfully depends in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. The purchase of healthcare services and products may be significantly affected by:

    - the trend toward managed healthcare in the United States;

    - the growth of healthcare organizations such as HMOs; and

    - legislative proposals to reform healthcare and government insurance programs.

    These factors could result in lower prices and reduced demand for Alliance's products. Healthcare providers are instituting cost containment measures. Any cost containment measures as well as any healthcare reform could reduce or eliminate any profit to Alliance on sales of its products. Full or partial reimbursement in the United States or foreign countries may not be available for any of Alliance's products. If reimbursements are not available or sufficient, Alliance may not be able to sell its products. Alliance cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on Alliance's business.

MANY OF ALLIANCE'S EXISTING OR POTENTIAL COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES AND MAY BE BETTER EQUIPPED TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS SIMILAR TO ALLIANCE'S.

    Alliance may be unable to compete successfully in developing and marketing its products. Many pharmaceutical companies, biotechnology companies, public and private universities and research organizations are actively engaged in the research and development of products that compete with Alliance's products. Some of these companies, particularly the large worldwide pharmaceutical companies, have more resources than Alliance does and may develop and introduce products and processes competitive with or superior to those of Alliance. Other companies that Alliance knows are developing blood substitute products are Biopure Corporation, Northfield Laboratories, Inc. and Hemosol, Inc. Other companies that Alliance knows are developing ultrasound contrast agents that may compete with IMAVIST are SONUS Pharmaceuticals, DuPont Pharmaceuticals, Nycomed and Bracco. Alliance knows of no direct liquid ventilation competitors for LIQUIVENT.

    In addition, Alliance's products and technologies may become uncompetitive or obsolete upon the development of other technologies or products that have an entirely different approach or means of accomplishing the same purposes.

ALLIANCE'S PRODUCTS AND THE PROCESSES IT USES COULD EXPOSE ALLIANCE TO SUBSTANTIAL PRODUCT LIABILITY.

    Claims by users of Alliance's products or of products manufactured by processes it developed, or by manufacturers or others selling Alliance's products, either directly or as a component of other products, could expose Alliance to substantial product liability. Alliance's product liability insurance coverage may be inadequate to cover the amount of any liability.

ALLIANCE MAY ISSUE ADDITIONAL PREFERRED STOCK, THE TERMS OF WHICH COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK.

    Alliance's board of directors is authorized to issue up to an additional 2,972,727 shares of preferred stock. In addition, Alliance's board of directors may determine the rights, preferences, privileges and restrictions of any shares of preferred stock without any further vote or action by the stockholders. The possible issuance of preferred stock could delay, defer or prevent a change in control of Alliance. The conversion and other features of any series of preferred stock may also limit the price that investors may be willing to pay in the future for shares of Alliance's common stock.

THE SUBSTANTIAL NUMBER OF ALLIANCE'S SHARES THAT ARE ELIGIBLE FOR FUTURE SALE COULD LIMIT ITS ABILITY TO FIND NEW EQUITY INVESTORS.

    As of November 8, 2000, 9,437,785 shares of Alliance's common stock, 15.6% of the total number of shares outstanding on a fully diluted basis, were issuable upon the exercise of outstanding options and warrants. Additionally, 2,372,047 shares of Alliance common stock were issuable upon the conversion of outstanding convertible debentures. Over a period of approximately four years, Alliance may issue an indeterminate number of additional shares of its common stock to the former stockholders of MDV Technologies, Inc., a company Alliance acquired in 1996. Additionally, holders of $28.9 million in principal amount of the outstanding subordinated convertible debentures have an option at any time to purchase an additional $36.9 million principal amount of subordinated convertible debentures. Of these additional debentures, $15 million principal amount will be initially convertible into Alliance's common stock at $12.06 per share, $12 million principal amount will be initially convertible at $16.00 per share and $9.9 million principal amount will be initially convertible at $22.17 per share. The existence of these warrants, options and convertible securities, as well as registration rights associated with these securities, may adversely affect the terms on which Alliance may obtain additional equity financing and the after-market trading of its stock. The holders of the outstanding warrants and options are likely to exercise their rights to acquire Alliance common stock at a time when Alliance would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices of these warrants and options.

                             RISKS RELATING TO MBI

MBI'S LIMITED RESOURCES IMPEDE ITS ABILITY TO PRODUCE ADDITIONAL REVENUE.

    In connection with the settlement of patent litigation, MBI restructured its operations and its relationship with Mallinckrodt. MBI currently depends on a 5% royalty from Mallinckrodt on sales of OPTISON for a significant portion of its income from operations. OPTISON sales have been disappointing to date. MBI has limited human and financial resources which impede its ability to obtain and commercialize new technologies that could generate revenue. Due to its limited resources MBI is currently not exploiting its other technologies.

IF PRODUCTS DEVELOPED USING MBI-LICENSED TECHNOLOGY FAIL IN THE MARKETPLACE, MBI MAY NOT BE ABLE TO GENERATE ANY REVENUE.

    MBI's revenue from continuing operations depends upon its manufacturing and marketing partners' ability to sell contrast agents developed by MBI, including particularly OPTISON. Failure of these products to gain widespread commercial acceptance could harm MBI's business.

    Among the factors which would cause OPTISON to fail in the marketplace are:

    - high production costs;

    - improvements in competing technologies;

    - uncompetitive pricing;

    - difficulties in obtaining raw materials and failure to approve alternative raw materials; and

    - failure to obtain broad reimbursement by healthcare providers.

    Other factors which may impact MBI's revenues include the unwillingness or inability of MBI's marketing partners to continue to exploit the ultrasound market and their failure to obtain approvals for additional indications in the United States and Europe and for any indication in Japan and other countries.

MBI HAS LIMITED CONTROL OVER ITS MARKETING PARTNERS AND THEIR ABILITY TO PRODUCE ROYALTY INCOME FOR MBI.

    MBI does not manufacture products and does not have and does not intend to develop its own marketing organization. MBI relies instead on its corporate partners to manufacture, market and sell OPTISON. Mallinckrodt is MBI's principal strategic marketing partner for OPTISON. Mallinckrodt has exclusive distribution rights for OPTISON ,except in Japan Taiwan and South Korea. Mallinckrodt recently entered into a collaboration agreement with Nycomed to jointly develop and market OPTISON in Mallinckrodt's territory. Chugai has exclusive distribution rights for OPTISON in Japan, Taiwan, and South Korea. These companies have complete control over all aspects of product development, manufacturing and marketing of OPTISON in their territories. Therefore, MBI is dependent on Mallinckrodt's and Chugai's product development, regulatory and manufacturing capabilities, marketing efforts, resources and commitment to OPTISON. Mallinckrodt and Chugai may not market the licensed products effectively or at all. Mallinckrodt was recently acquired by Tyco International Ltd. and there are no assurances that Tyco will continue to support the development of ultrasound contrast products.

IF SALES OF OPTISON DO NOT IMPROVE SIGNIFICANTLY, MBI MAY NEVER BECOME
PROFITABLE.

    OPTISON is MBI's only product approved for sale. MBI has no other products which it expects to introduce to market. For the year ended March 31, 2000, sales of OPTISON by MBI's marketing partners were $9.1 million and for the six months ended September 30, 2000, sales of OPTISON were $5.8 million. If MBI's marketing partners are unable to significantly improve the market acceptance and level of sales of OPTISON, MBI may never achieve profitability. Among the most important factors in achieving increased sales of OPTISON are:

    - continued safety and efficacy;

    - maintaining competitive pricing;

    - obtaining regulatory approvals of OPTISON for myocardial perfusion without significant delay;

    - obtaining reimbursement of healthcare providers by the government and insurance companies;

    - reliance on Mallinckrodt's and Chugai's success in marketing the product; and

    - acceptance and availability of harmonic imaging.

    If MBI's marketing partners cannot overcome these and other obstacles to achieving sustained sales of OPTISON, its business will be harmed.

MBI MAY NOT BE ABLE TO PROTECT ITS PATENTS OR PROPRIETARY TECHNOLOGY.

    The patent position of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a party may successfully challenge any of MBI's patents or any of the patents licensed to it. If that were to happen, MBI may lose the right to prevent others from using the technology. It is also possible that MBI may unintentionally infringe on patents of third parties. MBI's partners may be required to alter their products based on MBI-licensed technology or manufacturing processes to take into account the patent rights of third parties. If MBI's partners were not able to alter OPTISON or their manufacturing processes to avoid conflicts with third-party patents, they would have to terminate the commercialization of OPTISON or pay royalties to the holders of the patents. Patent litigation can be very expensive and the result uncertain. MBI may not have the financial resources to resolve additional patent conflicts. In addition, patent conflicts may cause Mallinckrodt or Chugai to divert resources away from developing and marketing OPTISON.

MBI MAY FACE LIABILITIES IN CONNECTION WITH THE RELEASE OF HAZARDOUS MATERIALS.

    In 1998, MBI returned two bottle cylinders of a hazardous substance used in its research activities to the original supplier of the material at its Tennessee facility. In March 2000, the Tennessee facility was designated as a Superfund site under Federal law and remediation activities were begun. Under Federal law, MBI can be held liable for the cost of disposing of the two cylinders. Also under Federal law, MBI could be held liable for a significantly greater amount of the costs of remediation of this site, which is currently estimated to be approximately $20 million. Although Federal law provides for apportionment of liability among all parties that were connected with the site and the materials stored or disposed of at the site, including the owner of the facility, there is a risk that these other entities may not be subject to suit, may not have sufficient assets to reimburse MBI for its expenditures, or may not be solvent, in which case MBI may not be able to recover any or all of these expenses.

PRODUCT LIABILITY CLAIMS INVOLVING ALBUNEX AND OPTISON COULD RESULT IN MAJOR LOSSES TO MBI AND COULD EXCEED THE LIMITS OF ITS INSURANCE.

    The manufacture and sale of medical diagnostic products, particularly products designed to be administered internally, such as Albunex, MBI's first generation ultrasound contrast agent, and OPTISON, involve risk of product liability claims. Although MBI no longer manufactures any products, and has discontinued all sales and marketing of Albunex, either MBI or its marketing partners could be named as defendants in any such lawsuit, which could claim significant damages.

MBI EXPECTS TO BE FACED WITH COMPETITION IN OPTISON MARKETS FROM NEW PRODUCTS AND TECHNOLOGIES. INCREASED COMPETITION MAY FURTHER REDUCE THE PROJECTED REVENUE FROM THE SALES OF OPTISON.

    MBI knows of at least two companies that have filed with the FDA for approval to market competitive ultrasound contrast agents, including ultrasound contrast agents for the assessment of cardiac function and myocardial perfusion or radiological indications. MBI is not familiar with the safety or effectiveness of these products, or how they are used. It is possible that if and when these products are approved and marketed, they will find greater acceptance than OPTISON based on price, safety, effectiveness, ease of use, marketing skill, or any number of other competitive factors. Competition in the OPTISON market may significantly harm MBI's business.

FAILURE TO OBTAIN REGULATORY APPROVAL OF OPTISON FOR MYOCARDIAL PERFUSION AND OTHER INDICATIONS WOULD NEGATIVELY IMPACT MBI.

    MBI has only one product, OPTISON, which has been approved for sale. It has been approved for sale in the United States and Europe for only a single indication, cardiac function. MBI and its marketing partners need additional regulatory approvals to market OPTISON in other countries and to increase the number of uses for which it may be sold. MBI does not know if or when it or its marketing partners will receive any additional approvals. If MBI, Mallinckrodt or Chugai do not receive approval to market OPTISON for myocardial perfusion, MBI's business will be harmed.

UNLESS MBI AND ITS MARKETING PARTNERS OBTAIN RIGHTS TO HARMONIC ULTRASOUND IMAGING TECHNOLOGY, COMMERCIAL SUCCESS OF OPTISON FOR ITS MOST DESIRABLE INDICATION WILL BE DIFFICULT TO ACHIEVE.

    The use of OPTISON is most effective in assessing myocardial perfusion, or blood flow into the heart muscle, when used in conjunction with harmonic ultrasound imaging, as opposed to conventional ultrasound imaging. MBI and its marketing partners may need to obtain licenses to practice harmonic ultrasound imaging. Even if license rights and regulatory approvals are obtained to market OPTISON for myocardial perfusion, it will be difficult to achieve commercial success unless harmonic imaging equipment becomes more widely available.

BECAUSE OPTISON'S ONLY APPROVED INDICATION IS TO ENHANCE THE IMAGING CAPABILITY OF ULTRASOUND MACHINES, EMERGING AND IMPROVED ULTRASOUND AND OTHER TECHNOLOGIES MAY RENDER OPTISON OBSOLETE.

    The biopharmaceutical industry is changing rapidly. This is especially true in the area of diagnostic imaging machines. Machine manufacturers are continuously improving existing technologies or developing new technologies that may render OPTISON obsolete. OPTISON may not be able to compete successfully with products or technologies under development by others, which would harm MBI's business.

                          RISKS RELATING TO THE MERGER

A DROP IN THE PRICE OF ALLIANCE COMMON STOCK WILL REDUCE THE VALUE OF THE CONSIDERATION THAT MBI STOCKHOLDERS RECEIVE IN THE MERGER.

    The merger agreement provides that if the merger is completed, MBI stockholders will receive, in the aggregate, up to 770,000 shares of Alliance's common stock in exchange for the shares of MBI stock currently outstanding. Therefore, any decrease in the market price of Alliance common stock will reduce the dollar value of the shares to be received by MBI stockholders.

THE MERGER WILL RESULT IN COSTS AND EXPENSES THAT MAY HARM THE COMBINED COMPANY.

    If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to Alliance stockholders resulting from the issuance of shares of Alliance common stock in the merger, the combined company may be harmed. Alliance and MBI estimate that they will incur total transaction costs of approximately $1.2 million associated with the merger and potential related severance costs of approximately $2.27 million.

    Actual costs may substantially exceed the parties' estimates. In addition, unanticipated expenses associated with integrating the two companies may arise. The value of the technology acquired from MBI by Alliance will be amortized over a period of four years, which is the estimated useful life of the technology. The combined company may also incur additional charges in subsequent quarters to reflect costs associated with the merger.

THE COMBINED COMPANY MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

    The combined company may need to raise additional funds to finance growth which may not be available on acceptable terms, if at all. The merger and the integration of the companies' operations may further strain the financial resources of the combined company. If the combined company cannot obtain additional financing on commercially acceptable terms, or at all, the combined company may be harmed.

THE MERGER MAY NOT BE TREATED AS A TAX-FREE REORGANIZATION.

    Alliance and MBI intend that the merger be treated as a tax-free reorganization for federal income tax purposes. MBI stockholders should not recognize gain or loss on the exchange of their stock, other than as a result of cash received for a fractional share or cash received upon exercise of dissenters' rights. However, there is no assurance that the merger will qualify as a tax-free reorganization for federal income tax purposes or that the MBI stockholders will receive Alliance common stock without recognition of gain or loss. Moreover, tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation.

                              THE SPECIAL MEETING

    The MBI special meeting will be held at Hilton La Jolla Torrey Pines, 10950
North Torrey Pines Road, La Jolla, California, on             , 2000 at
10:00 a.m., local time, and at any adjournment or postponement thereof.

    At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger among Alliance, Merger Sub and MBI. The merger agreement provides for the merger of Merger Sub with and into MBI with MBI surviving the merger as a wholly-owned subsidiary of Alliance. In connection with the merger, each outstanding share of MBI common stock, par value $0.01 per share, will be exchanged for a fraction of a share of Alliance common stock, par value $0.01 per share, determined by the following exchange ratio:

Exchange ratio    =  770,000 minus adjustment shares
                     -------------------------------
                             MBI securities

    For purposes of determining the exchange ratio,

    - The number of MBI securities is the aggregate number of issued and outstanding shares of MBI common stock, plus 49,000 shares of MBI common stock subject to outstanding in-the-money MBI stock options. As of the date of this proxy statement-prospectus, the number of MBI securities is 18,815,413; and

    - The number of adjustment shares, if any, will be determined as of the effective time of the merger and shall be equal to the amount by which MBI's total assets, after deducting accumulated depreciation, amortization and total liabilities as of the effective time, is less than $5,000,000, divided by 32.50.

    For example, the exchange ratio, if determined as of the date of this proxy statement-prospectus, would be 0.0409238 shares of Alliance common stock for each share of MBI common stock using the following formula, and assuming there are no adjustment shares'.

 770,000
----------

18,815,413    =  0.0409238

    The maximum number of shares of Alliance common stock which will either be issued in the merger or become subject to outstanding in-the-money options assumed by Alliance in the merger is 770,000. This number will be reduced by the number of adjustment shares, if any.

    The MBI board of directors has unanimously approved the merger agreement and recommends a vote FOR approval of the merger agreement.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of MBI common stock at the MBI special meeting is necessary to constitute a quorum at the MBI special meeting. Abstentions and non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

    The affirmative vote of the holders of at least a majority of the outstanding shares of MBI common stock, either in person or by proxy, at the MBI special meeting is required to approve the merger agreement. The affirmative vote of the holders of a majority of shares of MBI common stock present, either in person or by proxy, at the MBI special meeting is required to approve the possible adjournment or postponement of the MBI special meeting.

    In the event the merger is not approved and adopted by the stockholders of MBI, the merger agreement may be terminated in accordance with its terms.

RECORD DATE; STOCK ENTITLED TO VOTE; BENEFICIAL OWNERS

    The MBI board has established         , 2000 as the date to determine those
record holders of MBI common stock entitled to notice of and to vote at the MBI special meeting. On that date, there were 18,815,413 shares of MBI common stock outstanding. Each share of MBI common stock is entitled to one vote with respect to the merger agreement. As of November 6, 2000, MBI had 8,522 total beneficial owners of its common stock, 1,482 holders of record and 7,040 holders in street name.

VOTING OF PROXIES

    At the MBI special meeting, abstentions and non-votes will have the effect of a vote against adoption of the merger agreement. Because abstentions are treated as shares present and entitled to vote at the MBI special meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the MBI special meeting. Non-votes will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the MBI special meeting.

MBI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    If a holder of MBI common stock does not return a signed proxy card or attend the special meeting, his or her shares will not be voted. Shares not voted will have the effect of a vote against the merger agreement at the MBI special meeting.

REVOCATION OF PROXIES

    Except for those who have executed irrevocable proxies, any holder of MBI common stock has the unconditional right to revoke his or her proxy at any time prior to the voting at the MBI special meeting by:

    - filing a written revocation with an officer of MBI prior to the voting of the proxy;

    - giving a duly executed proxy bearing a later date; or

    - attending the MBI special meeting and voting in person. Attendance by a stockholder at the MBI special meeting will not itself revoke his or her proxy.

SOLICITATION OF PROXIES

    Solicitation of proxies for use at the MBI special meeting may be made in person or by mail, telephone, telecopy or telegram. MBI will conduct the solicitation of proxies for the MBI special meeting and will bear the cost of the solicitation of the proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of MBI may solicit proxies from MBI stockholders by telephone or telegram or in person. MBI's directors, officers and employees will not be compensated for this solicitation. MBI has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of MBI common stock held of record by them and MBI will, upon request of these record holders, reimburse reasonable forwarding expenses. MBI has engaged Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies for use at the special meeting. MBI anticipates that the fee for such services will be approximately $20,000, plus expenses. MBI's directors, officers or other employees may also solicit proxies in person or by telephone, telegram, mail or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Except as described in this paragraph, MBI does not anticipate that it will incur any other fees in connection with the solicitations of proxies. MBI will also arrange for forwarding of proxy solicitation materials to beneficial owners of shares held of record by custodians, nominees and fiduciaries. MBI will reimburse custodians, nominees and fiduciaries for their reasonable expenses.

                                   THE MERGER

ALLIANCE'S REASONS FOR THE MERGER

    The board of directors of Alliance considered a combination with MBI and unanimously approved the merger agreement and the merger at a special meeting on October 10, 2000. At the October 10, 2000 meeting, the Alliance board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Alliance and its stockholders. In approving the merger, Alliance's board considered the following expected benefits and believes that:

    - the acquisition will provide Alliance with valuable assets, including rights to OPTISON, the only intravenous ultrasound contrast agent being marketed in both the United States and Europe;

    - the acquisition will enhance its revenue producing capabilities;

    - the potential market for ultrasound contrast agents will continue to grow and that it will benefit from having rights to both OPTISON and its own intravenous ultrasound contrast agent, IMAVIST; and

    - Alliance will benefit from the relationships with MBI's collaboration partners.

    The Alliance board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including, but not limited to:

    - the risk that the potential benefits sought in the acquisition might not be fully realized, if at all;

    - the risk that the costs and transaction expenses may exceed Alliance's expected benefits;

    - the dilution to Alliance stockholders resulting from the issuance of shares of Alliance common stock pursuant to the merger;

    - the risks that unknown or contingent liabilities may be asserted after the merger has been consummated; and

    - the other risks associated with the businesses of Alliance and MBI and the merger described under Risk Factors in this proxy statement-prospectus.

    The Alliance board believed that these risks were unlikely to have a significant impact on its operations and that, overall, the risks associated with the acquisition were outweighed by the potential benefits. The above discussion of the information and factors considered by the Alliance board is not intended to be exhaustive but is believed to include all significant factors considered by it. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Alliance board did not find it practicable to and did not quantify or otherwise assign relative or specific weight to the factors considered in reaching its determination. In addition, individual members of the Alliance board may have given different weight to different factors. The above discussion of reasons for the acquisition includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the acquisition. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ significantly from those expressed in these statements.

    In assessing the acquisition of MBI, the Alliance board considered a number of sources of information, including:

    - historical information concerning the respective businesses;

    - financial performance condition;

    - operations and results of operations;

    - technology;

    - management style;

    - competitive position;

    - trends and prospects of Alliance and MBI; and

    - information and advice based on the results of due diligence investigations by members of Alliance's management and legal, financial and accounting advisors concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of MBI, trends in its business and financial results.

MBI'S REASONS FOR THE MERGER

    In light of the increasing challenges facing MBI, during its fiscal year ended March 31, 1999, MBI commenced a review of strategic alternatives available to it. The strategic alternatives reviewed by MBI included restructuring MBI to attempt to operate indefinitely as an independent company or combining MBI with a company whose products, technologies and strategic direction would indicate that it may be an appropriate business combination candidate.

    On August 19, 1999, MBI engaged Prudential Securities to identify potential merger partners, analyze strategic business combination alternatives and assist MBI in negotiating a transaction on favorable terms and in MBI stockholders' best interests. Prudential Securities confirmed a previous consultant's analysis with the selection of Palatin Technologies, Inc. as a potential merger candidate. Prudential Securities also identified several other companies, but in each case, those companies had already been considered by MBI and rejected as potential business combination candidates or had been contacted by MBI and, following the exchange of varying amounts of information, eliminated in favor of Palatin.

    MBI's subsequent negotiations with Palatin resulted in the execution of a merger agreement between MBI and Palatin on November 11, 1999. On November 12, 1999, the parties issued a joint press release publicly announcing the proposed merger. On March 13, 2000, Palatin informed MBI that it would not consummate the proposed merger and terminated the related merger agreement.

    MBI, acting on the advice of its advisors and significant stockholders, continued to hold discussions with potential merger partners and aggressively pursued other business development strategies. Management of MBI discussed a business combination with more than a dozen entities in the biotechnology industry and held extensive discussions with five of those companies, including Alliance. In connection with their discussions regarding the pursuit of an acceptable business combination, MBI and Alliance signed a confidentiality agreement on April 27, 2000, and initiated an advanced level of discussions regarding a possible combination of the two entities.

    On May 24, 2000, Mr. Duane Roth, chairman and chief executive officer of Alliance, presented an overview of Alliance's operations to MBI's board of directors and delivered a non-binding proposal for the possible acquisition of MBI by Alliance. MBI's board rejected Alliance's May 24, 2000 proposal but elected to continue discussions with Alliance while simultaneously engaging in merger discussions with other parties.

    During June and July 2000, MBI and Alliance continued to discuss a possible combination of their businesses and proceeded with due diligence efforts in connection with the possible combination. During that time, MBI also intensified discussions and due diligence activities with three other potential merger partners.

    On August 17, 2000, Mr. Duane Roth contacted Mr. Bobba Venkatadri, MBI's president and chief executive officer, and conditionally proposed a two-tiered asset purchase by Alliance of MBI whereby payment of a portion of the consideration would be contingent upon MBI receiving future milestone payments under its collaboration agreement with Chugai. On September 22, 2000, at a regularly scheduled board meeting, MBI's board discussed the Alliance proposal and concluded that the proposed terms were unacceptable to MBI.

    On September 25, 2000, Mr. Duane Roth and Mr. Theodore Roth, Alliance's president and chief operating officer, met with Mr. Venkatadri to discuss a revised non-binding proposal by Alliance that involved the merger of a wholly-owned subsidiary of Alliance with and into MBI pursuant to which MBI's stockholders would receive, in consideration for their MBI shares, either a fixed amount of cash or a fixed number of shares of Alliance common stock, at Alliance's election.

    On October 3, 2000, Mr. Venkatadri, after consultation with members of MBI's board, communicated to Mr. Theodore Roth MBI's preference for consideration consisting solely of a fixed number of shares of Alliance common stock. During the week of October 2, 2000, this structure for the transaction was more fully developed by MBI and Alliance and advisors for the two parties conducted extensive due diligence investigations and negotiated the terms and conditions of the merger agreement.

    The MBI board convened a special meeting by conference call on October 10, 2000 and provided in advance to each of the directors a copy of the merger agreement. At the meeting, MBI's legal advisors reviewed the merger agreement for the directors. Prudential Securities made a presentation to the board regarding the fairness of the exchange ratio set forth in the merger agreement from a financial point of view. Prudential Securities provided an oral opinion to the MBI board to the effect that, as of October 10, 2000, and subject to assumptions, qualifications and limitations stated, the exchange ratio was fair from a financial point of view to holders of MBI common stock. The Prudential Securities opinion was subsequently confirmed by the delivery of a written opinion dated October 10, 2000. MBI's board unanimously approved the merger and the merger agreement as presented, instructed Mr. Venkatadri to execute the merger agreement on behalf of MBI and unanimously voted to recommend the merger to MBI's stockholders.

    The merger and the merger agreement were also unanimously approved by the Alliance board during a special meeting of the board duly convened for that purpose on October 10, 2000.

    On October 11, MBI recirculated a revised merger agreement to its board who, by unanimous written consent, approved changes made to the merger agreement previously presented to the MBI board.

    The agreement and plan of merger among MBI, Alliance and Merger Sub was executed and delivered by all parties on October 11, 2000. On October 12, 2000, the parties issued a joint press release publicly announcing the merger.

    In reaching the conclusions and recommendations described above, the MBI board consulted with MBI executive management, as well as MBI's outside legal counsel and Prudential Securities and considered the following:

    - the current and historical financial condition and results of operations of MBI, as well as the prospects and strategic objectives of MBI, and the risks involved in achieving those prospects and objectives;

    - the larger public float and trading volume of shares of the combined company;

    - the treatment of the merger as a tax-free reorganization for federal income tax purposes;

    - the potential benefits of obtaining a broader drug and diagnostic product pipeline;

    - reports from management and legal advisors on the specific terms of the merger agreement;

    - the receipt of Alliance common stock at a premium over the price at which MBI common stock was trading;

    - information concerning the financial condition, results of operations, business and prospects of MBI as a separate entity and on a strategically combined basis; and

    - an assessment of possible strategic alternatives, including remaining a separate company, and joint ventures with and acquisitions by other parties, taking into consideration the reports and recommendations of MBI's management and its advisors in connection with these strategic alternatives.

    MBI's board identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the valuation of MBI implicit in the exchange ratio compared with historical trading ranges for MBI's common stock;

    - the possibility that MBI stockholders might not approve the merger agreement;

    - the possibility that the benefits sought in the merger might not be achieved;

    - the possibility that adverse findings in Alliance's ongoing clinical trials might have a negative impact on Alliance's stock price, thus reducing the value of the consideration received by MBI stockholders in the merger; and

    - the other risks described above under Risk Factors.

    The MBI board believes that these risks are outweighed by the potential benefits of the merger.

    In addition, the MBI board carefully considered proposals made by competing companies during negotiations of the merger with Alliance. The proposals received from competing companies were rejected, generally, because of the board's belief that MBI's strategic goal of commercializing ultrasound products would be more likely to be realized by Alliance than by any of the competing companies and because the consideration to be received from Alliance was more liquid and more stable than the consideration offered by the competing companies. In addition, the competing proposals were rejected by the MBI board because of the following factors:

    - the strength of Alliance's strategic partners as compared with those of the other companies which made acquisition proposals;

    - the board's belief that Alliance has strong management; and

    - the fact that none of the other companies' products were as far advanced through the clinical and regulatory process as Alliance's products.

    In reaching its decision to approve the merger agreement and the merger, the MBI board did not assign any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors. Rather, the MBI board based its position and recommendation upon the totality of the information presented to them.

    THE MBI BOARD HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF MBI, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF MBI VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    MBI RECEIVED TWO OFFERS FROM ONE COMPANY TO ENTER INTO A MERGER TRANSACTION SUBSEQUENT TO ITS PUBLIC ANNOUNCEMENT OF THE MERGER. MBI'S BOARD REVIEWED EACH OF THE OFFERS, REJECTED THEM AND REAFFIRMED ITS BELIEF THAT THE MERGER WITH ALLIANCE IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF MBI.

OPINION OF MBI'S FINANCIAL ADVISOR

    On October 10, 2000, Prudential Securities delivered its oral opinion to the MBI board, which opinion was subsequently confirmed in writing and was based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, to the effect that, as of that date, the exchange ratio of
0.0407239 set forth in the merger agreement was fair, from a financial point of view, to the holders of MBI common stock. Prudential Securities also presented the financial analysis underlying its opinion at a meeting of the MBI board on October 10, 2000.

    A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement-prospectus as Appendix B and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. MBI stockholders are urged to read the Prudential Securities opinion in its entirety.

    THE PRUDENTIAL SECURITIES OPINION IS FOR THE USE OF THE MBI BOARD, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF MBI COMMON STOCK AS OF OCTOBER 10, 2000, FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE IN CONNECTION WITH THE EXCHANGE OF SHARES OF MBI COMMON STOCK FOR SHARES OF ALLIANCE COMMON STOCK PURSUANT TO THE MERGER OR AS TO ANY OTHER ACTION THE STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

    In conducting its analysis and arriving at the Prudential Securities opinion, dated October 10, 2000, Prudential Securities reviewed materials and considered financial data and other factors which it deemed relevant under the circumstances, including the following:

    - a draft, received by Prudential Securities on October 6, 2000, of the merger agreement;

    - certain publicly available historical financial and operating data for MBI including, but not limited to:

    - MBI's annual report on Form 10-K for the fiscal year ended March 31, 2000;

    - MBI's quarterly report on Form 10-Q for the quarter ended June 30, 2000;
      and

    - MBI's proxy statement for the annual meeting of stockholders held on September 22, 2000;

    - historical stock prices and trading volumes for MBI common stock;

    - certain publicly available historical financial and operating data for Alliance including, but not limited to:

    - Alliance's annual report on Form 10-K for the fiscal year ended June 30, 2000; and

    - Alliance's proxy statement for the annual meeting of stockholders to be held on November 8, 2000;

    - historical stock prices and trading volumes for Alliance common stock;

    - publicly available financial, operating and stock market data concerning certain companies engaged in businesses that Prudential Securities deemed reasonably similar to the businesses of MBI and Alliance;

    - the financial terms of recent merger or acquisition transactions that Prudential Securities deemed relevant to its inquiry; and

    - other financial studies, analyses and investigations that Prudential Securities deemed appropriate.

    Prudential Securities assumed, with MBI's consent, that the draft of the merger agreement which Prudential Securities reviewed would substantially conform in all material respects to the final form and that the merger would be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions.

    Prudential Securities met with the senior management of MBI to discuss the prospects for MBI's business and other matters that Prudential Securities deemed relevant.

    In connection with its review and analysis and in arriving at the Prudential Securities opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or otherwise provided to Prudential Securities by MBI. Prudential Securities did not undertake any independent verification of that information or any independent valuation or appraisal of the assets or liabilities of MBI or Alliance. Further, Prudential Securities was not provided with any independent valuation or appraisal. The Prudential Securities opinion is predicated on the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    In connection with Prudential Securities' preparation of its opinion, Prudential Securities was not authorized by MBI or the MBI board to solicit, nor did Prudential Securities solicit, indications of interest from third parties for the acquisition of all or part of MBI. The Prudential Securities opinion does not address nor should it be construed to address the relative merits of the merger or alternative business strategies that may be available to MBI.

    The Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date of the opinion and can only be evaluated as of the date of the Prudential Securities opinion. Prudential Securities noted in its opinion that the exchange ratio is fixed, with no floor or collar, and the trading price of the Alliance common stock is volatile. Accordingly, the market value of the consideration received by MBI's stockholders in the merger may vary significantly from the value of the consideration as of October 10, 2000 and as of the dates used by Prudential Securities in its analysis. In addition, the Prudential Securities opinion does not in any manner address the prices at which Alliance common stock will trade prior to or following consummation of the merger.

    The Prudential Securities opinion, including Prudential Securities' presentation of the opinion to the MBI board, was one of the many factors that the MBI board took into consideration in making its determination to recommend approval of the merger agreement. The exchange ratio was determined through arms'-length negotiations between MBI and Alliance. Consequently, Prudential Securities' analyses described below should not be viewed as determinative of the opinion of the MBI board with respect to the exchange ratio.

    In arriving at the Prudential Securities opinion, Prudential Securities performed a variety of financial analyses, including those summarized below. The summary set forth below of the analyses presented to the MBI board at the October 10, 2000 meeting is not a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, a fairness opinion is not necessarily susceptible to partial analyses or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions of its opinion or portions of the factors which it considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MBI and Alliance. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses and securities are not appraisals and do not necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses which Prudential Securities presented to the MBI board on October 10, 2000 in connection with the delivery of the Prudential Securities opinion.

    PUBLICLY-TRADED COMPANIES ANALYSIS

    Prudential Securities employed an analysis of publicly-traded companies considered by Prudential Securities to be reasonably similar to MBI to establish a range of implied exchange ratios. Prudential

Securities selected these companies based on its knowledge of MBI's business and financial and operating characteristics, its familiarity with and experience in the industries in which MBI operates and its review and assessment of publicly available financial data for such companies. Prudential Securities analyzed publicly available historical financial results, including multiples of current enterprise value (calculated as the market capitalization, using the closing stock price of the publicly-traded companies on October 6, 2000, plus total debt minus cash and cash equivalents as of June 30, 2000) to last twelve months, or LTM, revenue and total assets (in each case, as of June 30, 2000) and current equity value (the market capitalization, using the closing stock price of the publicly-traded companies on October 6, 2000) to tangible book value (as of June 30, 2000), of selected publicly traded companies. The companies analyzed, or the Prudential Securities Comparable Companies, included: Advanced
Magnetics, Inc., EPIX Medical, Inc., International Isotopes Inc., Neoprobe Corporation, Palatin Technologies, Inc. and SONUS Pharmaceuticals, Inc.

    Based on an October 6, 2000 closing stock price, the Prudential Securities Comparable Companies were found to have current enterprise values within a range of 0.1x to 3.9x total assets and 0.6x to 2.1x LTM revenue, and current equity values within a range of 0.9x to 5.2x tangible book value. Applying these multiples to MBI's LTM revenue for the period ended June 30, 2000, and to MBI's total assets and tangible book value as of June 30, 2000, resulted in implied ranges for the exchange ratio of 0.0420 to 0.1604, with a median of 0.0854.

    PRECEDENT TRANSACTIONS ANALYSIS

    Prudential Securities analyzed the consideration paid in eleven recent merger and acquisition transactions that Prudential Securities deemed to be reasonably similar to the merger, and considered, based on publicly available information for such transactions, the multiple of the acquired entity's equity value, where equity value is calculated as the product of diluted shares outstanding times the price paid per share in the transaction, to the acquired entity's tangible book value, as of June 30, 2000, and the multiple of the acquired entity's enterprise value, where enterprise value is calculated as the product of fully diluted shares outstanding times the price paid per share in the transaction plus total debt minus cash and cash equivalents, to the acquired entity's total assets and LTM revenue (in each case, as of June 30, 2000). Prudential Securities also considered the applicable premiums paid over the acquired entity's public stock trading prices one day, one week and four weeks prior to the announcement of each transaction. Prudential Securities selected these transactions based on its knowledge of MBI's and Alliance's financial and operating characteristics, the financial terms of the merger, its familiarity with and experience in the industries in which MBI and Alliance operate and its review and assessment of the publicly available financial terms of recent acquisition transactions. The transactions considered were the combinations of:

    - SunPharm Corp. and GelTex Pharmaceuticals Inc.

    - CoCensys, Inc. and Purdue Pharma LP

    - RiboGene, Inc. and Cypros Pharmaceutical Corp.

    - RIBI ImmunoChem Research, Inc. and Corixa Corporation

    - Anergen, Inc. and Corixa Corporation

    - Oravax, Inc. and Peptide Therapeutics Group plc

    - GeneMedicine, Inc. and Megabios Corp.

    - DepoTech Corporation and SkyePharma plc

    - Virus Research Institute, Inc. and T Cell Sciences Inc.

    - Seragen, Inc. and Ligand Pharmaceuticals Incorporated

    - Biosys, Inc. and Thermo Trilogy Corp.

    These precedent transactions were found to imply for each acquired entity equity values as a multiple of tangible book value within a range of 0.7x to 4.6x and enterprise values as a multiple of total assets and LTM revenue within a range of 0.4x to 5.2x and 0.5x to 5.9x, respectively. Applying these multiples to MBI's comparable operating results for the twelve months ended, and financial condition as of, June 30, 2000, resulted in implied exchange ratios ranging from 0.0420 to 0.1421, with a median exchange ratio of 0.0920.

    The precedent transactions used in this analysis were found to imply for the acquired entity a premium within a range of (12.8)% to 60.6%, (17.3)% to 69.0% and (20.0)% to 60.5% for the one-day, one-week and four-week periods prior to the announcements, respectively. Applying the average of the low premiums for each period and the average of the high premiums for each period to MBI's market capitalization on a fully diluted basis and using an Alliance closing stock price of $15.00 on October 6, 2000, resulted in an implied range for the exchange ratio of 0.0226 to 0.0442, with a median exchange ratio of 0.0338.

    CONTRIBUTION ANALYSIS

    Prudential Securities examined MBI's and Alliance's relative contributions to the LTM (ending June 30, 2000) revenue and compared these results to the percentage of post-merger common stock in the combined company that the respective current MBI stockholders and Alliance stockholders would hold. In performing its analysis, Prudential Securities relied upon publicly available historical financial data. Prudential Securities observed that for the last twelve months, MBI would contribute 38.5% of the combined company's pro forma revenue.

    Prudential Securities also examined MBI's and Alliance's relative contributions of total assets and tangible book value as of June 30, 2000 to the combined company. MBI would contribute 14.6% of the combined company's pro forma total assets, and 27.2% of the combined company's pro forma tangible book value.

    Based on the closing price for October 6, 2000 of MBI and Alliance and the exchange ratio of 0.0407239, MBI and Alliance stockholders are estimated to hold 1.48% and 98.52%, respectively, in the combined company on a diluted, treasury stock basis.

    MBI selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and because it has substantial experience in transactions similar to the merger. Pursuant to an engagement letter with Prudential Securities dated August 19, 1999, as amended by letter agreement dated
October 6, 2000, Prudential Securities will receive a fee of $400,000. MBI has agreed to reimburse all reasonable out-of-pocket expenses, including fees and disbursements of counsel not to exceed $25,000. MBI also has agreed, under separate agreement, to indemnify Prudential Securities, its affiliates and its employees against specified liabilities, including liabilities under federal securities laws.

    In the past, Prudential Securities has provided financial advisory services to MBI and has received fees for such services. In the ordinary course of business, Prudential Securities may actively trade the shares of MBI common stock and Alliance common stock for Prudential Securities' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

    Upon the terms and conditions of the merger agreement, Merger Sub will be merged with and into MBI at the effective time. The merger will become effective immediately when the certificate of merger is filed with the Secretary of State and of Delaware. The filing of the certificate of merger will be made as soon as practicable on or after the closing.

    The closing shall take place on the day that all of the conditions to the completion of the merger are satisfied or waived, including the approval of the merger agreement by the stockholders of MBI, at the offices of Pillsbury Madison & Sutro LLP, 11975 El Camino Real, San Diego, California 92130-1593, unless another date or place is agreed to by the parties.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the MBI board with respect to the merger, MBI stockholders should be aware that members of the MBI board and the executive officers have interests in the merger, as described below. Although MBI believes the members of the MBI board have acted in accordance with their fiduciary duties, the following items may provide the appearance of a possible conflict of interest.

    BENEFICIAL OWNERSHIP OF MBI COMMON STOCK BY DIRECTORS AND OFFICERS OF MBI

    As of the record date, directors and executive officers of MBI and their
affiliates may be deemed to be beneficial owners of approximately   % of the
outstanding MBI common stock. Stockholders of MBI common stock with the
collective power to vote approximately   % of the outstanding MBI common stock
have entered into voting agreements and given their irrevocable proxies, providing that their shares shall be voted in favor of the merger agreement.
Based upon the             shares of MBI common stock outstanding as of such
date, MBI stockholders would be issued approximately             shares of
Alliance common stock in the merger. If the merger is consummated, the directors
and executive officers of MBI will receive   % of the shares of Alliance common
stock issued to MBI stockholders in the merger.

    EMPLOYMENT AGREEMENTS

    The terms of employment of MBI's two executive officers, Bobba Venkatadri and Howard Dittrich, MD, are governed by employment agreements. There are change of control provisions in Mr. Venkatadri's agreement which provide that if he is actually or constructively terminated within two years after a change of control of MBI, he will receive 300% of his base salary, plus 300% of the average of his bonuses for the past three fiscal years. In addition, upon termination of Mr. Venkatadri's employment, MBI is required to exchange its interest in Mr. Venkatadri's residence for his $300,000 non-interest bearing promissory note. The change of control provisions in Dr. Dittrich's agreement provide that if he is actually or constructively terminated within two years after a change of control of MBI, he will receive 200% of his base salary, plus 200% of the average of his bonuses for the past three fiscal years. In addition, the agreements provide for immediate vesting of all stock options, the extension of exercisability of all stock options for a period of not less than two years and not to exceed four years, payment of benefit premiums through COBRA for the duration of the employee's severance period, and payment of outplacement benefits. The change of control provisions in Mr. Venkatadri's and Dr. Dittrich's employment agreements will be triggered by the merger.

    In addition, Alliance is negotiating an employment arrangement with Dr. Dittrich.

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

    MBI, as the surviving corporation, agreed to purchase and maintain for a period of six years after the effective time, directors' and officers' liability insurance with respect to claims arising from facts or events that occurred on or prior to the effective time. MBI has also agreed to indemnify all directors, officers, employees, agents and trustees of MBI against any liability or losses any of them may incur because of any claim brought against them prior to or within six years from the effective time as officers, directors, employees, agents or trustees of MBI.

RIGHTS OF DISSENTING STOCKHOLDERS

    The following summary of appraisal rights is qualified in its entirety by the text of Section 262 of the Delaware General Corporation Law, which is reproduced in Appendix C to this proxy statement-prospectus.

    THIS SUMMARY DOES NOT CONSTITUTE A RECOMMENDATION THAT MBI STOCKHOLDERS EXERCISE THEIR APPRAISAL RIGHTS, IF THEY BECOME AVAILABLE, OR OTHERWISE CONSTITUTE ANY LEGAL OR OTHER ADVICE. IF MBI STOCKHOLDERS WISH TO EXERCISE THEIR APPRAISAL RIGHTS, THEY ARE URGED TO CONTACT THEIR LEGAL COUNSEL OR ADVISORS. FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OF THEIR APPRAISAL RIGHTS. IF MBI STOCKHOLDERS LOSE THEIR APPRAISAL RIGHTS, THEY WILL BE ENTITLED TO RECEIVE ALLIANCE COMMON STOCK AS DETERMINED UNDER THE MERGER AGREEMENT.

    Appraisal rights are available only to the record holder of shares of MBI common stock. References in Section 262 to stockholders are to record holders. References to you in the summary below assume that you are a record holder of MBI common stock. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

    Section 262 requires MBI to notify you, at least 20 days prior to the MBI special meeting, as to the availability of appraisal rights and to provide you with a copy of the text of Section 262. This proxy statement-prospectus serves as the required notice and text.

    To claim your appraisal rights, you must do each of the following:

    - deliver to MBI prior to the vote on the merger a written demand for an appraisal of your shares;

    - continuously hold your shares from the date you deliver a written demand for an appraisal through the completion of the merger;

    - not vote in favor of the merger; and

    - file within 120 days after the effective time of the merger, if MBI or another stockholder who has complied with Section 262 does not file within that time, a petition in the Delaware Court of Chancery demanding a determination of the fair value of all stock. MBI is under no obligation and has no intent to file any petition.

    If you sell or otherwise transfer or dispose of your shares before the merger is completed, you will lose your appraisal rights with respect to those shares. If neither any stockholder who has demanded appraisal rights nor MBI has filed a petition in the Delaware Court of Chancery within 120 days after the effective time of the merger, then all stockholders' appraisal rights will be lost.

    Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of your election to exercise your appraisal rights. Any demand for an appraisal must be in writing, signed and mailed or delivered to:

    Molecular Biosystems, Inc.
    10030 Barnes Canyon Road
    San Diego, California 92121-2789
    Attn: Investor Relations

    A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

    If appraisal rights are available, MBI will send notice of the effective time of the merger to each stockholder who has properly demanded appraisal rights under Section 262 and has not voted in favor of the merger agreement. MBI will send this notice within 10 days after the effective time of the merger.

    If appraisal rights are available and if you have complied with the requirements for claiming your appraisal rights, then during the 120 days following the effective time of the merger, you may request from MBI a statement as to the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the number of holders of those shares. Upon any request, which must be made in writing, MBI will mail a statement of that information to you within 10 days.

    If a petition for an appraisal is filed timely, the Delaware Court of Chancery will hold a hearing on the petition to determine the stockholders entitled to appraisal rights and the "fair value" of their shares. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The court may determine that the fair value of the shares is more than, the same as or less than the value of the Alliance common stock you would have received under the merger agreement. An investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

    The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

    If you have duly demanded an appraisal of your shares, you will not, after the effective time of the merger, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders as of a record date prior to the effective time of the merger.

    You may withdraw your demand for appraisal of your shares within 60 days after the effective time of the merger. Any attempt to withdraw your demand more than 60 days after the effective time of the merger will require the written approval of MBI. In any case, once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval.

    If you properly demand appraisal of your shares, but fail to perfect your appraisal rights, otherwise lose your appraisal rights or effectively withdraw your demand for an appraisal, your shares will be converted into the right to receive Alliance shares as determined under the merger agreement, without interest.

    Alliance will not be obligated to close the merger if the aggregate number of shares held by MBI stockholders demanding appraisal rights exceeds 5% of the number of shares of MBI common stock issued and outstanding immediately prior to the effective time of the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of MBI. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF MBI STOCK

    STRUCTURE

    To accomplish the merger, Alliance formed a new subsidiary, Merger Sub. At the time the merger is completed, Merger Sub will be merged into MBI, and MBI will be the surviving corporation. As a result, MBI will become a wholly-owned subsidiary of Alliance.

    CONVERSION OF MBI STOCK

    When the merger is completed:

    Each share of MBI common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alliance, Merger Sub or any other direct or indirect subsidiary of Alliance or shares that are held by stockholders exercising appraisal rights), shall be converted into the right to receive that number of shares of Alliance common stock determined by the exchange ratio. The exchange ratio will be determined by using the following formula:

Exchange ratio    =  770,000 minus adjustment shares
                     -------------------------------
                             MBI securities

    For purposes of determining the exchange ratio,

    - The number of MBI securities is the aggregate number of issued and outstanding shares of MBI common stock, plus 49,000 shares of MBI common stock subject to outstanding in-the-money MBI stock options. As of the date of this proxy statement-prospectus, the number of MBI securities is 18,815,413; and

    - The number of adjustment shares, if any, will be determined as of the effective time of the merger and will be equal to the amount by which MBI's total assets, after deducting accumulated depreciation, amortization and total liabilities, is less than $5,000,000, divided by 32.50.

    For example, the exchange ratio, if determined as of the date of the attached proxy statement-prospectus, would be 0.0409238 shares of Alliance common stock for each share of MBI common stock using the following formula, and assuming there are no adjustment shares.

 770,000
----------

18,815,413    =  0.0409238

    The maximum number of shares of Alliance common stock which will either be issued in the merger or become subject to outstanding in-the-money options assumed by Alliance in the merger is 770,000. This number will be reduced by the number of adjustment shares, if any.

    The calculations of total assets accumulative depreciation or amortization and total liabilities will be determined in accordance with accounting principles generally accepted in the United States and in a manner consistent with MBI's interim unaudited financial statements for the three month period ended June 30, 2000, but including any unrecorded or unpaid severance, accounting, legal, investment banking and other expenses as of the effective time of the merger, including the liabilities triggered by the merger.

EXCHANGE OF MBI STOCK CERTIFICATES FOR ALLIANCE STOCK CERTIFICATES

    When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your MBI stock certificates in exchange for statements indicating book-entry ownership of Alliance common stock or, if requested, stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive statements indicating book-entry ownership of Alliance common stock or, if requested, stock certificates representing the number of full shares of Alliance stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of Alliance common stock which would have been otherwise issuable to you as a result of the merger.

    YOU SHOULD NOT SUBMIT YOUR MBI STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    You are not entitled to receive any dividends or other distributions on Alliance common stock until the merger is completed and you have surrendered your MBI stock certificates in exchange for Alliance stock certificates.

    If there is any dividend or other distribution on Alliance stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your MBI stock certificates in exchange for Alliance stock certificates, you will receive the dividend or distribution with respect to the whole shares of Alliance stock issued to you promptly after they are issued. If there is any dividend or other distribution on Alliance stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your MBI stock certificates in exchange for Alliance stock certificates, you will receive the dividend or distribution with respect to the whole shares of Alliance stock issued to you promptly after the payment date.

    Alliance will only issue an Alliance stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered MBI stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF MBI STOCK OPTIONS

    Immediately prior to completion of the merger, each unexpired and unexercised option to purchase shares outstanding pursuant to MBI's Pre-1984 Stock Option Plan, 1984 Incentive Stock Option Plan, 1984 Nonstatutory Stock Option Plan, 1993 Stock Option Plan, 1993 Outside Directors Stock Option Plan, 1997 Outside Directors Stock Option Plan or 1998 Stock Option Plan or pursuant to any separate option agreements may be exercised in full in accordance with its terms. Each option subject to the Pre-1984 Stock Option Plan, 1984 Incentive Stock Option Plan, 1984 Nonstatutory Stock Option Plan and 1998 Stock Option Plan not so exercised shall be automatically terminated as of the effective time of the merger. Each MBI option subject to the 1993 Stock Option Plan, the 1993 Outside Directors Option Plan and the 1997 Outside Directors Option Plan not so exercised shall be automatically converted into an option to purchase a number of shares of Alliance common stock equal to the number of shares of MBI common stock that could have been purchased under the option multiplied by the exchange ratio, with the resulting number of shares rounded down to the nearest whole share. The price per share for the option will be equal to the option exercise price determined pursuant to the option divided by the exchange ratio, with the resulting exercise price rounded up to the nearest whole cent. The assumed options shall otherwise be subject to the same terms and conditions as the original MBI option.

TREATMENT OF MBI WARRANTS

    Immediately prior to the effective time of the merger each unexpired and unexercised warrant outstanding may be exercised in full in accordance with its terms. Each MBI warrant not so exercised shall be automatically converted into a warrant to purchase a number of shares of Alliance common stock equal to the number of shares of MBI common stock that could have been purchased under the warrant multiplied by the exchange ratio, with the resulting number of shares rounded down to the nearest whole share. The price per share will be equal to the warrant exercise price determined pursuant to the warrant divided by the exchange ratio, with the resulting exercise price rounded up to the nearest whole cent. The other terms and conditions of each MBI warrant will continue to apply.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. holders of MBI common stock. For purposes of this discussion, a U.S. holder means:

    - a citizen or resident of the United States;

    - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

    - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

    - an estate that is subject to U.S. federal income tax on its income regardless of its source.

    This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that MBI stockholders hold their MBI common stock and will hold their Alliance common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

    - insurance companies;

    - tax-exempt organizations;

    - dealers in securities or foreign currency;

    - banks or trusts;

    - persons that hold their MBI common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

    - persons that have a functional currency other than the U.S. dollar;

    - investors in pass-through entities;

    - stockholders who acquired their MBI common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

    - holders of options granted under any MBI benefit plan.

    Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

    The merger of Merger Sub into MBI is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result:

    - no gain or loss will be recognized by Alliance, MBI, or Merger Sub as a result of the merger;

    - no gain or loss will be recognized by U.S. holders of MBI common stock on the exchange of their MBI common stock for Alliance common stock, except with respect to cash received by U.S. holders of MBI common stock in lieu of fractional shares of Alliance common stock;

    - the aggregate adjusted basis of the Alliance common stock received in the merger by a U.S. holder of MBI common stock will be equal to the aggregate adjusted basis of the U.S. holder's MBI common stock exchanged for that Alliance common stock; and

    - the holding period of the Alliance common stock received in the merger by a U.S. holder of MBI common stock will include the holding period of the U.S. holder's MBI common stock exchanged for that Alliance common stock.

    Neither MBI nor Alliance has requested a legal opinion or a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge intended tax treatment described above. Any change in currently applicable law, which may or may not be retroactive, could affect the tax consequences of the merger.

    CASH INSTEAD OF FRACTIONAL SHARES

    The receipt of cash instead of a fractional share of Alliance common stock by a U.S. Holder of MBI common stock will result in taxable gain or loss to such U.S. holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. holder and the U.S. holder's adjusted tax basis in the fractional share as set forth above. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder's holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

    APPRAISAL RIGHTS

    A holder of MBI common stock who exercises appraisal rights generally will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. holder and the U.S. holder's tax basis in the shares of MBI common stock exchanged.

    BACKUP WITHHOLDING

    MBI stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of Alliance common stock. Backup withholding will not apply, however, to an MBI stockholder who:

    - furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to MBI stockholders following the date of completion of the merger;

    - provides a certification of foreign status on Form W-8 or successor form;
      or

    - is otherwise exempt from backup withholding.

    REPORTING REQUIREMENTS

    A U.S. holder of MBI common stock receiving Alliance common stock as a result of the merger may be required to retain records related to his, her or its MBI common stock and file with his, her or its federal income tax return a statement setting forth facts relating to the merger.

    THIS SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH MBI STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO THE HOLDER.

ACCOUNTING TREATMENT OF THE MERGER

    Alliance and MBI intend to account for the merger under the purchase method of accounting for business combinations.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MBI

    The shares of Alliance common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Alliance common stock issued to any person who is deemed to be an affiliate of MBI at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of MBI and may include MBI's executive officers and directors, as well as MBI's significant stockholders. Affiliates may not sell their shares of Alliance common stock acquired in connection with the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Alliance's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Alliance common stock to be received by MBI affiliates in the merger.

NASDAQ NATIONAL MARKET SYSTEM INCLUSION OF ALLIANCE COMMON STOCK TO BE ISSUED IN
  THE MERGER

    Alliance will use reasonable best efforts to cause the shares of Alliance common stock to be issued in connection with the merger to be approved for inclusion on the Nasdaq National Market System, subject to official notice of issuance, before the completion of the merger.

DELISTING AND DEREGISTRATION OF MBI COMMON STOCK AFTER THE MERGER

    When the merger is completed, MBI common stock will be delisted from the Over-the-Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL TERMS OF THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this proxy statement-prospectus. You are urged to read the full text of the merger agreement.

    CONDITIONS TO THE MERGER

    Each of MBI's and Alliance's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

    - the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of MBI common stock;

    - the receipt of various legal opinions and other certificates, consents, reports and approvals from the other party to the merger agreement and from third parties; and

    - the absence of any preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order prohibiting the consummation of the transactions contemplated by the merger agreements or imposes material restrictions on MBI or Alliance in connection with the consummation of the merger or with respect to their business operations.

    MBI's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

    - Alliance's representations and warranties that are qualified by materiality or as to a material adverse effect on Alliance or its business, condition (financial or otherwise), properties, prospects or results of operations or liabilities of Alliance must be true and correct, and each of the representations and warranties that are not so qualified must be true and correct in all material respects, as of the effective time of the merger as though made at and as of the effective time of the merger, except for changes contemplated by the merger agreement; and

    - Alliance must have performed all obligations required to be performed by it under the merger agreement.

    Alliance's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

    - MBI's representations and warranties that are qualified by materiality or as to a material adverse effect on MBI or its business, condition (financial or otherwise), properties, prospects or results of operations or liabilities must be true and correct, and each of the representations and warranties that are not so qualified must be true and correct in all material respects, as of the effective time of the merger as though made at and as of the effective time of the merger, except for changes contemplated by the merger agreement;

    - MBI must have performed all obligations required to be performed by it under the merger agreement;

    - the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must have been declared effective by the Securities and Exchange Commission, and no stop order or threatened or pending proceedings seeking a stop order may exist;

    - there must be no material adverse change in MBI, its subsidiaries or their respective businesses, conditions (financial or otherwise), properties, prospects, contracts or results of operations or liabilities;

    - MBI's President and Chief Executive Officer, Bobba Venkatadri must have executed and delivered to Alliance a noncompetition agreement in a form reasonably satisfactory to Alliance agreeing not to engage in any business relating to the development, manufacture or sale of ultrasound contrast imaging agents;

    - the number of dissenting shares, if any, must not have exceeded 5% of the total number of outstanding shares of MBI common stock;

    - the terms of the Cooperative Development and Marketing Agreement between MBI and Chugai Pharmaceutical Co., Ltd. dated March 31, 1998, must not have been terminated, amended, modified or altered; and

    - the results of an environmental due diligence review of MBI by Alliance must be acceptable to Alliance.

NO OTHER TRANSACTIONS INVOLVING MBI

    The merger agreement contains detailed provisions prohibiting MBI from seeking an alternative transaction. Under these no solicitation provisions, MBI has agreed that it will not, and that it will use best efforts to ensure that its officers, directors, employees, agents and representatives will not, directly or indirectly:

    - encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Alliance or any of its affiliates or representatives) concerning any Acquisition Proposal, as described below;

    - withdraw or modify, or propose to withdraw or modify, in a manner adverse to Alliance, the approval or recommendation by MBI's board of directors of the merger;

    - solicit, approve or recommend, or propose to solicit, approve or recommend, any Acquisition Proposal; or

    - approve or authorize MBI or any of its subsidiaries entering into any agreement with respect to any Acquisition Proposal.

    However, the merger agreement does not prevent MBI or its board of directors from:

    - furnishing information concerning MBI's business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements (which request is unsolicited after the date of the merger agreement);

    - negotiating and participating in discussions and negotiations with any entity or group concerning an Acquisition Proposal:

       - if the entity or group has submitted a bona fide written proposal to the board of directors of MBI relating to any transaction which the MBI board of directors determines represents a Superior Proposal, as described below; and

       - if, in the opinion of the board of directors of MBI, after receipt of advice from outside legal counsel to MBI, the failure to engage in the discussions or negotiations would cause the MBI board of directors to violate its fiduciary duties to MBI's stockholders under applicable law.

    In addition, notwithstanding the above prohibitions, in the event the MBI board of directors receives an Acquisition Proposal that, based on the advice of MBI's outside counsel, the board of directors is required to consider in the exercise of its fiduciary obligations and that the board of directors determines is a Superior Proposal the MBI board of directors may, subject to the limitations described below, at any time after the fifth business day following MBI's notice to Alliance advising Alliance that the board of directors has received a Superior Proposal and of the material terms of the structure of the Superior Proposal:

    - withdraw or adversely modify its approval or recommendation of the merger and approve or recommend the Superior Proposal;

    - approve or authorize MBI's entering into an agreement with respect to the Superior Proposal;

    - approve the solicitation of additional Acquisition Proposals; or

    - terminate the merger agreement.

    MBI may take any of these actions only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of the notice to Alliance continues to be a Superior Proposal in light of any improved transaction proposed by Alliance before the expiration of the 5-day notice period. In addition, if the MBI board of directors proposes to:

    - withdraw or adversely modify its approval or recommendation of the merger;

    - approve or recommend any Acquisition Proposal; or

    - authorize MBI's entering into an agreement with respect to any Acquisition Proposal; then,

MBI will be required to pay to Alliance, the termination fee of $500,000, plus legal and accounting fees incurred by Alliance in connection with the merger, up to a maximum of $500,000.

    "Acquisition Proposal" means any proposal or offer with respect to, or a transaction to effect:

    - a merger, tender offer or exchange offer involving MBI or any of its subsidiaries;

    - the sale of all or a significant portion of the assets of MBI or any of its subsidiaries;

    - the sale of shares of capital stock or debt securities of MBI or any of its subsidiaries; or

    - any similar transaction involving MBI or any of its subsidiaries.

    "Superior Proposal" means any bona fide Acquisition Proposal to merge with MBI or any of its subsidiaries or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of MBI or any of its subsidiaries for cash and/or securities, and otherwise on terms which the MBI board of directors determines in its good faith reasonable judgment, based on the advice of Prudential Securities or any other financial advisor of nationally recognized reputation, to provide greater aggregate value to MBI's stockholders than the merger or otherwise proposed by Alliance as contemplated above.

    TERMINATION

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after MBI stockholder approval has been obtained:

    - by the mutual consent of the boards of directors of Alliance and MBI;

    - by either Alliance or MBI if:

       - any court or other governmental entity of competent jurisdiction in the United States issues, enacts, promulgates, enforces or enters an order, statute, decree, ruling or regulation or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, statute, decree, ruling, regulation or other action is final and nonappealable; or

       - the merger is not consummated by March 31, 2001;

    - by MBI:

       - if Alliance materially breaches its representations, warranties or covenants in the merger agreement (other than breaches which could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, prospects or results of operations or liabilities of Alliance, either individually or in the aggregate, and the breach is not cured within 10 days of written notice of the breach; or

       - to allow MBI to enter into an agreement which the MBI board of directors determines to be a Superior Proposal;

    - by Alliance:

       - if the MBI board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Alliance, its approval or recommendation of the merger agreement or the merger;

       - if the MBI board of directors solicits, approves or recommends, or proposes to solicit, approve or recommend, any Acquisition Proposal;

       - if the MBI board of directors approves or authorizes MBI's entering into any agreement with respect to any Acquisition Proposal;

       - if MBI materially breaches its representations, warranties or covenants in the merger agreement, other than breaches which could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, prospects or results of operations or liabilities of MBI (either individually or in the aggregate), and the breach is not cured within 10 days of written notice of the breach; or

    - by either Alliance or MBI:

       - for any reason, provided that upon such termination, the party terminating the merger agreement pays to the other party as liquidated damages the termination fee described below.

    EFFECT OF TERMINATION

    As set forth in more detail below, the merger agreement requires MBI and Alliance to pay to the other party, in specified circumstances, a termination fee of $500,000 plus legal and accounting fees incurred by the other party in connection with the merger (up to a maximum of $500,000). Except for liability by a party to pay to the other the termination fee, if any, neither party will have any further liability to the other party in the event of termination of the merger agreement.

    MBI must pay to Alliance the termination fee in the event:

    - Alliance terminates the merger agreement because the MBI board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Alliance, its approval or recommendation of the merger agreement or the merger; solicits, approves or recommends, or proposes to solicit, approve or recommend, any Acquisition Proposal; or approves or authorizes MBI's entering into any agreement with respect to any Acquisition Proposal;

    - Alliance terminates the merger agreement due to a material breach of MBI's representations, warranties or covenants under the merger agreement (other than, in the case of MBI's representations and warranties, breaches which could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, prospects or results of operations or liabilities of MBI (either individually or in the aggregate)), and the breach is not cured within 10 days of written notice of the breach; or

    - MBI terminates the merger agreement in order to enter into an agreement which MBI's board of directors determines to be a Superior Proposal;

    - MBI terminates the merger agreement for any reason not otherwise permitted by the merger agreement; or

    - the MBI stockholders fail to approve the merger.

    Alliance must pay to MBI the termination fee in the event:

    - MBI terminates the merger agreement due to a material breach of Alliance's representations, warranties or covenants under the merger agreement (other than, in the case of Alliance's representations and warranties, breaches which could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, prospects or results of operations or liabilities of Alliance (either individually or in the aggregate)), and the breach is not cured within 10 days of written notice of the breach; or

    - Alliance terminates the merger agreement for any reason not otherwise permitted by the merger agreement.

    CONDUCT OF BUSINESS PENDING THE MERGER

    Under the merger agreement, MBI agreed that during the period before completion of the merger, except as expressly contemplated by the merger agreement or to the extent that Alliance consents in writing (which consent may not be unreasonably withheld), each of MBI and its subsidiaries will carry on its respective business only in the ordinary and usual course and will use its best efforts to preserve intact its business organization and maintain its existing relationships with third parties.

    In addition, MBI has agreed to some specific restrictions on itself and its subsidiaries relating to the following:

    - the declaration or payment of dividends;

    - the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

    - the repurchase or redemption of common stock;

    - the issuance, sale or pledge of common stock, voting debt or other equity interests;

    - the amendment of its certificate of incorporation or bylaws;

    - the acquisition of assets or other entities;

    - the disposition, lease or pledge of assets;

    - the incurrence or the guarantee of debt;

    - the creation of any subsidiaries;

    - the settlement or compromise of any material claim or litigation or waiver, release or assignment of any material right or claim;

    - the amendment or termination of any contract;

    - the making or amendment of any employment or severance agreement with any director, executive officer or employee; and

    - the making of tax elections or the cancellation or termination of insurance policies.

    ADDITIONAL AGREEMENTS. Each of MBI and Alliance has agreed to use its best efforts to take all actions and do all things necessary, proper and appropriate under applicable laws to complete the merger and the transactions contemplated by the merger agreement as soon as practicable after October 11, 2000, which is the date of the merger agreement.

    The merger agreement contains covenants of MBI relating to the preparation of this proxy statement-prospectus, access to information, notice of specified matters and events, agreements from persons who are affiliates of MBI for purposes of Rule 145 of the Securities Act of 1933 and agreements from Chugai and all members of MBI's management to vote in favor of the merger. The merger agreement also contains agreements between MBI and Alliance relating to, among other things, public announcements and indemnification of officers, directors and employees of MBI following the merger.

    AMENDMENT, EXTENSION AND WAIVER

    The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the MBI stockholders has been obtained. After the approval has been obtained, no amendment may be made which reduces the amount or changes the form of consideration to be paid in the merger or in any way adversely affects the rights of the MBI stockholders without the further approval of the MBI stockholders. All amendments to the merger agreement must be in writing signed by MBI and Alliance.

    At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and waive compliance with any of the agreements or conditions contained in the merger agreement. All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

    EXPENSES. Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except in the event a party is required to pay a termination fee to the other party.

    REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties of MBI relating to, among other things:

    - corporate organization and similar corporate matters;

    - authorization;

    - opinion of financial advisor;

    - governmental filings and permits, compliance with applicable laws and absence of conflicts;

    - capital structure;

    - documents filed with the SEC and financial statements included in those documents;

    - information supplied in connection with this proxy statement-prospectus and the registration statement of which it is a part;

    - absence of specified changes or events;

    - litigation and liabilities;

    - specified contracts and absence of conflicts and defaults;

    - employee benefits;

    - brokers and finders;

    - board approval and applicable state takeover laws;

    - intellectual property;

    - title to assets and properties;

    - taxes;

    - insurance;

    - labor matters;

    - voting agreements; and

    - environmental matters.

    The merger agreement also contains customary representations and warranties of Alliance relating to, among other things:

    - corporate organization and similar corporate matters;

    - authorization;

    - governmental filings and permits, compliance with applicable laws and absence of conflicts;

    - capital structure;

    - documents filed with the SEC and financial statements included in those documents;

    - information supplied in connection with this proxy statement-prospectus and the registration statement of which it is a part;

    - absence of specified changes or events; and

    - brokers and finders.

VOTING AGREEMENT

    Pursuant to a voting agreement entered into with Chugai on October 23, 2000, Chugai has granted Alliance a proxy to vote its shares of MBI common stock in favor of the merger. As of the date of this proxy statement-prospectus, Chugai held approximately 3.69% of the outstanding shares of common stock of MBI.

            MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

BOARD OF DIRECTORS OF ALLIANCE FOLLOWING THE MERGER

    Upon consummation of the merger, Duane J. Roth, Theodore D. Roth, Pedro Cuatrecasas, M.D., Carroll O. Johnson, Fred M. Hershenson, Ph.D., Stephen M. McGrath, Donald E. O'Neill, Helen M. Ranney, M.D., Jean Riess, Ph.D. and Thomas
F. Zuck, M.D., each of whom is currently a director of Alliance, will continue to serve as directors of Alliance.

EXECUTIVE OFFICERS OF ALLIANCE FOLLOWING THE MERGER

    The following table sets forth information, including the age and position of each person as of November 8, 2000 who will serve as an executive officer of Alliance upon consummation of the merger:

NAME                                AGE                              POSITION
----                              --------   --------------------------------------------------------
Duane J. Roth..................      50      Chairman and Chief Executive Officer
Theodore D. Roth...............      49      President and Chief Operating Officer
Harold W. DeLong...............      52      Executive Vice President, Business Development
Artemios B. Vassos, MD.........      53      Executive Vice President and Chief Scientific Officer
David H. Klein, Ph.D...........      67      Senior Vice President, Research and Development
Keith W. Chapman...............      50      Vice President, Operations
B. Jack DeFranco...............      55      Vice President, Market Development
N. Simon Faithfull, M.D.,                    Vice President, Medical Affairs Development
Ph.D...........................      60
Kathryn E. Flaim, Ph.D.........      50      Vice President, Clinical Products Support
Tim T. Hart, C.P.A.............      43      Vice President, Chief Financial Officer and Treasurer
H. Joerg Limmer, DVM...........      59      Vice President, Worldwide Clinical Development
Christiane O. Rockwell.........      47      Vice President, Quality Assurance
Gwen Rosenberg.................      46      Vice President, Corporate Communications
Lloyd A. Rowland, Jr...........      44      Vice President, Secretary, and General Counsel
Mark Seefeld, Ph.D., D.A.B.T...      47      Vice President, Preclinical Drug Safety and Development

    DUANE J. ROTH. Mr. Roth, who is 50, has been Chief Executive Officer of Alliance since 1985 and Chairman of Alliance since October 1989. Prior to joining Alliance, Mr. Roth served as President of Analytab Products, Inc., an American Home Products company involved in manufacturing and marketing medical diagnostics, pharmaceuticals and devices. For the previous ten years, he was employed in various sales, marketing, and general management capacities by Ortho Diagnostic Systems, Inc., a Johnson & Johnson company, which is a manufacturer of diagnostic and pharmaceutical products. Mr. Roth's brother, Theodore D. Roth, is President and Chief Operating Officer of Alliance.

    THEODORE D. ROTH. Mr. Roth, who is 49, was Executive Vice President and Chief Financial Officer of Alliance from November 1987 to May 1998, when he was appointed President and Chief Operating Officer. For more than ten years prior to joining Alliance, he was General Counsel of SAI Corporation, a company in the business of operating manufacturing concerns, and General Manager of Holland Industries, Inc., a manufacturing company. Mr. Roth received his J.D. from Washburn University and an LL.M. in Corporate and Commercial Law from the University of Missouri in Kansas City. He is the brother of Duane J. Roth, the Chairman and Chief Executive Officer of Alliance.

    HAROLD W. DELONG. Mr. DeLong, who is 52, has been Executive Vice President, Business Development for Alliance since February 1989. Mr. DeLong has been employed for more than 25 years in the medical diagnostics and pharmaceutical industry in various sales, marketing, and management positions. Prior to joining Alliance, Mr. DeLong was Vice President, Sales and Marketing for Murex Corporation, a company participating in the infectious disease diagnostics market. He previously served as Director, Sales and Marketing for Becton Dickinson's Immunocytometry Systems division. Mr. DeLong was also employed previously by Ortho Diagnostic
Systems, Inc. for over ten years, where his last position was Director of the Hemostasis and Chemistry Products business units.

    ARTEMIOS B. VASSOS, M.D. Dr. Vassos, who is 53, joined Alliance in 1999 as Executive Vice President and Chief Scientific Officer. For ten years prior to joining Alliance, he served in several positions in Clinical Research and Clinical Pharmacology at Parke Davis where his last position was Senior Director of Clinical Pharmacology and Experimental Medicine. He received his MD degree at the University of Illinois, and his post-graduate training in Internal Medicine and Hematology and Medical Oncology at the University of California.

    DAVID H. KLEIN, PH.D. Dr. Klein, who is 67, is Senior Vice President, Research and Development. He originally joined Alliance in 1989, became a consultant for Alliance in 1997, and rejoined Alliance in June 2000. For over 40 years he has carried out and directed chemical research in various academic, research and pharmaceutical institutions. Prior to joining Alliance, Dr. Klein worked for over four years at Sun. Inc. on medical uses of perflurocarbon emulsions. He has served as a consultant for the National Science Foundation, the Michigan Department of Natural Resources and the United States Senate. He received his Ph.D. in analytical chemistry from the Case Western Reserve University.

    KEITH W. CHAPMAN. Mr. Chapman, who is 50, was appointed Vice President, Operations for Alliance in July 1997, having joined Alliance in 1992 as Director, Transfer Operations. For 14 years prior to joining Alliance, he was responsible for scale-up development and production of modified hemoglobins for the Army's Blood Substitute Program. He received training as a research associate in dermatology, tropical medicine, and blood cell preservation at the Letterman Army Institute of Research, Presidio of San Francisco, California.

    B. JACK DEFRANCO. Mr. DeFranco, who is 55, has been Vice President, Market Development for Alliance since January 1991. He has more than 25 years experience in sales and marketing in the medical products industry. He was President of Orthoconcept Inc., a private firm marketing orthopedic and urological devices from 1986 through 1990. Prior to 1986, he was Director of Marketing and New Business Development for Smith and Nephew Inc., which markets orthopedic and general wound-care products, and he served in various sales and marketing positions with Ortho Diagnostic Systems, Inc. Mr. DeFranco received his M.B.A. from Fairleigh Dickinson University.

    N. SIMON FAITHFULL, M.D., PH.D. Dr. Faithfull, who is 60, has been Vice President, Medical Affairs Development for Alliance since September 1990.
Dr. Faithfull joined Alliance after serving as Director of Medical Research for Delta Biotechnology Ltd. from 1989 to 1990. He has also served as Senior Lecturer in Anesthesia at the University of Manchester (UK), and has held various academic appointments and clinical anesthesia positions at Erasmus University (Netherlands), Tulane University and the University of Alabama (Birmingham) for more than 15 years. He has served as Secretary of the International Society on Oxygen Transport to Tissue. He received his Ph.D. from Erasmus University, Rotterdam and his M.D. from London University.

    KATHRYN E. FLAIM, PH.D. Dr. Flaim, who is 50, was appointed Vice President, Clinical Products Support for Alliance in August 1998, having joined Alliance in 1990 as Director of Clinical Research. Dr. Flaim has over 15 years of experience in clinical trial design and regulatory submissions. For nine years before joining Alliance, she was Associate Director of the Division of Clinical Research and Development at SmithKline Beecham. Previously, she was an Assistant Professor at the Milton S. Hershey Medical Center at Pennsylvania State University. Dr. Flaim received her Ph.D. at the University of California at Davis.

    TIM T. HART, C.P.A. Mr. Hart, who is 43, was appointed Vice President in May 1999 and Chief Financial Officer in August 1998 for Alliance. He joined Alliance in 1991 as Controller and has also served as Treasurer since 1994. Prior to joining Alliance, he was employed in various financial management positions at Cubic Corporation for over eight years. He was also employed by Ernst & Whinney in San Diego, California as a C.P.A.

    H. JOERG LIMMER, D.V.M. Dr. Limmer, who is 59, was appointed Vice President, Worldwide Clinical Development for Alliance in September 1996. Prior to joining Alliance, Dr. Limmer worked six years for Boehringer Ingelheim Pharma as Regional Director and Vice President where he was responsible for medical and marketing affairs for Eastern European countries. For the previous 20 years he was Director of Clinical Research at Dr. Karl Thomae GmbH, a subsidiary of Boehringer Ingelheim GmbH in Germany. His primary focus was in the area of diabetes mellitus, fat metabolism, atherosclerosis, and intensive care products. Dr. Limmer received his DVM from the Freie Universitaet of Berlin, Germany.

    CHRISTINE O. ROCKWELL. Ms. Rockwell, who is 47, was appointed Vice President, Quality Assurance for Alliance in July 2000. Prior to joining Alliance, Ms. Rockwell worked for 20 years for Allergan, Inc., where she served in various capacities, most recently as Worldwide Quality Assurance Manager. Ms. Rockwell received her M.B.A. from Pepperdine University and her B.S. from University of Tours, France.

    GWEN ROSENBERG. Ms. Rosenberg, who is 46, was appointed Vice President, Corporate Communications for Alliance in May 1998. Ms. Rosenberg joined Alliance in 1990 and has served in various capacities, most recently as Director of Corporate Communications. For the previous eleven years, she was a research scientist at the University of California, San Diego and at Scripps Clinic and Research Foundation, and was concurrently a science reporter for the San Diego Daily Transcript. Ms. Rosenberg has also taught high school chemistry and biology in New York. She received her B.A. and M.A. degrees from Adelphi University and The State University of New York at Stony Brook, respectively.

    LLOYD A. ROWLAND, JR. Mr. Rowland, who is 44, was appointed Vice President in May 1999 and Secretary of Alliance in May 1998, having served as General Counsel and Assistant Secretary for Alliance since 1993. Prior to joining Alliance, Mr. Rowland served as Vice President and Senior Counsel, Finance and Securities, at Imperial Savings Association for four years. For the previous eight years, he was engaged in the private practice of corporate law with the San Diego, California law firm of Gray Cary Ames & Fry, and the Houston, Texas law firm of Bracewell & Patterson. He received a J.D. from Emory University.

    MARK SEEFELD, PH.D., D.A.B.T. Dr. Seefeld, who is 47, was appointed Vice President, Preclinical Drug Safety and Development for Alliance in August 1998, having joined Alliance in 1993 as Director, Toxicology. For more than ten years prior to joining Alliance, he held positions in both general and reproductive toxicology at Parke-Davis, Pharmaceutical Research Division of the Warner-Lambert Company, and 3M Pharmaceuticals. Dr. Seefeld received his Ph.D. from the University of Wisconsin-Madison and is board certified by the American Board of Toxicology.

                     COMPARISON OF RIGHTS OF HOLDERS OF MBI
                           AND ALLIANCE COMMON STOCK

    MBI is a Delaware corporation and Alliance is a New York corporation. Accordingly, the rights of their respective stockholders are governed by Delaware General Corporation Law or New York Business Corporation Law, as applicable, and their certificates of incorporation and bylaws. Upon completion of the Merger, MBI stockholders will become stockholders of Alliance, and their rights will be governed by the certificate of incorporation and bylaws of Alliance and by New York law. The following is a brief summary of certain differences between the rights of MBI stockholders and Alliance stockholders and is qualified in its entirety by reference to the relevant provisions of New York and Delaware law, Alliance's certificate of incorporation and bylaws and MBI's certificate of incorporation and bylaws.

AMENDMENT TO CERTIFICATE OF INCORPORATION

    Under Delaware law and New York law, the board of directors must propose an amendment to the certificate of incorporation, and then a majority of all outstanding shares entitled to vote must approve it. In addition, under Delaware and New York law a separate vote of a class or series of capital stock may be required for amendments to the certificate in some cases.

AMENDMENT TO BYLAWS

    Under both Delaware and New York law, a corporation's bylaws can be amended or repealed by either the affirmative vote of the holders of a majority of the outstanding shares entitled to vote or the affirmative vote of a majority of the members of the board of directors if such right is conferred on the board of directors by the company's certificate of incorporation or, in the case of New York law, the corporation's bylaws.

    MBI's certificate of incorporation and bylaws provide its board of directors the power to amend and repeal the bylaws and to adopt new bylaws by an affirmative vote of a majority of the whole board. Alliance's bylaws provide that the bylaws may be amended or repealed and new bylaws adopted by the board or by vote of the holders of shares entitled to vote in the election of any directors;

VOTE REQUIRED FOR MERGER AND CERTAIN OTHER TRANSACTIONS

    Under Delaware law, the board of directors must approve an agreement of merger or a sale, lease or exchange of all or substantially all of the assets of a corporation. The holders of a majority of the outstanding shares of the constituent corporations entitled to vote must then adopt such action taken by the board.

    Under New York law, the board of directors of each corporation participating in a merger or consolidation must adopt a plan of merger or consolidation or share exchange or approve a sale, lease, exchange or other disposition of all of the assets of a corporation. The holders of two-thirds of all shares of each constituent corporation entitled to vote must then adopt the plan. Because Alliance is not a constituent corporation in the merger, the stockholders of Alliance are not entitled to vote on the merger.

STOCKHOLDER APPROVAL OF STOCK PLANS

    Delaware law does not require stockholder authorization of stock options or similar incentives. Under New York law, the issuance of stock options or similar incentives to directors, officers or employees must be authorized by a majority of the votes cast at a stockholders' meeting by the stockholders entitled to vote thereon.

BOARD OF DIRECTORS

    MBI's bylaws provide that the board of directors shall have six members, but allows the number of directors to be changed by the board or by the stockholders at the annual meeting or at a special meeting called for that purpose. Alliance's bylaws provide that the number of board members shall be determined from time to time by action of a majority of the board of directors but shall not be less than three. The size of the Alliance board is currently set at ten members.

    New York and Delaware law and Alliance's and MBI's bylaws provide that any or all directors may be removed with or without cause, by the holders of a majority of shares then entitled to vote. New York law further allows an action to obtain a judgment removing a director for cause to be brought by the attorney-general or by holders of ten percent of the outstanding shares, whether or not entitled to vote.

    Under both New York and Delaware law and Alliance's and MBI's bylaws, a vacancy on the board may be filled by a majority vote of the directors then in office, even if less than a quorum. However, under New York law, only a vote of the stockholders may fill board vacancies resulting from the removal of a director by stockholders without cause.

    MBI's bylaws provide that directors shall be elected by a plurality of votes cast at stockholders' annual meetings with each director serving until his successor is duly elected and qualified. Alliance's bylaws provide that directors shall be elected by a plurality of the vote cast at each annual stockholders' meeting to hold office until the next annual meeting and until their successors are duly elected and qualified or until their earlier removal.

STOCKHOLDER SPECIAL MEETINGS

    MBI's bylaws provide that special meetings of stockholders may be called for any purpose, unless otherwise prescribed by statute by the Chairman of the board of directors, if any, or the president or at a majority of the board's request in writing or at the request in writing of the stockholders owning a majority of capital stock. Alliance's bylaws provide that special meetings of stockholders may be called for any purpose at any time by resolution of the board of directors and shall be called when requested by at least ten percent of all shares entitled to vote at such meeting.

LIMITATION ON DIRECTORS' LIABILITY

    As permitted by Delaware law, MBI's certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for money damages based on his or her breach of fiduciary duty. However, under Delaware law, a director's liability is not eliminated for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - liability arising under Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption; or

    - any transaction from which the director derived an improper personal benefit.

    Neither Alliance's certificate of incorporation nor its bylaws specifically eliminate a director's personal liability to the corporation. New York law does not allow a corporation to limit a director's liability for acts or omissions in bad faith.

INDEMNIFICATION

    Under Delaware law, a corporation may generally indemnify its officers, directors, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement of any proceedings, other than derivative actions, if the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for expenses, including attorneys' fees, and certain amounts paid in settlement and, no indemnification shall be made in the event the person seeking indemnification has been adjudicated liable except as the appropriate court deems proper, fair and reasonable. Delaware law provides that, to the extent that such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith.

    New York law provides a single standard for statutory indemnification for third-party and derivative suits, through which a corporation may indemnify its directors, officers and other employees if the person seeking indemnification acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made under New York law if a final adjudication establishes bad faith or active and deliberate dishonesty were material to the cause of action or if the person seeking indemnity received personal financial profit or advantage to which such person was not legally entitled.

    MBI's certificate of incorporation and bylaws and Alliance's bylaws require indemnification for directors, officers, employees and agents, and persons serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust, or other enterprise including an employee benefit plan. MBI's certificate of incorporation specifies that such indemnification shall be for expenses, including attorney's fees, judgments, fines and amounts paid in settlement for proceedings brought by reason of such person's position at MBI or at another enterprise at MBI's request. Alliance's bylaws specify that such indemnification shall be to the fullest extent permitted by law. Alliance's bylaws also provide for the benefits of indemnification to inure to the testator or intestate of any indemnified directors, officers, employees, agents or other persons.

    MBI's certificate of incorporation and Alliance's bylaws provide that the corporation may pay the expenses of persons seeking indemnity on the terms the board of directors considers appropriate at its discretion. Further, MBI's certificate of incorporation provides that no amendment to the Certificate may affect the rights and protection afforded to an indemnitee with respect to an act, omission or expense that occurred prior to such amendment.

    MBI's certificate of incorporation and Alliance's bylaws provide for an advance of all expenses to a person seeking indemnity, that the person actually and reasonably incurs upon receipt of the undertaking of the person seeking indemnification to repay all amounts advanced should such person ultimately be determined not entitled to indemnification.

ACTION BY CONSENT

    Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholder may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. New York law also allows any action required or permitted to be taken at a stockholders' meeting to be taken without a meeting, but requires all of the stockholders entitled to vote to consent to the action in writing. Under New York law and as provided in Alliance's bylaws, written consent of less than all of the stockholders is permitted where not otherwise inconsistent with New York law.

    Both Alliance's and MBI's bylaws permit action by written consent.

BUSINESS COMBINATIONS FOLLOWING A CHANGE IN CONTROL

    Under Delaware law, an interested stockholder is defined as a holder of fifteen or more of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with a Delaware corporation only if:

    - the board of directors approved the transaction before such stockholder became an interested stockholder or approved the transaction in which such stockholder became an interested stockholder;

    - the interested stockholder acquired at least eighty-five percent of the voting stock in the transaction in which it became an interested stockholder; or

    - the board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

    Under New York law, an interested stockholder is defined as a holder of twenty percent or more of the outstanding voting stock. An interested stockholder may engage in a business combination transaction, such as a merger, consolidation or sale of substantially all the assets of the corporation, with a New York corporation only if:

    - the board of directors approved the transaction before such stockholder became an interested stockholder;

    - the holders of a majority of the outstanding voting stock held by all disinterested stockholders approve the transaction after a five-year waiting period; or

    - following the five-year waiting period, the transaction satisfies certain fair price provisions.

PREFERRED STOCK

    MBI's certificate of incorporation does not authorize shares of preferred stock.

    Alliance's certificate of incorporation authorizes up to 5,000,000 shares of preferred stock, $0.01 par value of which 1,500,000 shares have been designated Series A, none of which are outstanding or can be reissued, 500,000 shares have been designated Series F, all of which are outstanding, 13,637 shares have been designated Series G and 13,636 shares have been designated Series H, all of which are reserved for future issuance. None of the designated series of preferred stock have voting rights. The board is authorized to issue the remaining undesignated shares of preferred stock:

    - in such series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in a resolution adopted by the board of directors; and

    - in such number of shares in each series as the board of directors shall fix, provided the aggregate number of preferred stock shares does not exceed the number authorized in its certificate of incorporation.

DISSENTERS' RIGHTS

    Generally, stockholders of a Delaware corporation who object to certain mergers or a consolidation of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the fair value of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either:

    - listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or

    - held of record by more than 2,000 stockholders. However, appraisal rights will be available to holders of shares if they are required by the merger terms to accept anything other than shares of the survivor or are listed or quoted shares or cash in lieu of fractional shares. In addition, no appraisal rights are available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of such corporation. Further, Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise.

    Under New York law, a stockholder who complies with prescribed statutory procedures is entitled to dissent and to obtain payment of the fair value of its shares in the event of consummation of:

    - a plan of merger or consolidation upon which the stockholder is entitled to vote, unless the corporation is the surviving corporation, the merger is between parent and subsidiary corporations or the corporation's shares are listed on a national securities exchange or quoted as a national market system security;

    - a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired; or

    - a sale, lease, exchange or other disposition of all, or substantially all, of the corporation's property if a stockholder vote is required for such disposition.

    The meaning of fair value in payment for shares upon exercise of dissenters' rights is different under New York law and Delaware law. Delaware law provides that fair value does not include any element of value arising from the completion or expectation of the transaction. New York law mandates that the court should consider the nature of the transaction, its effect on the corporation and its stockholders, the concepts and methods of valuation then customary in the relevant financial and securities markets and all other relevant factors to determine fair value.

RESTRICTIONS ON DIVIDENDS

    Under Delaware law, a dividend may be paid on common stock out of either surplus, which is defined as the excess of net assets over capital, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if a corporation's capital is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

    Under New York law, a dividend may be paid on common stock, only out of surplus, which is defined as the excess of net assets over stated capital, unless, after payment of the dividend, the corporation is insolvent or would be rendered insolvent.

    The right of a holder of Alliance preferred stock to dividends varies according to the series of preferred stock held.

RESTRICTIONS ON STOCK REPURCHASES

    Under Delaware law, a corporation may not purchase or redeem shares when its capital is impaired or when such purchase or redemption would cause any impairment of its capital, except that

    - a corporation may purchase or redeem out of capital any shares which are entitled to a preference over another class or series of its stock or

    - if no shares entitled to a preference are outstanding, a corporation may purchase or redeem shares out of capital. A corporation also may not purchase any shares which are redeemable at its option for more than the price at which they are then redeemable.

    Under New York law, a corporation may not purchase or redeem shares if it is insolvent or would be rendered insolvent.

    Neither MBI's certificate of incorporation nor its bylaws address stock repurchases or redemptions. Alliance's certificate of incorporation affords redemption rights to certain classes of its preferred stock, which vary according to class.

LOANS TO DIRECTORS

    Delaware law provides that a corporation may make loans or provide guarantees for its officers, including those who are also directors, if the board of directors reasonably expects that such action will benefit the corporation. Neither MBI's certificate of incorporation nor its bylaws address loans to directors. New York law and Alliance's bylaws prohibit Alliance from making a loan to a director unless the loan is authorized by vote of its stockholders. New York law allows the board of directors of corporations incorporated before 1998, such as Alliance, to approve specific loans, guarantees or a general plan authorizing loans and guarantees if the board determines the loan or guarantee benefits the corporation.

STOCKHOLDER INSPECTION OF CORPORATE RECORDS

    Under Delaware law, any stockholder may inspect for any proper purpose a corporation's stock ledger, list of stockholders and other books and records, and may make copies or extracts from them. Under New York law, a stockholder, upon at least five days written demand, is entitled to inspect a corporation's minutes of stockholders' meetings and records of stockholders of the corporation.

PREEMPTIVE RIGHTS

    Under Delaware law, stockholders do not have preemptive rights unless specifically granted in the certificate of incorporation. MBI's certificate of incorporation does not grant preemptive rights. Under New York law, stockholder shall not have preemptive or preferential rights, except that holders of preferred stock may have such preemptive or preferential rights as the board of directors may determine in its discretion. The holders of Alliance preferred stock do not have preemptive rights.

                       SELECTED HISTORICAL FINANCIAL DATA
                           MOLECULAR BIOSYSTEMS, INC.

                                                        SIX MONTHS ENDED     FISCAL YEARS ENDED
                                                          SEPTEMBER 30,           MARCH 31,
                                                       -------------------   -------------------
                                                         1999       2000       1999       2000
                                                       --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)
Consolidated Statement of Operations Data:
Revenues:
  Revenues under collaborative agreements............  $  3,000   $     --   $  5,498   $  3,000
  Product and royalty revenues.......................       517        630      4,083      1,525
  Milestone payments.................................        --         --         --      4,000
  License fees.......................................        --         41         --         --
                                                       --------   --------   --------   --------
      Total revenues.................................     3,517        671      9,581      8,525
Operating expenses:
  Research and development costs.....................     2,448        368      9,083      4,261
  Costs of products sold.............................      (529)        --      7,840       (107)
  Selling, general and administrative expenses.......     4,098      1,787     14,191     10,166
  Other nonrecurring charges.........................        --      2,220         --         --
  Cost reduction measures:
    Asset disposals..................................        --         --      3,143         --
    Severance costs..................................        --         --      2,328      1,653
    Technology transfer..............................        --         --        265         --
    Exit costs.......................................        --         --        384         --
                                                       --------   --------   --------   --------
      Total operating expenses.......................     6,017      4,375     37,234     15,973
Other income (expenses):
Gain on disposal of asset held for sale..............        --         --      6,993         --
Interest expense.....................................      (234)      (124)      (574)      (447)
Interest income......................................       402        244      1,394        727
Foreign income tax provision.........................        --      2,800     (1,400)      (400)
                                                       --------   --------   --------   --------
      Total other income.............................       168      2,920      6,413       (120)
                                                       --------   --------   --------   --------
Net loss.............................................  $ (2,332)  $   (784)  $(21,240)  $ (7,568)
                                                       ========   ========   ========   ========
Loss per common share--basic and diluted.............  $  (0.12)  $  (0.04)  $  (1.14)  $  (0.40)
                                                       ========   ========   ========   ========
Weighted average common shares outstanding...........    18,729     18,797     18,564     18,749
                                                       ========   ========   ========   ========

                                                                                    AS OF MARCH 31,
                                                                   AS OF          -------------------
                                                            SEPTEMBER 30, 2000      1999       2000
                                                            -------------------   --------   --------
                                                                         (IN THOUSANDS)
                                                                (UNAUDITED)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities..........        $ 9,834         $18,038    $12,043
Working capital...........................................          6,531          10,693      3,824
Total assets..............................................         12,147          31,849     22,644
Long-term debt............................................             --           4,804      3,529
Total stockholders' equity................................          8,165          16,207      8,669

                           MOLECULAR BIOSYSTEMS, INC.
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE DISCUSSION AND ANALYSIS SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY, AND SHOULD BE READ IN CONJUNCTION WITH MBI'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS.

    YOU ARE CAUTIONED THAT THE STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACT MAY BE FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONTAINED IN THIS SECTION AND BUSINESS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS, ARE BASED ON MANY ASSUMPTIONS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN RISK FACTORS.

OVERVIEW

    MBI is the developer of OPTISON, the only approved intravenous ultrasound contrast agent marketed in both the United States and Europe. Doctors and medical technicians use contrast agents to improve the real-time images or moving pictures of organs and body structures, especially the heart, obtained through ultrasound examinations. OPTISON increases the diagnostic usefulness of ultrasound examinations of the heart through enhanced visualization of structures and vasculature and reduces the need for diagnostic procedures that may be more expensive, time-consuming, or invasive.

    OPTISON is used to detect heart disease by assessing blood flow within the heart chambers and by identifying the chamber borders and the movement of the chamber walls, which we refer to as cardiac function. To increase the potential applications of OPTISON, MBI recently completed Phase 2 clinical trials to evaluate the product's efficacy in determining whether the heart muscle is receiving an adequate blood supply, which we refer to as myocardial perfusion. The results from the Phase 2 trials formed the basis for a proposal to the FDA for Mallinckrodt to conduct phase 3 clinical trials for myocardial perfusion. The FDA is currently reviewing this proposal. The multiple Phase 2 trials included use of OPTISON in the emergency room for patients presenting with chest pain, and in various forms of stress echocardiography. Results using OPTISON in each of these applications suggest a close agreement with nuclear imaging for the detection of reduced blood supply by wall motion and perfusion. Furthermore, the results indicate that use of OPTISON could help to rescue a large proportion of non-contrast utilizing exams that clinicians would not otherwise be able to interpret, thereby reducing the need for additional, more expensive and time-consuming testing. MBI believes the information regarding perfusion will enable cardiologists to diagnose heart attacks and coronary artery disease more accurately and safely than is currently feasible. MBI has also conducted Phase 2 clinical studies using OPTISON to detect abnormalities in other organs, such as the liver and kidney.

    In May 2000, MBI agreed to transfer full control of the OPTISON business to Mallinckrodt, a global manufacturer of specialty medical products, in exchange for a 5% royalty on sales. This OPTISON Product Rights Agreement, or OPRA, supersedes all previous agreements with Mallinckrodt. Mallinckrodt's territory is worldwide, excluding Japan, South Korea and Taiwan. In August 2000, MBI and Mallinckrodt amended OPRA to clarify that Mallinckrodt would continue to pay the additional 3% royalty to MBI on sales of OPTISON in the United States until sales reach a cumulative aggregate of $66,667,000, at which time Mallinckrodt would pay the 3% royalty directly to the licensor, an outside party. The amendment also clarifies that Mallinckrodt will reimburse MBI for a $450,000 credit available to Schering AG if Mallinckrodt utilizes this credit in the event that Mallinkrodt enters into a license agreement with Schering AG.

    Chugai is MBI's OPTISON partner for Japan, South Korea and Taiwan. MBI receives a 28% royalty on product sales from Chugai plus certain milestone payments and has no manufacturing or clinical development responsibilities.

    On June 6, 2000, MBI entered into a license agreement with Genta Incorporated, or Genta, relating to antisense technology for therapeutic and diagnostic applications. The license agreement includes grants of exclusive and non-exclusive rights to Genta on a royalty-free basis in return for $400,000 in cash and 376,470 shares of Genta common stock.

    MBI plans to use its existing cash and future cash flows from royalties and milestone payments to pursue alliances and business development opportunities in the life sciences industry. Operating losses may occur for at least the next few years. The magnitude of the losses and the time required by MBI to achieve profitability are highly dependent on the market acceptance of OPTISON and are therefore uncertain. There can be no assurance that MBI will be able to achieve profitability on a sustained basis or at all. Results of operations may vary significantly from quarter to quarter depending on, among other things, the progress, if any, of MBI's efforts to form an alliance or to make investments in the pharmaceutical industry, the timing of milestone payments, and the timing of certain expenses.

    In August 1999, MBI received notice that the New York Stock Exchange (NYSE) had revised its continued listing standards and that MBI was no longer in compliance with the revised standards. As a result, MBI was delisted by the NYSE effective after the close of trading on January 4, 2000. Effective January 5, 2000, trading of MBI common stock was moved to the NASD Over-The-Counter Bulletin Board. A new trading symbol of MBIO was assigned to MBI by NASD. MBI common stock traded on the New York Stock Exchange under the symbol MB through the close of business January 4, 2000.

    On March 30, 2000, MBI announced that it would restructure the company in order to reduce expenses and conserve its cash. As part of the restructuring, MBI reduced its staff by 33 employees and eliminated the development program for a product code-named MB840. Twenty employees involved with the manufacturing of OPTISON were transferred to Mallinckrodt. As of June 2000, MBI has three employees, and maintains its offices in a rent-free building through May 2001. MBI is not currently exploiting any of its other technologies.

    On October 11, 2000, MBI, Alliance and Merger Sub entered into an agreement and plan of merger pursuant to which Merger Sub will be merged into MBI and MBI will become a wholly-owned subsidiary of Alliance. Under the merger agreement, stockholders of MBI will receive 770,000 shares of Alliance common stock in exchange for their shares of MBI's common stock (subject to a downward adjustment). Closing of the merger is subject to the approval of the merger by MBI's stockholders and to the satisfaction of other conditions precedent described in the merger agreement. As a result of the proposed merger with Alliance, MBI's bank facilities require payment of outstanding balance and, in addition, MBI has agreed to other restrictions during the period prior to closing. MBI estimates the outstanding balance of bank debt at the time of the expected merger to be approximately $300,000, which is classified as the current portion of long-term debt.

    On October 16, 2000, MBI entered into an agreement to provide consulting services to Alliance in contemplation of the proposed merger. Under the agreement, which has a 120-day term, Alliance will pay MBI a fee of approximately $8,450 per week for the services of 2 employees of MBI.

    On October 17, 2000, Isis Pharmaceuticals, Inc. filed suit against MBI in the Superior Court of the State of California seeking to reform the license agreement entered into between MBI and Isis in September 1992 to reduce the royalty payable to MBI to the rate payable to MBI in a license agreement entered into in May 2000 between MBI and Genta. MBI disputes Isis's claim that MBI is obligated to conform the Isis license to the Genta license.

    On October 24, 2000, MBI received an unsolicited merger offer from CEL-SCI Corporation. MBI's board of directors voted unanimously to reject this offer.

REVENUE RECOGNITION

    Historically MBI has earned revenue from three primary sources: revenue under collaborative agreements, milestone payments and product revenue.

REVENUE UNDER COLLABORATIVE AGREEMENTS.

    Revenue under collaborative agreements has been the primary source of revenue for MBI in the past. It consists of payments received from Mallinckrodt under MBI's Amended and Restated Distribution Agreement, or ARDA, to support clinical trials, regulatory submissions and product development. Pursuant to ARDA, half of each payment was designated for clinical development expenses and was recorded as deferred revenue until such expenses were incurred, and the remaining half of each payment was designated to fund ongoing research and development activities and was recognized as research was performed.

MILESTONE PAYMENT REVENUE.

    Milestone payment revenue is earned upon the achievement of product development and territorial milestones. All milestone payments to date consist of payments received from Chugai based on Chugai commencing clinical trials in Japan.

PRODUCT AND ROYALTY REVENUE.

    For fiscal year 2000, under the terms of an amendment to ARDA effective in March 1999, which we refer to as ARDA II, MBI received a royalty rather than a transfer price on product sales of OPTISON.

    For fiscal years 1998 and 1999, product revenue was based upon MBI's non-refundable sales to Mallinckrodt and was recognized upon shipment of the product, at which time ownership and title to the goods passed to Mallinckrodt. The transfer prices for MBI's sales of Albunex and OPTISON to Mallinckrodt were determined under the respective agreements and were approximately equal to 40% of Mallinckrodt's average net sales price to its end-users of the product. Pursuant to ARDA, the average net sales price to end-users is calculated by dividing the net sales for the preceding quarter by the total number of units shipped to end users whether paid for or shipped as samples. Consistent with industry practice, MBI considers samples a marketing expense and as such the cost of samples is recorded as selling, general and administrative expense.

    Royalty revenue during fiscal years 1999 and 2000 was also earned pursuant to a licensing agreement between MBI and Abbott Laboratories, Inc.

RESULTS OF OPERATIONS

    FIRST SIX MONTHS OF FISCAL YEAR 2001 COMPARED TO FIRST SIX MONTHS OF FISCAL
     YEAR 2000.

    REVENUE UNDER COLLABORATIVE AGREEMENTS. There was no revenue from collaborative agreements for the six months ended September 30, 2000. Revenue under collaborative agreements was $3.0 million for the same period in 1999. This revenue consisted solely of quarterly payments to support clinical trials, regulatory submissions and product development received from Mallinckrodt under ARDA.

    PRODUCT AND ROYALTY REVENUE. Revenue from product royalties was $630,000 for the six months ended September 30, 2000 compared to $517,000 for the same period in the prior year.

    OTHER INCOME. Revenue for the six months ended September 30, 2000 includes $2.8 million for the licensing of a portfolio of patents and technology to Genta relating to antisense technology for therapeutic and diagnostic applications. This license agreement includes grants of exclusive and non-exclusive rights to Genta on a royalty-free basis in return for $400,000 in cash and 376,470 shares of Genta common stock. The Company sold 372,787 shares of Genta common stock in August 2000, realizing net proceeds of $2,189,948. The remaining 3,684 shares of Genta common stock are reflected as marketable securities in MBI's consolidated September 30, 2000 balance sheet.

    COST OF PRODUCTS SOLD. There were no costs of product sold for the six months ended September 30, 2000. Cost of products sold totaled ($529,000) for the six months ended September 30, 1999. Under ARDA II, Mallinckrodt agreed to reimburse the Company for all fully allocated manufacturing expenses, including incremental costs related to the technology transfer. MBI accrued a receivable from Mallinckrodt for manufacturing expenses incurred during the period
March 1, 1999 through June 30, 1999. The manufacturing expenses from March 1999 were included in the prior fiscal year. As a result, the recoupment of these expenses was reflected as a negative expense during the six months ended September 30, 1999.

    RESEARCH AND DEVELOPMENT COSTS. For the six months ended September 30, 2000, MBI's research and development costs totaled $368,000 as compared to $2.4 million for the same period in 1999. The decrease is due to MBI's decision to discontinue further research and development activities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the six months ended September 30, 2000, MBI's selling, general and administrative costs totaled $1.8 million, as compared to $4.1 million for the same periods in the prior year. The decrease in the current year is due to realization of the benefits of previously announced cost reduction measures as well as additional expense reductions as a result of OPRA.

    COST REDUCTION MEASURES. On November 10, 1998, as a result of the slower than planned ramp up of OPTISON sales, the Company announced the initiation of a multi-phase program to reduce expenses and preserve capital. The initial phase of cost reduction occurred in November 1998 and affected approximately 40 employees of the Company's 140-person workforce. The second reduction in force occurred in April 1999 and affected an additional 26 employees. On March 30, 2000, the Company announced plans to restructure and further reduce its workforce by 33 employees.

    A summary of the six months ended September 30, 2000 activity related to the accrual for cost reduction measures is provided below.


Accrued at March 31, 2000...................................  $1,659,000
Severance paid..............................................   1,638,000
Additional severance accrued................................     522,000
                                                              ----------
Accrued at September 30, 2000...............................  $  543,000
                                                              ==========

    The $543,000 cost reduction accrual is included in compensation accruals in the accompanying balance sheet as of September 30, 2000.

    OTHER NONRECURRING CHARGES. For the six months ended September 30, 2000, other nonrecurring charges reflect the net effect of restructuring the agreement between the Company and Mallinckrodt. See Note 2, "Commitments and Contingencies" to the Consolidated Financial Statements.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense for the six months ended September 30, 2000 amounted to $124,000, compared to $234,000 for the same period in the prior year, and consisted of mortgage interest on MBI's manufacturing building and interest on a note payable which was secured by the tangible assets of MBI. The mortgage on the building was transferred to Mallinckrodt in connection with the implementation of OPRA and the transfer to Mallinckrodt of all property, plant and equipment used in the manufacture of OPTISON. The note payable bears interest at the prime rate and is payable in monthly installments of principal plus interest over five years. The note payable was renegotiated in September 1998 lowering the interest rate from prime plus one to the prime rate and releasing a compensating balance requirement.

    Interest income for the six months ended September 30, 2000 amounted to $244,000, compared to $402,000 for the same period in the prior year. The decrease in interest income in the current year is due to lower average cash and marketable securities balances. MBI's cash is invested primarily in short-term, fixed principal investments, such as U.S. Government agency issues, corporate bonds, certificates of deposit and commercial paper.

    FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999.

    REVENUE UNDER COLLABORATIVE AGREEMENTS. Revenue under collaborative agreements was $3.0 million for the fiscal year ended March 31, 2000 compared to $5.5 million for the same period in the prior year. Revenue in both years consisted solely of quarterly payments to support clinical trials, regulatory submissions and product development received from Mallinckrodt under ARDA. As of March 31, 2000, these payments were completed. Effective March 1, 1999, the ARDA agreement with Mallinckrodt was replaced by ARDA II.

    MILESTONE PAYMENTS. Revenue from milestone payments were $4.0 million for fiscal year 2000. There were no milestone payments during the same period in the prior year. Revenue in the current year represent two $2.0 million milestone payments from Chugai received during the third quarter and fourth quarters for the initiation of pivotal trials in Japan for OPTISON.

    PRODUCT AND ROYALTY REVENUE. Revenue from product sales and royalties were $1.5 million for fiscal year 2000, compared to $4.1 million for the prior year. In the fiscal year ended March 31, 2000, royalty revenue amounted to $1.4 million from Mallinckrodt, and $64,000 from Abbott Laboratories. Royalties from Mallinckrodt were calculated by applying a royalty rate to end-user sales under the terms of ARDA II. ARDA II changed the nature of revenue recognized by MBI from product revenue recognized upon shipment to royalty revenue recognized as a percentage of end-user sales. As a result, there were no product sales revenue for the fiscal year ended March 31, 2000.

    In the fiscal year ended March 31, 1999, product and royalty revenue were $4.1 million. Royalty revenue amounted to $122,000 from Abbott Laboratories. Product revenue came from MBI's sales of OPTISON to Mallinckrodt and was recognized upon shipment of the product. The transfer price for MBI's sales of OPTISON to Mallinckrodt was approximately equal to 40% of Mallinckrodt's average net sales price to its end-users of the product for the immediately preceding quarter. Pursuant to ARDA, the average net sales price to end-users was calculated by dividing the net sales for the preceding quarter by the total number of units shipped to end-users whether paid for or shipped as samples. Consistent with industry practice, MBI considered samples a marketing expense and as such the cost of samples was recorded as selling, general and administrative expense.

    Included in product and royalty revenue were $60,000 for the year ended March 31, 2000, representing non-refundable amounts received under a license agreement with ISIS Pharmaceuticals.

    COST OF PRODUCTS SOLD. Cost of products sold totaled ($107,000) for fiscal year 2000 compared to $7.8 million during the prior year. Under the terms of ARDA II, which were retroactive to March 1, 1999, Mallinckrodt agreed to reimburse MBI for all fully allocated manufacturing expenses. The manufacturing expenses from March 1999 were included in the prior fiscal year. As a result, the recoupment of these March 1999 expenses totaling $541,000 were reflected as a negative expense in the current fiscal year. Cost of products sold in fiscal year 2000 reflects the $541,000 negative expense, partially offset by $434,000 of royalty expense. ARDA II changed the nature of revenue recognized by

MBI from product revenue recognized upon shipment to royalty revenue recognized as a percentage of end-user sales. As a result, there was no product cost of sales for the fiscal year ended March 31, 2000.

    In the fiscal year ended March 31, 1999, cost of products sold totaled
$7.8 million, resulting in a negative gross profit margin. This negative gross profit margin was primarily because the low levels of production were insufficient to cover MBI's fixed manufacturing overhead expenses. In addition, included in cost of sales for fiscal 1999 was $1.1 million in expensed inventory as a result of the planned out-sourcing of manufacturing.

    RESEARCH AND DEVELOPMENT COSTS. MBI's research and development costs totaled $4.3 million for fiscal year 2000 as compared to $9.1 million for fiscal 1999. Approximately $2.3 million of the $4.8 million decrease in the current year was due to Mallinckrodt's responsibility under ARDA II for funding clinical trials, and the remaining decrease of $2.5 million was due to cost reduction measures.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the fiscal year 2000, MBI's selling, general and administrative costs totaled $10.2 million, as compared to $14.2 million for the same period in the prior year. The higher expenses for fiscal year 1999 were due primarily to continuing legal expenses and marketing costs associated with the launch of OPTISON. Expenses for fiscal year 2000 decreased due to cost reduction measures.

    COST REDUCTION MEASURES. On November 10, 1998, as a result of the slower than planned ramp-up of OPTISON sales, MBI announced the initiation of a multi-phase program to reduce expenses and preserve capital. The initial phase of cost reduction occurred in November 1998 and affected approximately 40 employees of MBI's 140-person workforce. The second reduction in force occurred in April 1999 and affected an additional 26 employees. In addition, attrition since November 1998 further reduced the workforce to approximately 56 employees. On March 30, 2000, MBI announced plans to restructure and further reduce its workforce by 33 employees.

    Effective May 8, 2000, an additional 20 employees involved with the manufacture of OPTISON were transferred to Mallinckrodt as part of its takeover of OPTISON manufacturing pursuant to OPRA. As of June 2000, MBI has three employees. The impact of the cost reduction measures on MBI's financial statements for the year ended March 31, 2000 included $1.7 million in accrued severance costs and a write-off of $700,000 in fixed assets through accelerated depreciation. For the year ended March 31, 1999, the impact included
$3.1 million in asset disposals, $2.3 million in severance costs, $300,000 in costs related to technology transfer and $400,000 in exit costs. In addition, $1.1 million of inventories were expensed through cost of sales as a result of the planned out-sourcing of manufacturing.

A summary of the fiscal year 2000 activity related to the accrual for cost reduction measures is provided below.

Accrued at March 31, 1999...................................  $2,000,000
Severance paid..............................................  (1,300,000)
Additional severance accrued................................   1,700,000
Exit costs..................................................    (400,000)
Technology transfer.........................................    (300,000)
Accrued at March 31, 2000...................................  $1,700,000

The $1.7 million of the cost reduction accrual is included in compensation accruals in the accompanying balance sheet as of March 31, 2000.

    GAIN ON DISPOSAL OF ASSET HELD FOR SALE. Gain on disposal of asset held for sale totaled $7.0 million for the year ended March 31, 1999. MBI resold territory rights to Chugai for $14.0 million, as well as a $2.4 million premium received for the sale of MBI common stock to Chugai. This gain is the net of the cost of these rights previously reacquired from Shionogi & Co. for $8.5 million and related transaction fees of $878,000.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense for fiscal year 2000 was $447,000 compared to $574,000 in fiscal year 1999. Interest expense consists of mortgage interest on MBI's manufacturing building and interest on a note payable that is secured by the tangible assets of MBI. The interest rate on the mortgage was 8% in March 2000. The note payable bears interest at the prime rate and is payable in monthly installments of principal plus interest over five years. The note payable was renegotiated in September 1998 lowering the interest rate from prime plus one to the prime rate and releasing MBI from a compensating balance requirement. The interest rate on the note was 9.0% in March 2000.

    A summary of the fiscal year 2000 activity related to the accrual for cost reduction measures is provided below.

    Interest income for fiscal year 2000 was $727,000 compared to $1.4 million in fiscal year 1999. The decrease in interest income in the current year is due to lower average cash and marketable securities balances. MBI's cash is invested primarily in short-term, fixed principal investments, such as U.S. Government agency issues, corporate bonds, certificates of deposit and commercial paper.

    FOREIGN INCOME TAX PROVISION. MBI paid $400,000 in foreign taxes during the fiscal year ended March 31, 2000 related to two milestone payments received from Chugai. In fiscal year 1999, MBI paid $1.4 million in foreign taxes related to the Chugai alliance. No tax benefit has been recognized for fiscal years 2000 or 1999 as MBI had fully utilized its operating loss carryback ability in 1993. Realization of future tax benefits from utilization of net operating loss carryforwards is uncertain.

    FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

    REVENUE UNDER COLLABORATIVE AGREEMENTS. Revenue under collaborative agreements were $5.5 million for the fiscal year ended March 31, 1999, compared to $5.1 million for the fiscal year ended March 31, 1998. This increase was primarily due to an increase in the quarterly payments from Mallinckrodt to $1.5 million for the last two quarters in fiscal year 1999 over $1.25 million in the prior year. These revenue in both years consisted of quarterly payments to support clinical trials, regulatory submissions and product development received from Mallinckrodt under ARDA.

    PRODUCT AND ROYALTY REVENUE. Product and royalty revenue were $4.1 million for fiscal year 1999, compared to $1.2 million for the prior year. Product revenue in fiscal 1999 was based on MBI's sales to Mallinckrodt and was recognized upon shipment of the product. The increase in product revenue for fiscal year 1999 as compared to 1998 resulted primarily from sales of OPTISON to Mallinckrodt which were launched in the fourth quarter of fiscal year 1998. Royalty revenue was pursuant to a license agreement between MBI and Abbott Laboratories and totaled $123,000 in fiscal year 1999 and $132,000 in fiscal year 1998.

    COST OF PRODUCTS SOLD. Cost of products sold totaled $7.8 million for fiscal year 1999, resulting in a negative gross profit margin. This negative gross profit margin was due to the fact that the low levels of production were insufficient to cover MBI's fixed manufacturing overhead expenses. For fiscal year 1998, costs of products sold totaled $5.8 million. The increase over the prior year was primarily due to two factors. First, MBI sold OPTISON throughout the entire fiscal year 1999 as compared to only during the fourth quarter of fiscal year 1998. Second, $1.1 million in inventories were expensed through cost of sales as a result of the planned out-sourcing of manufacturing.

    RESEARCH AND DEVELOPMENT. MBI's research and development costs totaled $9.1 million for fiscal year 1999 as compared to $11.1 million for fiscal year 1998. The decrease of 18% was due to previously announced cost reduction measures.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $14.2 million in fiscal year 1999 as compared to $11.9 million in fiscal year 1998. This increase of 19% was primarily due to continuing legal expenses, marketing costs associated with the launch of OPTISON, and severance costs. Additionally, a portion of the increase was due to a licensing agreement between MBI and Schering AG in which MBI licensed rights to Schering patents.

    COST REDUCTION MEASURES. On November 10, 1998, as a result of the slower than planned ramp-up of OPTISON sales, MBI announced the initiation of a multi-phase program to reduce expenses and preserve capital. The initial phase was a reduction principally in administrative, development and support staff. Phase II was the out-sourcing of the product packaging operations. The initial phase of cost reduction affected approximately 40 employees of MBI's 140-person workforce. The next reduction in force, in April 1999, affected an additional 26 employees. In addition, attrition since November 1998 further reduced the workforce to approximately 56 employees. On March 30, 2000, MBI announced plans to restructure and further reduce its workforce by 33 employees. Effective
May 8, 2000, an additional 20 employees involved with the manufacture of OPTISON were transferred to Mallinckrodt as part of its takeover of OPTISON manufacturing pursuant to OPRA. As of June 2000, MBI has three employees. All employees expected to be terminated as a result of this program were notified of such termination and their estimated severance benefits were accrued.

    The impact of the cost reduction measures on MBI's financial results included a one-time charge of $7.2 million for the year ended March 31, 1999. This charge included $6.1 million in nonrecurring charges and $1.1 million in cost of sales. The $6.1 million nonrecurring charge included $3.1 million for the full write off of fixed assets, principally building improvements of abandoned facilities, capitalized license fees and capitalized patent costs that will no longer be used by MBI and the discontinuation of certain projects, $2.3 million of severance costs, and approximately $300,000 of technology transfer costs, primarily direct labor and travel costs, and approximately $400,000 of lease exit costs. In addition, MBI wrote off $1.2 million in fixed assets through accelerated depreciation during fiscal year 1999. As of March 31, 1999, MBI had approximately $2.0 million in accrued liabilities related to the future costs of restructuring.

    A summary of the $8.4 million cost reduction measures charge reflected in the accompanying statements of operations for the year ended March 31, 1999 is as follows:

    Non cash charge (in millions):

Accelerated depreciation, recorded prospectively in
  operations, resulting from a change in estimates of the
  useful lives of manufacturing assets......................  $1.2
Write off of abandoned fixed assets ($2.8 million) and other
  capitalized assets ($0.3 million).........................   3.1
Inventory disposed of.......................................   1.1
                                                              ----
                                                              $5.4
                                                              ====
Cash charges:
  Severance.................................................  $2.3
  Exit costs................................................    .4
  Technology transfer.......................................    .3
                                                              ----
                                                              $3.0
                                                              ====
Less amounts paid through March 31, 1999:
  Severance.................................................  $1.0
  All other.................................................    --
                                                              ----
Accrued at March 31, 1999...................................  $2.0
                                                              ====

Of the $2.0 million cost reduction accrual at March 31, 1999, $1.3 million is included in compensation accruals and the remaining $0.7 million is included in accounts payable and accrued liabilities in the accompanying balance sheet as of March 31, 1999.

    GAIN ON DISPOSAL OF ASSETS HELD FOR SALE. Gain on disposal of assets held for sale totaled $7.0 million for fiscal 1999. MBI resold territory rights to Chugai for $14.0 million, as well as a $2.4 million premium received for the sale of MBI's common stock to Chugai. This gain is net of these rights previously reacquired from Shionogi & Co. for $8.5 million and related transaction fees of $878,000.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense for fiscal years 1999 and 1998 amounted to $574,000 and $721,000. Interest expense consisted of mortgage interest on MBI's manufacturing building and interest related to a note payable, secured by the tangible assets of MBI, which bears interest at the prime rate and is payable in monthly installments of principal plus interest over five years. The interest rate on the note was 7.75% in March 1999. In September 1998, MBI renegotiated its note payable to reduce the interest rate from prime plus one to the prime rate and to release compensating balance requirements.

    Interest income for fiscal year 1999 was $1.4 million compared to $2.0 million in fiscal year 1998. This decrease is due to lower average cash balances and marketable securities balances.

    FOREIGN INCOME TAX PROVISION. MBI paid $1.4 million in foreign taxes during fiscal 1999 related to the Chugai alliance. No tax benefit has been recognized for fiscal years 1999 or 1998 as MBI had fully utilized its operating loss carryback ability in 1993. Realization of future tax benefits from utilization of net operating loss carryforwards is uncertain.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 2000, MBI had net working capital of $6.5 million compared to $3.8 million at March 31, 2000. Cash, cash equivalents and marketable securities were $9.8 million at September 30, 2000 compared to $12.0 million at March 31, 2000.

    At March 31, 2000, MBI had net working capital of $3.8 million compared to $10.7 million at March 31, 1999. Cash, cash equivalents and marketable securities were $12.0 million at March 31, 2000 compared to $18.0 million at March 31, 1999. Pursuant to OPRA, MBI has transferred all employees, facilities and overhead related to the manufacture of OPTISON to Mallinckrodt. MBI plans to use its existing cash and future cash flows from royalties and milestone payments to pursue alliances and business development opportunities in the life sciences industry. MBI anticipates that its cash and marketable securities on hand and future cash flows will enable MBI to fund its operations and obligations, including the amounts owed to Mallinckrodt pursuant to OPRA, for at least the next fifteen months. The time required by MBI to achieve profitability is highly dependent on the market acceptance of OPTISON and on other future alliances and investment opportunities and is therefore uncertain.

    In an agreement dated March 31, 1998, MBI entered into a cooperative development and marketing agreement with Chugai. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which Chugai may market under a different name) and ORALEX, as well as related products. MBI granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which MBI received $14.0 million during fiscal year 1999. With respect to licensed products manufactured by Chugai, Chugai will pay MBI a royalty on net sales. For licensed products manufactured by MBI, MBI will receive royalties on net sales, the amount of which will depend upon the sales volume, in addition to a transfer price based on average net sales per unit from the previous quarter. Additionally, Chugai purchased 691,883 shares of MBI's common stock at a premium of 40% over the then-prevailing market price. The equity investment was valued at $8.3 million. MBI is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals. As of March 31, 2000, MBI had received $4.0 million in milestone payments from Chugai.

    On September 7, 1995, MBI entered into ARDA and a related investment agreement with Mallinckrodt which will provide MBI with between $33.0 million and $42.5 million. Under the terms of the agreement, Mallinckrodt was obligated to make payments to MBI totaling $20.0 million over four years to support clinical trials, related regulatory submissions and associated product development of the licensed products, which include, but are not limited to, Albunex and OPTISON. These payments were made in 16 quarterly installments of $1.0 million for the first four quarters, $1.25 million for the following eight quarters and $1.5 million for the final four quarters. As of March 31, 2000, MBI has received all payments under ARDA.

    In April 1999, MBI and Mallinckrodt agreed to transfer the manufacture of OPTISON from MBI to Mallinckrodt. The parties' agreement was incorporated into the Second Amended and Restated License and Distribution Agreement, or ARDA II. Under the terms of ARDA II, which were retroactive to March 1, 1999, Mallinckrodt reimbursed MBI for all manufacturing expenses, including incremental costs related to the technology transfer. In exchange for the transfer of manufacturing, ARDA II extended Mallinckrodt's responsibility for funding clinical trials to include all cardiology trials for OPTISON and radiology trials in the United States. In exchange for the transfer of manufacturing and increased financial support of clinical trials for OPTISON, MBI received a royalty on end-user product sales of OPTISON.

    In May 2000, MBI and Mallinckrodt entered into OPRA, under which MBI agreed to transfer full control of the OPTISON business to Mallinckrodt, in exchange for a 5% royalty on sales. MBI and Mallinckrodt amended OPRA to provide that MBI will receive an additional royalty of 3% on U.S. sales as a reimbursement of prepaid royalties until U.S. sales exceed $66.7 million. OPRA, as amended, supersedes all previous agreements with Mallinckrodt. Mallinckrodt's territory is worldwide, excluding Japan, South Korea and Taiwan. Pursuant to OPRA, Mallinckrodt assumes all responsibility for manufacturing OPTISON, all expenses associated with intellectual property protection, including patent prosecution, and all future product development.

    This restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. MBI paid Mallinckrodt a total of six million dollars as part of this intellectual property settlement ($3 million of which was satisfied through the transfer of property owned by MBI to Mallinckrodt). MBI is required to make an additional $1 million payment to Mallinckrodt upon MBI's receipt of a milestone payment from Chugai.

    On June 6, 2000, MBI entered into a license agreement with Genta under which MBI granted exclusive and non-exclusive rights to MBI's antisense technology in return for $400,000 in cash and 376,470 shares of Genta common stock. MBI sold 372,787 shares of Genta common stock in August 2000, realizing net proceeds of $2,189,948. The remaining 3,684 Genta common stock are reflected as marketable securities on MBI's consolidated September 30, 2000 balance sheet.

    Capital expenditures for facilities, laboratory equipment, furniture and fixtures were $13,000 and $791,000 for fiscal years 2000 and 1999 respectively. Expenditures in each fiscal year consisted primarily of building improvements and equipment for aseptic manufacturing facilities being constructed for the manufacture of OPTISON and other products. In June 1997, MBI entered into an equipment leasing agreement with Mellon US Leasing for a lease line of $1.6 million with a term of 48 months. The outstanding balance on this lease line at September 30, 2000 was $741,000.

    MBI invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. MBI has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

    MBI believes that inflation and changing prices have not had a material effect on operations for fiscal years 2000 and 1999 and that the impact of government regulation on MBI is not materially different from the impact on other similar enterprises.

RECENT ACCOUNTING PRONOUNCEMENTS

    In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretations No. ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation: an interpretation of FASB Opinion No. 25." FIN 44 affects awards and modifications made after December 15, 1998. Management believes that their accounting policies comply with the applicable provisions of FIN 44.

                         ALLIANCE PHARMACEUTICAL CORP.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  INTRODUCTION

    On October 12, 2000, Alliance reached a definitive agreement to acquire MBI.

    The unaudited pro forma combined condensed financial statements which follow have been prepared by Alliance based upon the historical financial statements of Alliance and MBI and may not be indicative of the results that may have actually occurred if the combination had been in effect on the date indicated or for the periods presented or which may be obtained in the future. The unaudited pro forma combined condensed statements of operations includes the statements of operations of Alliance for the year ended June 30, 2000 and the three months ended September 30, 2000 and the statements of operations of MBI for the year ended March 31, 2000 and the three months ended September 30, 2000. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of Alliance incorporated by reference in this proxy statement-prospectus and the audited financial statements and notes of MBI included elsewhere in this proxy statement-prospectus.

    The unaudited pro forma combined condensed statements of operations for the year ended June 30, 2000 and the three months ended September 30, 2000 assume the purchase of MBI had been consummated on July 1, 1999. The pro forma information is based on the historical financial statements of Alliance and MBI giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying footnotes.

                         ALLIANCE PHARMACEUTICAL CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                        SEPTEMBER 30, 2000
                                   -----------------------------     PRO FORMA          COMBINED
                                     ALLIANCE           MBI         ADJUSTMENTS         PRO FORMA
                                   -------------   -------------   -------------      -------------
Assets
Current assets
  Cash and cash equivalents......  $  27,015,000   $   2,930,000   $          --      $  29,945,000
  Short-term investments.........        822,000       6,904,000              --          7,726,000
  Other current assets...........      4,380,000         679,000              --          5,059,000
                                   -------------   -------------   -------------      -------------
    Total current assets.........     32,217,000      10,513,000              --         42,730,000

Property, plant and equipment....     19,287,000              --              --         19,287,000
Purchased technology--net........      9,774,000              --       3,560,900(c)      13,334,900
Restricted cash..................      5,000,000              --              --          5,000,000
Investment in joint venture......      5,000,000              --              --          5,000,000
Other assets--net................        539,000       1,634,000              --          2,173,000
                                   -------------   -------------   -------------      -------------
                                   $  71,817,000   $  12,147,000   $   3,560,900      $  87,524,900
                                   =============   =============   =============      =============

Current liabilities
  Accounts payable and accrued
    expenses.....................  $   7,329,000   $   3,382,000   $   1,200,000(d)   $  11,911,000
  Deferred revenue...............     10,000,000              --              --         10,000,000
  Current portion of long-term
    debt.........................      4,667,000         600,000              --          5,267,000
                                   -------------   -------------   -------------      -------------
    Total current liabilities....     21,996,000       3,982,000       1,200,000         27,178,000

Long-term debt...................     27,626,000              --              --         27,626,000
Stockholders equity
  Preferred stock................          5,000              --              --              5,000
  Common stock...................        480,000         186,000        (186,000)(a)        488,000
                                                                           8,000 (c)
  Additional paid in capital.....    408,377,000     134,288,000    (134,288,000)(a)    418,894,900
                                                                      10,517,900 (c)
  Accumulated comprehensive
    income.......................        364,000          12,000         (12,000)(a)        364,000
  Accumulated deficit............   (387,031,000)   (126,321,000)    126,321,000 (b)   (387,031,000)
                                   -------------   -------------   -------------      -------------
    Total stockholders equity....     22,195,000       8,165,000       2,360,900         32,720,900
                                   -------------   -------------   -------------      -------------
                                   $  71,817,000   $  12,147,000   $   3,560,900      $  87,524,900
                                   =============   =============   =============      =============

------------------------

(a) Elimination of existing MBI common stock, additional paid-in capital and accumulated comprehensive income.

(b) Elimination of MBI's accumulated deficit.

(c) Issuance of 770,000 shares of Alliance common stock valued at $10,525,900. Adjustment to record the net assets of MBI at fair value with costs in excess of net assets acquired allocated to purchased technology.

(d) Accrue estimated acquisition costs to be paid by Alliance.

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS.

                         ALLIANCE PHARMACEUTICAL CORP.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                          FOR YEAR ENDED JUNE 30, 2000

                                                                          PRO FORMA      COMBINED
                                             ALLIANCE         MBI        ADJUSTMENTS    PRO FORMA
                                           ------------   ------------   -----------   ------------
Revenues:
License and research revenue.............  $ 16,000,000   $  7,000,000    $      --    $ 23,000,000
Product and royalty revenues.............            --      1,525,000           --       1,525,000
                                           ------------   ------------    ---------    ------------
                                             16,000,000      8,525,000           --      24,525,000
Operating expenses:
  Cost of goods sold.....................            --       (107,000)          --        (107,000)
  Research and development...............    54,605,000      4,261,000      890,225(a)   59,756,225
  Selling, general and administrative....     9,760,000     10,166,000           --      19,926,000
  Other non-recurring charges............            --      1,653,000           --       1,653,000
                                           ------------   ------------    ---------    ------------
Operating expenses.......................   (64,365,000)   (15,973,000)    (890,225)    (81,228,225)
                                           ------------   ------------    ---------    ------------
Loss from operations.....................   (48,365,000)    (7,448,000)    (890,225)    (56,703,225)
Other income (expense)...................     1,898,000       (120,000)          --       1,778,000
                                           ------------   ------------    ---------    ------------
Net loss.................................  $(46,467,000)  $ (7,568,000)   $(890,225)   $(54,925,225)
                                           ============   ============    =========    ============
Net loss per share, basic and diluted....  $      (1.03)                               $      (1.19)
                                           ============                                ============
Shares used in the calculation of net
  loss per share, basic and diluted......    45,203,000                                  45,973,000
                                           ============                                ============

------------------------

(a) Adjustment to reflect the twelve months of amortization of purchased technology based on the allocation of the assumed purchase price.

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS.

                         ALLIANCE PHARMACEUTICAL CORP.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000

                                                                          PRO FORMA      COMBINED
                                                ALLIANCE        MBI      ADJUSTMENTS    PRO FORMA
                                              ------------   ---------   -----------   ------------
Revenues:
License and research revenues...............  $     14,000   $  15,000    $      --    $     29,000
Product and royalty revenues................            --     323,000           --         323,000
                                              ------------   ---------    ---------    ------------
                                                    14,000     338,000           --         352,000
Operating expenses:
  Research and development..................    13,865,000          --      223,306(a)   14,088,306
  General and administrative................     2,420,000     931,000           --       3,351,000
                                              ------------   ---------    ---------    ------------
Operating expenses..........................   (16,285,000)   (931,000)    (223,306)    (17,439,306)
                                              ------------   ---------    ---------    ------------
Loss from operations........................   (16,271,000)   (593,000)    (223,306)    (17,087,306)
Other income................................     2,431,000      91,000           --       2,522,000
                                              ------------   ---------    ---------    ------------
Net loss....................................  $(13,840,000)  $(502,000)   $(223,306)   $(14,565,306)
                                              ============   =========    =========    ============
Net loss per share, basic and diluted.......  $      (0.29)                            $      (0.30)
                                              ============                             ============
Shares used in the calculation of net loss
  per share, basic and diluted..............    47,541,000                               48,311,000
                                              ============                             ============

------------------------

(a) Adjustment to reflect the three months of amortization of purchased technology based on the allocation of the assumed purchase price.

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  STATEMENTS.

                         ALLIANCE PHARMACEUTICAL CORP.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1.

    The unaudited pro forma combined condensed financial statements reflect the acquisition of Molecular Biosystems, Inc. ("MBI") by Alliance Pharmaceutical Corp. ("Alliance") for a purchase price of approximately $11.7 million in common stock of Alliance.

NOTE 2.

    The unaudited pro forma combined condensed balance sheet combines Alliance's September 30, 2000 unaudited balance sheet with MBI's September 30, 2000 unaudited balance sheet.

NOTE 3.

    The unaudited pro forma combined condensed statement of operations for the three months ended September 30, 2000 combines Alliance's unaudited statement of operations for the three months ended September 30, 2000 with MBI's unaudited statement of operations for the three months ended September 30, 2000. The unaudited pro forma combined condensed statement of operations for the year ended June 30, 2000 combines Alliance's audited statement of operations for the year ended June 30, 2000 with MBI's audited statement of operations for the year ended March 31, 2000. The unaudited pro forma combined condensed statements of operations have been prepared by Alliance based upon the historical financial statements of Alliance and MBI, and may not be indicative of the results that may be obtained in the future. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of Alliance and MBI.

NOTE 4.

    Based upon the definitive agreement entered into, Alliance will acquire all of the common stock of MBI in exchange for 770,000 shares of common stock of Alliance and the assumption by Alliance of options and warrants to acquire Alliance common stock. The purchase price includes estimated merger costs of $1.2 million and assumed liabilities of $4.0 million. The purchase price for purposes of the unaudited pro forma combined condensed financial statements was allocated as follows based upon a preliminary valuation of the tangible and intangible assets at September 30, 2000. These amounts are subject to change upon the closing of the business combination:

TOTAL ACQUISITION COSTS:
Issuance of common stock, options and warrants..............  $10,525,900
Acquisition related expenses................................    1,200,000
                                                              -----------
                                                              $11,725,900
                                                              ===========
ALLOCATED TO ASSETS AND LIABILITIES AS FOLLOWS:
Tangible assets acquired....................................  $12,147,000
Assumed liabilities.........................................   (3,982,000)
Purchased technology........................................    3,560,900
                                                              -----------
                                                              $11,725,900
                                                              ===========

NOTE 5.

    The allocation of the purchase price was applied to the historical balance sheet and historical statements of operations of Alliance and MBI to arrive at the unaudited pro forma combined condensed balance sheet at September 30, 2000 and statements of operations for the year ended June 30, 2000 and the three months ended September 30, 2000.

                                BUSINESS OF MBI

OVERVIEW

    MBI is the developer of OPTISON, the only approved intravenous ultrasound contrast agent marketed in both the United States and Europe. Doctors and medical technicians use contrast agents primarily to improve the real-time images or moving pictures of organs and body structures, especially the heart, obtained through ultrasound examinations. In May 2000, MBI agreed to transfer full control of the OPTISON business to Mallinckrodt a global manufacturer of specialty medical products, which was recently acquired by Tyco International, Ltd., in exchange for a 5% royalty on sales. The agreement also provides that MBI will receive an additional royalty of 3% on U.S. sales as a reimbursement of prepaid royalties until U.S. sales exceed $66.7 million. Mallinckrodt's territory is worldwide, excluding Japan, South Korea and Taiwan. Chugai is MBI's partner for Japan, South Korea and Taiwan. MBI receives a 28% royalty on product sales from Chugai plus certain milestone payments and has no manufacturing or clinical development responsibilities. This restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with two of its competitors claiming patent rights in various ultrasound contrast agent technologies. MBI paid Mallinckrodt $3 million in cash and transferred real and other property to Mallinckrodt. The property is expected to be sold by Mallinckrodt. To the extent Mallinckrodt's sale of the assets does not result in $3 million in net proceeds, after payment of the outstanding mortgage and one-half of the sales commission, MBI is required to pay Mallinckrodt an amount equal to the difference. MBI is required to make an additional $1 million payment to Mallinckrodt upon MBI's receipt of a milestone payment from Chugai.

    MBI has developed other technologies that it is not exploiting at this time and has reduced its workforce to three employees. MBI plans to use its existing cash and future cash flows from royalties and milestone payments to pursue alliances and business development opportunities in the life sciences industry.

INDUSTRY

    Since the discovery of x-rays, the medical profession has used medical imaging extensively to diagnose and guide the treatment of diseases and injuries to internal organs. Generally, imaging improves patient care and lowers health care costs by enabling the detection of disease or abnormal structures not apparent by routine physical examination.

    NON-ULTRASOUND IMAGING TECHNIQUES

    There are a variety of medical imaging methods, or modalities, available to the physician to image the heart. The choice of modality by the physician depends on a number of factors, including the part of the body the physician wants to image, the suspected condition the physician wants to investigate, the cost of the procedure, the diagnostic usefulness of the image and the condition of the patient. Other important factors in determining the selection of a modality are the availability of equipment and trained operators and the ability to schedule time on the equipment. The major non-ultrasound modalities are:

    COMPUTED TOMOGRAPHY. Computed Tomography, or CT, employs x-rays aimed into the body from several different angles to create a computerized static "snapshot" image of soft tissue and bones. Physicians use CT extensively to image the head and neck for injury and disease, and also to detect liver cancer and other liver diseases. CT may employ injectable contrast agents, which absorb x-rays and thereby enhance structural imaging. According to published reports, physicians perform more than 30 million CT examinations annually in the United States, more than 40% of which employ a contrast agent. While CT is effective in revealing anatomic detail, it is expensive, does not generally provide real-time images or permit the assessment of blood flow, and exposes patients to x-ray radiation.

    CONVENTIONAL X-RAY. Familiar procedures such as chest x-rays and mammograms use x-rays aimed from only a single angle and do not require computer reconstruction to create an image. According to published reports, more than 4 million abdominal x-rays performed annually in the United States employed barium as a contrast agent to examine the gastrointestinal system.

    MAGNETIC RESONANCE IMAGING. MRI creates an image by exposing the body to a radio frequency pulse to which the body's hydrogen atoms respond in a way detectable by the MRI equipment. This information is analyzed by computer and a cross-sectional image is produced. MRI is used primarily to image soft tissues such as muscle and organs in order to detect tumors, lesions, and injuries. MRI produces an accurate image, but as with CT, the images are not real-time. In addition, MRI does not generally provide information on blood flow or perfusion of blood into organs and tissues, and the medical profession has not yet widely accepted it as a primary diagnostic tool for imaging of the heart. According to published reports, physicians perform more than 15 million MRI procedures annually in the United States, more than 20% of which use a contrast imaging agent.

    NUCLEAR IMAGING. Nuclear imaging requires the injection of radioactive substances into the body. A special camera detects the radiation and a computer analyzes the results, creating a static image that does not depict blood flow in real time. Technicians must use great care in the handling and disposal of radioactive contrast agents. Physicians use nuclear imaging primarily to detect cardiovascular or heart disease, malignancies and soft-tissue tumors and the physician typically requires that an ultrasound exam of the heart under stress called a stress echocardiogram precede the nuclear exam. The medical profession considers nuclear imaging as the current gold standard to assess myocardial perfusion, which is bloodflow within the heart muscle. According to published reports, physicians perform nearly 13 million nuclear imaging procedures annually in the United States, approximately 5 million of which are cardiac perfusion studies.

    X-RAY ANGIOGRAPHY. Physicians use angiography to visualize real-time blood flow in the body's blood vessels or vasculature in order to determine the presence of blockages or occlusions in the vessels leading to the heart prior to performing bypass surgery or balloon angioplasty to open a blocked blood vessel. A technician inserts a catheter into a vessel or directly into the heart chamber and then injects a contrast agent that is visible using special x-ray detection equipment. This procedure requires a specially-equipped laboratory. It is effective in locating blockages or occlusions, but it is expensive, invasive, and exposes the patient to x-ray radiation. According to published reports, physicians perform over one million interventional angiographic examinations and approximately 3 million cardiac catheterization procedures annually in the United States.

    ULTRASOUND IMAGING

    Ultrasound employs low-power, high-frequency sound waves which technicians direct at the organ they want to image by placing a generating instrument called a transducer on the body near the organ. The targeted organ or tissue reflects sound waves back to the ultrasound machine. The ultrasound machine reads the reflected sound waves and produces a cross-sectional real-time moving picture image of the targeted organ or tissue. Physicians use ultrasound to image the heart, liver, kidneys, gall bladder, pancreas, other abdominal structures, blood vessels, and the reproductive system. Physicians are also investigating ultrasound for use with brain and breast examinations. The medical profession calls cardiac or heart ultrasound examinations echocardiograms. The medical profession refers to non-cardiac diagnostic ultrasound examinations as radiology indications or applications. External studies estimate that clinicians perform over 60 million ultrasound imaging procedures in the United States each year, of which approximately 15 million are echocardiograms. The advantages of ultrasound include:

    SAFETY. Ultrasound uses sound waves that have no noticeable medical effect on the body. Physicians may image the same organs or sections of the body repeatedly for long periods of time with no adverse effects. Physicians routinely use ultrasound in fetal examinations.

    EASE OF USE. Ultrasound exams are relatively simple to perform and require little patient preparation. Unlike machines used for MRI, CT, nuclear imaging and x-ray angiography, ultrasound machines are compact and portable and do not require specially-equipped facilities or housing.

    REAL-TIME IMAGES. Unlike the other imaging modalities (with the exception of x-ray angiography and, to a less frequent extent, CT), ultrasound creates a "moving picture" of the targeted organ. The organ under study may be safely examined over any period of time selected by the physician. This feature is especially important in heart examinations, where the dynamics of the beating heart are of diagnostic importance to the cardiologist.

    LARGE INSTALLED BASE. There is a large installed base of ultrasound machines throughout the world. According to published reports, there are more than 70,000 machines installed in the United States. Several large manufacturers such as Agilent, ATL, Acuson, General Electric and Toshiba compete in the ultrasound hardware market.

    PRICE. Ultrasound is a relatively inexpensive procedure. According to a recent published article on diagnostic costs, an average cost of a cardiac perfusion nuclear exam is $670, a cardiac catheterization is $2,048 and an ultrasound exam or echocardiogram is $319.

    IMPROVEMENTS TO ULTRASOUND IMAGING

    Although ultrasound is a widely used imaging modality, the visual clarity of ultrasound images without using contrast agents is generally inferior to that obtainable using certain of the other modalities. With each of the other modalities, contrast agents are frequently used, and in nuclear imaging and x-ray angiography, an imaging agent is required to create the images. OPTISON was developed to address the problem of the poor image quality of ultrasound.

    Clinicians could not perform ultrasound imaging with contrast agents to enhance images until the approval of Albunex and the subsequent approval of OPTISON.

    Conventional ultrasound imaging sends and receives sound waves at a single frequency called the fundamental frequency. Ultrasound contrast agents, including OPTISON, may be tested with new ultrasound techniques which, although currently not widely available, may find acceptance in diagnostic imaging over the next several years. The most significant of these new techniques is harmonic imaging. Researchers have discovered that if the ultrasound machine's transducer is modified to read the sound waves returning from the imaged area at a multiple or harmonic of the outgoing fundamental frequency, and if a contrast agent is used, the resulting image will be more clear and can provide more complete information on blood flow and structures in the scanned area than is available with a conventional ultrasound exam.

PRODUCTS AND MARKETS

    OPTISON is an ultrasound contrast imaging agent consisting of gas-filled albumin microspheres manufactured using MBI's patented albumin microsphere technology. The application of OPTISON begins when a physician or nurse injects OPTISON into an arm vein. The microspheres then pass through the bloodstream to the right atrium and ventricle of the heart, where they are pumped through the lungs and into the left atrium and ventricle of the heart. The left ventricle is the chamber of the heart that pumps oxygenated blood arriving from the lungs out to the rest of the body and is the portion of the heart that is of the greatest clinical interest in the diagnosis of heart disease. OPTISON, which has been marketed in the United States and Europe since 1998, has a strong safety profile as demonstrated in over 150,000 patients with no unexpected adverse events.

    OPTISON is the first and currently the only perfluorocarbon-based contrast agent approved in both the United States and Europe. MBI received FDA approval for OPTISON in December 1997. In May 1998, OPTISON became the first perfluorocarbon-based agent to receive final marketing authorization by the European Agency for the Evaluation of Medicinal Products for use in patients with suspected or known cardiovascular disease. OPTISON consists of octafluoropropane-filled albumin microspheres. Because octafluoropropane is insoluble in blood, the microspheres in OPTISON remain intact in the bloodstream for over 5 minutes. This durability permits many of the injected microspheres to pass from the right side of the heart, through the microvasculature of the lungs, and into the left side of the heart. In the left ventricle, OPTISON can be used to define more clearly the inside walls of the heart ("endocardial border delineation") and to visualize how the inside walls of the heart move as the heart pumps blood ("regional wall motion") using ultrasound. More importantly, the durability of the OPTISON microspheres enable them to circulate into the heart muscle and may permit the assessment of myocardial perfusion using ultrasound (see below).

    CARDIAC FUNCTION. Clinical studies have demonstrated that OPTISON is effective in visualizing blood flow in the chambers of the heart, including the delineation of endocardial borders and the assessment of regional wall motion. In an estimated 15-20% of the echocardiograms (ultrasound exams of the heart) performed annually in the United States, cardiologists cannot adequately visualize the location of the wall of the left ventricle, or endocardial border, or its location appears ambiguous. Clinical studies demonstrated a high success rate for this indication in cases of suboptimal chamber wall imaging in both stressed and non-stressed patients. When sufficient numbers of OPTISON microspheres reach the left ventricle, the acoustical reflectivity of OPTISON in the chamber permits the endocardial border to be seen by defining the walls of the chamber, or endocardial border delineation. This delineation in turn permits visualization of the movement of the walls of the chamber as the heart beats, or regional wall motion. Information regarding endocardial border delineation and regional wall motion is important for diagnostic purposes. If the chamber walls appear thicker than normal or are not moving normally, it is a potential indicator that the surrounding heart muscle is not receiving sufficient blood or is abnormal in some other way. This may indicate heart attack, partial blockage of an artery or other abnormal condition.

    MYOCARDIAL PERFUSION. To increase the potential applications of OPTISON, MBI conducted Phase 2 clinical trials to evaluate the product's efficacy in determining whether the heart muscle is receiving an adequate blood supply, which is referred to as myocardial perfusion. The multiple Phase 2 trials included use of OPTISON in the emergency room for patients with chest pain and in various forms of stress echocardiography (an ultrasound exam of the heart under drug or exercise induced stress). Results using OPTISON in each of these applications suggest a close agreement with nuclear imaging for the detection of ischemia reduced blood supply by wall motion and perfusion. Furthermore, the results indicate that use of OPTISON could help to rescue a large proportion of non-contrast utilizing exams that clinicians would not otherwise be able to interpret, thereby reducing the need for additional, more expensive and time-consuming testing. MBI believes the information regarding perfusion will enable cardiologists to diagnose heart attacks and coronary artery disease more accurately and safely than is currently feasible. The Phase 2 studies were performed to evaluate OPTISON with new second harmonic ultrasound imaging technology, which reads ultrasound echoes that return to the ultrasound equipment at frequencies that are a multiple of the fundamental frequency transmitted into the body. The results of these trials again demonstrate the agreement between contrast echo and nuclear imaging as well as coronary arteriography. These results formed the basis for a proposal to the FDA to conduct phase 3 clinical trials for myocardial perfusion. The FDA has reviewed the proposal and Mallinckrodt, now responsible for conduct of clinical trials, is evaluating the FDA's comments.

    Myocardial perfusion is important because it demonstrates the presence of oxygenated blood in the heart muscle. If cardiologists do not detect OPTISON, or do not detect it at the expected level of intensity in a portion of the heart muscle, it means that a portion of the muscle is not receiving enough blood, a condition referred to as ischemia. This finding may help cardiologists diagnose several conditions, including coronary arterial stenosis, or blockage, and myocardial infarction, or heart attack.

    The ability to rapidly assess the condition of the heart using OPTISON may also prove efficacious and cost-effective in the emergency room and in the subsequent treatment of heart attacks. For example, a physician using ultrasound with OPTISON may quickly assess a patient arriving at the emergency room complaining of chest pain. If the physician does not see a perfusion defect in the heart, the physician may rule out a heart attack. Where a physician does detect a perfusion defect using OPTISON, MBI believes that information regarding its severity, size and location may assist the physician in determining the patient's condition. Physicians may send a patient with an extensive infarction immediately for an angiogram and even emergency angioplasty. Physicians may give a patient with a less severe infarction a clot-dissolving agent. This patient may then undergo an additional OPTISON echocardiogram to see whether the affected area of the heart muscle has reperfused; that is, whether the clot-dissolving agent was successful in treating the condition. If the OPTISON echocardiogram shows that the muscle has reperfused, the physician would not have to order any additional emergency procedures and conventional treatment might begin. Cardiologists may use subsequent OPTISON echocardiograms to assess the effectiveness of the post-emergency-room treatment; for example, how the heart muscle has responded to different medications, changes in diet, exercise program, weight loss and other therapies.

    MBI believes that the assessment of myocardial perfusion may also be important in screening high-risk patients prior to general surgery or other potentially stressful treatment regimens. For example, a surgeon may wish to assess whether an elderly or weakened patient is capable of undergoing a particular surgery or treatment without a cardiac incident. An OPTISON echocardiogram may be safely administered to assist the physician in making this determination.

    RADIOLOGY INDICATIONS. Preclinical studies have shown that OPTISON perfuses the liver, which may permit physicians to use ultrasound to detect tumors and lesions of the liver. Clinical studies have demonstrated that OPTISON may be useful in differentiating benign from malignant liver tumors. In addition, preliminary animal studies have shown OPTISON is able to perfuse the kidneys, ovaries, prostate, testes and blood vessels surrounding the brain. Mallinckrodt is currently conducting phase 2 clinical trials for some of these indications.

OTHER TECHNOLOGIES

    MBI has developed other technologies that it is currently not exploiting. MBI may seek to develop other technologies in the future.

MARKETING AND LICENSING AGREEMENTS

    MALLINCKRODT, INC. MBI's distribution agreement with Mallinckrodt forms the basis of its product development and marketing program for OPTISON. On May 8, 2000, MBI entered into an agreement with Mallinckrodt known as the OPTISON Product Rights Agreement, or OPRA. This agreement supersedes all previous agreements and requires Mallinckrodt to assume full control of the OPTISON business in the Mallinckrodt territory, including responsibility for all related intellectual property disputes, clinical development and manufacturing. Under OPRA, MBI agreed to transfer full control of the OPTISON business to Mallinckrodt, Inc., a global manufacturer of specialty medical products which was recently acquired by Tyco International, Ltd. in exchange for a 5% royalty on all sales and an additional royalty of 3% on U.S. sales as a reimbursement of prepaid royalties until aggregate U.S. sales exceed $66.7 million. Mallinckrodt's territory is world wide, excluding Japan, South Korea and Taiwan.

    This restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. MBI paid Mallinckrodt $3 million in cash and transferred real and other property to Mallinckrodt. The property is expected to be sold by Mallinckrodt. To the extent Mallinckrodt's sale of the assets does not result in $3 million in net proceeds, after payment of the outstanding mortgage and one-half of the sales commission, MBI is required to pay Mallinckrodt an amount equal to the difference. MBI is required to make an additional $1 million payment to Mallinckrodt upon MBI's receipt of a milestone payment from Chugai.

    OPRA also obligates Mallinckrodt to assume financial responsibility for a license agreement with Steven B. Feinstein, M.D., discussed below, covering the exclusive right to develop, use and sell any products derived from patents and applications involving sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications.

    CHUGAI PHARMACEUTICAL CO., LTD. On March 31, 1998, MBI entered into a cooperative development and marketing agreement with Chugai Pharmaceutical Co., Ltd. of Japan. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which Chugai may market under a different name) and Oralex, as well as related products. MBI granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which MBI received $14.0 million. Chugai will pay MBI a 28% royalty on net sales of licensed products which Chugai manufactures. Additionally, Chugai purchased 691,883 shares of MBI's common stock at a premium of 40% over the then-prevailing market price. The equity investment was valued at $8.3 million. MBI is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals, of which MBI has received $4 million to date.

    FEINSTEIN LICENSE. In November 1986, MBI entered into a license agreement under which it acquired the exclusive right to develop, use and sell any products derived from patents and applications which Steven B. Feinstein, M.D. owned covering sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications. In June 1989, the parties restructured this agreement. MBI paid the licensor $4.5 million as an additional license fee and $2.0 million as a prepayment of royalties on the first
$66.7 million of sales of the licensed products in the United States, and the parties agreed to reduce the royalty rate on sales of licensed products from 6% to 3% on worldwide net sales by MBI (and United States sales by a sublicensee) and from 2 1/2% to 1 1/4% on net sales by sublicensees outside of the United States. The restructured agreement requires MBI to pay minimum royalties each year, increasing from $100,000 in 1994 to $600,000 in 1999 and subsequent years. Minimum royalty payments are decreased as certain levels of OPTISON sales are reached. OPRA obligates Mallinckrodt to assume financial responsibility for the Feinstein license.

    ABBOTT LICENSE. On December 16, 1993, MBI entered into an exclusive license agreement with Abbott Laboratories under which Abbott acquired the exclusive worldwide right to make, have made, use and sell products based on nucleic acid probe technology for in vitro diagnosis of infectious diseases and cancer. Abbott is obligated to pay MBI quarterly royalties on product sales made by Abbott or its sublicensee.

    PATENTS AND TRADEMARKS. MBI's products are covered by a number of issued United States and foreign patents, and MBI has filed a number of patent applications in the United States and other countries. Under OPRA, while ownership of the patents and trademarks remains with MBI, all related rights covering OPTISON worldwide, excluding the territory granted to Chugai, were transferred to Mallinckrodt. Mallinckrodt will assume responsibility for the protection of proprietary technologies deemed to be material to its business prospects. MBI was accused in various lawsuits of infringing certain patents belonging to its competitors in its manufacture and sale of OPTISON in the United States. Additionally, Nycomed accused MBI of infringing certain European patents. Effective May 5, 2000, MBI reached a settlement in patent disputes between MBI, Nycomed, Mallinckrodt and Sonus.

    MBI also owns certain other patents that are unrelated to OPTISON. In May 2000, MBI entered into a license with Genta Inc. on a co-exclusive basis with Isis Pharmaceuticals, Inc. for a patent portfolio relating to antisense molecular therapeutic technology. Genta paid MBI $2.8 million, of which $400,000 was paid in cash and $2.4 million was paid in unrestricted shares of Genta stock. All costs related to this patent had been expensed in prior years. In 1992, MBI entered into a nonexclusive license with Isis Pharmaceuticals, Inc. for this technology in return for a license fee and royalties. On October 17, 2000, Isis filed suit against MBI in the Superior Court of the State of California seeking to reform the Isis license on terms substantially identical to the Genta License. MBI disputes Isis's claim that MBI is obligated to conform the Isis license to the Genta license.

MANUFACTURING

    During the fiscal year ended March 31, 2000, MBI manufactured OPTISON in its aseptic plant at its principal San Diego facility for commercial sale and distribution by Mallinckrodt. The plant employed MBI's patented continuous-flow sonication process in which a mixture of sterile albumin solution and gas was subjected to ultrasonic energy. This treatment denatures the albumin protein and facilitates a process known as "cavitation" in which the stable gas-filled microspheres are created.

    In May 2000, Mallinckrodt assumed full control and responsibility for the manufacture of OPTISON and MBI subsequently transferred title to the San Diego facility to Mallinckrodt pursuant to OPRA.

COMPETITION

    In general, competition in the field of contrast agents is based on such factors as product performance and safety, product acceptance by physicians, patent protection, manner of delivery, ease of use, price, distribution and marketing, and the availability of competing technologies. Several major pharmaceutical companies are developing ultrasound contrast agents which may compete with OPTISON in the future. Competition may increase in the future as new products enter the market and as advanced technologies become available.

    Future development of OPTISON-related products as a contrast agent for imaging may be performed by Mallinckrodt and Chugai. There can be no assurance that existing products or new products developed by competitors will not be more effective than any products that may be developed by Mallinckrodt or Chugai. MBI depends on Mallinckrodt's and Chugai's exploitation of the ultrasound contrast imaging market to sustain and improve its royalty stream.

GOVERNMENT REGULATION

    The FDA and comparable agencies in foreign countries subject MBI's diagnostic products to substantial regulation. Pursuant to the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, the FDA regulates the research, development, clinical testing, manufacture, labeling, distribution and promotion of medical products. Pursuant to OPRA, MBI has no further responsibility for the manufacture of OPTISON and has no plans to engage in any research or development activities.

    MBI is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Mallinckrodt has assumed the responsibility for complying with these laws and conditions as part of its overall responsibility and control of the OPTISON manufacturing process.

THIRD-PARTY REIMBURSEMENT

    In the United States, OPTISON will be purchased primarily by medical institutions which will then bill various third-party payors such as Medicare, Medicaid and other government programs and private insurance plans. In considering reimbursement for a new medical product, these payors must decide whether to cover the product and how much to pay for it. In general, to be covered by Medicare, a health care product or service must be "reasonable and necessary" for the diagnosis or treatment of an illness or injury.

    Even if a drug has received approval or clearance for marketing by the FDA, there is no assurance that Medicare or other third-party payors will cover the drug or related services. Certain third party payors are providing reimbursement for OPTISON contrast echocardiography procedures. Plans and programs are in place to develop expanded coverage among third party payors. However, MBI also acknowledges that these payors may place certain restrictions on the circumstances in which coverage will be available. MBI is dependent on Mallinckrodt to secure the necessary third-party reimbursement approvals.

EMPLOYEES

    As of March 31, 2000, MBI had 56 full-time employees, including 4 officers. Approximately 16 of MBI's employees were involved directly in scientific research and development activities. On March 30, 2000, MBI announced plans to restructure and reduce its workforce by 33 employees by the end of April 2000. Subsequently, effective May 8, 2000, an additional 20 employees involved with the manufacture of OPTISON were transferred to Mallinckrodt as part of its takeover of OPTISON. As of the date of this proxy statement-prospectus, MBI has three employees. MBI considers its relations with its employees to be good, and none of its employees is a party to a collective bargaining agreement.

PROPERTIES

    As of March 31, 2000, MBI's corporate offices and laboratory, manufacturing and warehouse facilities were housed in a Company owned 44,000 square foot building located in San Diego, California. During May 2000, MBI agreed to transfer title for the building to Mallinckrodt as part of MBI's $6 million payment to Mallinckrodt under OPRA. Mallinckrodt has agreed to allow the remaining MBI employees to occupy the building rent-free for a period of one year commencing in May 2000.

LEGAL PROCEEDINGS

    On May 5, 2000, MBI reached a settlement in various ongoing patent disputes between MBI, Nycomed, Mallinckrodt and SONUS. Pursuant to OPRA, Mallinckrodt has assumed responsibility for any future intellectual property disputes relating to MBI's ultrasound contrast patents in the Mallinckrodt territory.

    The restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with Nycomed and Sonus. MBI paid Mallinckrodt $3 million in cash and transferred real and other property to Mallinckrodt. The property is expected to be sold by Mallinckrodt. To the extent Mallinckrodt's sale of the assets does not result in $3 million in net proceeds, after payment of the outstanding mortgage and one-half of the sales commission. MBI is required to pay Mallinckrodt an amount equal to the difference. MBI is required to make an additional $1 million payment to Mallinckrodt upon MBI's receipt of a milestone payment from Chugai.

    On April 27, 2000, MBI filed suit against Palatin Technologies, Inc. and Evergreen Merger Corporation in United States District Court in Delaware for damages arising out of Palatin's termination of a merger agreement between MBI and Palatin. MBI seeks payment of a termination fee of $1.0 million and reimbursement of its expenses in connection with the planned merger.

    On October 17, 2000, Isis Pharmaceuticals, Inc. filed suit against MBI seeking to reform its license agreement with MBI on terms substantially identical to the terms of a license agreement entered into in June, 2000 between MBI and Genta Incorporated. MBI disputes Isis's claim that it is obligated to conform the Isis license to the Genta license.

                           MOLECULAR BIOSYSTEMS, INC.
                        SECURITY OWNERSHIP OF BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding the shares of MBI's common stock beneficially owned as of October 31, 2000, except as noted, by:

    - each director of MBI;

    - each executive officer of MBI; and

    - all of the directors and executive officers of MBI as a group.

                                                               SHARES OF
                                                              COMMON STOCK    PERCENT OF
                                                              BENEFICIALLY    OUTSTANDING
NAME                                                             OWNED       COMMON STOCK
----                                                          ------------   -------------
Bobba Venkatadri............................................     941,878          4.59%

David W. Barry, M.D.........................................      26,000             *

Robert W. Brightfelt........................................      46,000             *

Charles C. Edwards, M.D.....................................      41,000             *

Jerry T. Jackson............................................      51,000             *

Gordon C. Luce..............................................      43,500             *

David Rubinfien.............................................      41,000             *

Howard Dittrich, M.D........................................     465,744          2.27%

Elizabeth Hougen............................................     117,325             *

Joni Harvey.................................................     211,532          1.03%

directors and executive officers as a group--10 persons.....   1,985,009          9.67%

------------------------

*   Represents less than 1% of MBI's outstanding common stock.

    Each person named has voting and investment power over the shares listed, and those powers are exercised solely by the person named or shared with a spouse.

    The shares listed for each person named or the group include shares of MBI's common stock subject to outstanding stock options. For purposes of this table, it is assumed that all of these options are immediately exercisable or will become exercisable upon completion of the merger. These shares are as follows:
Mr. Venkatadri, 860,175 shares; Dr. Barry, 26,000 shares; Mr. Brightfelt,
41,000 shares; Dr. Edwards, 41,000 shares; Mr. Jackson, 41,000 shares;
Mr. Luce, 41,000 shares; Dr. Dittrich, 405,300 shares; Ms. Hougen, 86,000 shares; Ms. Harvey, 175,000 shares; and the group of all directors and executive officers, 1,757,475 shares.

    The employment of Ms. Hougen and Ms. Harvey was terminated in April 2000. Information regarding beneficial ownership of Ms. Hougen's and Ms. Harvey's MBI common stock is provided as of July 31, 2000, when each of Ms. Hougen and Ms. Harvey ceased to be a reporting person for purposes of Section 16 of the Exchange Act.

    The following table sets forth information regarding the beneficial ownership of shares of MBI's common stock by holders of 5% or more of MBI's common stock.

                                                               NUMBER OF       PERCENTAGE OF
                                                                 SHARES      OUTSTANDING SHARES
                                                              BENEFICIALLY      BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED             OWNED
------------------------------------                          ------------   ------------------
State of Wisconsin Investment Board
  P.O. Box 7842
  Madison, WI 53703.........................................   3,598,400           19.37%
Mallinckrodt Group, Inc.
  675 McDonnell Blvd.
  St. Louis, MO 63134.......................................   1,300,579            7.00%

                    APPROVAL OF ADJOURNMENT OR POSTPONEMENT
                               OF SPECIAL MEETING

    At the MBI Special Meeting, MBI stockholders will be asked to approve the adjournment or postponement of the MBI Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

    The MBI Board recommends that you vote FOR this proposal.

                                 LEGAL MATTERS

    The MBI Board is not aware of any additional business to be acted upon at the MBI special meeting other than as described herein. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable rules of the Commission.

    The validity of the Alliance common stock offered hereby will be passed upon for Alliance by Pillsbury Madison & Sutro LLP, San Diego, California.

    Craig P. Colmar, a member of Johnson and Colmar, MBI's general counsel, has been granted options to purchase 67,250 shares of common stock of MBI under MBI's 1998 Stock Option Plan.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited Alliance's consolidated financial statements included in its annual report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this proxy statement-prospectus. Alliance's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The audited financial statements of Molecular Biosystems, Inc. included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    Alliance is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. These reports, proxy statements and other information may be inspected and copied at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information on file with the SEC are also available to the public over the Internet at the SEC's Web site is located at http://www.sec.gov. Shares of Alliance common stock are traded on the Nasdaq National Market.

    Alliance has filed with the SEC a registration statement under the Securities Act of 1933 on Form S-4 regarding the securities offered by this proxy statement-prospectus. This proxy statement-prospectus also constitutes the prospectus of Alliance filed as part of the registration statement and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, parts of which are omitted in accordance with the rules of the SEC. Statements made in this proxy statement-prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; and these statements are qualified in their entirety by reference to the contracts, agreements or documents which are filed as exhibits to this proxy statement-prospectus. The registration statement and any amendments to the registration statement, including exhibits, are available for inspection and copying at the SEC's offices as described above.

    All information contained in this proxy statement-prospectus relating to Alliance and Merger Sub has been supplied by Alliance, and all information relating to MBI has been supplied by MBI.

    The following documents, which have been filed by Alliance (File No. 0-12950) with the SEC pursuant to the Exchange Act, are incorporated by reference in this proxy statement-prospectus:

    - Alliance's annual report on Form 10-K for the fiscal year ended June 30, 2000 filed with the SEC on September 1, 2000.

    - Alliance's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000 filed with the SEC on November 6, 2000.

    - Alliance's registration statement on Form S-3 filed with the SEC on September 29, 2000.

    - Alliance's definitive proxy statement on Schedule 14A for its 2000 annual meeting of stockholders filed with the SEC on October 6, 2000.

    - Alliance's current report on Form 8-K dated August 22, 2000 filed with the SEC on August 28, 2000.

    - The description of the Alliance common stock contained in Alliance's registration statement on Form 8-A dated October 25, 1984.

    All documents and reports subsequently filed by Alliance pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the effective date of the merger shall be incorporated by reference in this proxy statement-prospectus and be made a part of this proxy statement-prospectus from the date of filing of the documents or reports.

    Additionally, you may obtain copies of documents incorporated by reference in this proxy statement-prospectus upon a written or oral request for these documents to:

    Alliance Pharmaceutical Corp.
    3040 Science Park Road
    San Diego, CA 92121
    Attention: Lloyd A. Rowland
    (858) 410-5200

    To obtain timely delivery, you must request the information no later than
            , 2000, which is five business days prior to the date your investment decision should be made.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Molecular Biosystems, Inc.:

    We have audited the accompanying consolidated balance sheets of Molecular Biosystems, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molecular Biosystems, Inc. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
May 10, 2000

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $   1,056   $   1,756
  Marketable securities, available-for-sale (Note 4)........     16,982      10,287
  Accounts and notes receivable.............................      2,320       1,820
  Inventories...............................................        748         203
  Prepaid expenses and other assets.........................        425         204
                                                              ---------   ---------
    Total current assets....................................     21,531      14,270
                                                              ---------   ---------
Property and equipment, at cost:
  Building and improvements.................................     11,113      11,226
  Equipment, furniture and fixtures.........................      2,893       2,930
  Construction in progress..................................        930          --
                                                              ---------   ---------
                                                                 14,936      14,156
  Less: Accumulated depreciation and amortization...........      6,672       7,572
                                                              ---------   ---------
    Total property and equipment............................      8,264       6,584
                                                              ---------   ---------
  Other assets, net.........................................      2,054       1,790
                                                              ---------   ---------
                                                              $  31,849   $  22,644
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   1,278   $   1,285
  Accounts payable and accrued liabilities (Notes 1, 2 and
    7)......................................................      7,395       7,218
  Compensation accruals (Note 2)............................      2,165       1,943
                                                              ---------   ---------
    Total current liabilities...............................     10,838      10,446
                                                              ---------   ---------
Long-term debt, net of current portion (Note 6):............      4,804       3,529
                                                              ---------   ---------
Commitments and contingencies (Note 7):

Stockholders' equity (Note 8):
  Common Stock, $.01 par value, 40,000,000 shares
    authorized, 18,580,745 and 18,858,789 shares issued and
    outstanding, respectively...............................        186         186
  Additional paid-in capital................................    134,347     134,388
  Accumulated deficit.......................................   (117,969)   (125,537)
  Unrealized loss on available-for-sale securities..........          6          11
  Less 40,470 and 42,298 shares of treasury stock, at cost,
    respectively............................................       (363)       (379)
                                                              ---------   ---------
    Total stockholders' equity..............................     16,207       8,669
                                                              ---------   ---------
                                                              $  31,849   $  22,644
                                                              =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               FISCAL YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues (Note 9):
  Revenues under collaborative agreements...................  $  5,095   $  5,498   $ 3,000
  Milestone payments........................................        --         --     4,000
  Product and royalty revenues..............................     1,151      4,083     1,525
                                                              --------   --------   -------
                                                                 6,246      9,581     8,525
                                                              --------   --------   -------
Operating expenses:
  Research and development costs (Note 9)...................    11,078      9,083     4,261
  Costs of products sold....................................     5,791      7,840      (107)
  Selling, general and administrative expenses..............    11,912     14,191    10,166
  Cost reduction measures (Note 2):
    Asset disposals.........................................        --      3,143        --
    Severance costs.........................................        --      2,328     1,653
    Technology transfer.....................................        --        265        --
    Exit costs..............................................        --        384        --
                                                              --------   --------   -------
                                                                28,781     37,234    15,973
                                                              --------   --------   -------
  Loss from operations......................................   (22,535)   (27,653)   (7,448)

Gain on disposal of assets held for sale (Note 10)..........        --      6,993        --
Interest expense............................................      (721)      (574)     (447)
Interest income.............................................     1,996      1,394       727
                                                              --------   --------   -------
Loss before income taxes....................................   (21,260)   (19,840)   (7,168)
Foreign income tax provision................................        --     (1,400)     (400)
                                                              --------   --------   -------
    Net Loss................................................  $(21,260)  $(21,240)  $(7,568)
                                                              ========   ========   =======
Loss per common share--basic and diluted....................  $  (1.19)  $  (1.14)  $ (0.40)
                                                              ========   ========   =======
Weighted average common shares outstanding..................    17,793     18,564    18,749
                                                              ========   ========   =======

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                             ACCUMULATED
                                 COMMON STOCK        ADDITIONAL                                 OTHER
                             ---------------------    PAID-IN     ACCUMULATED    TREASURY   COMPREHENSIVE
                               SHARES      AMOUNT     CAPITAL       DEFICIT       STOCK         INCOME        TOTAL
                             ----------   --------   ----------   ------------   --------   --------------   --------
Balance at March 31,
  1997.....................  17,745,897     $177      $127,483     $ (75,469)     $(363)         $(82)       $ 51,746
  Comprehensive Loss
    Net loss...............          --       --            --       (21,260)        --            --         (21,260)
    Unrealized loss on
      available-for-sale
      securities...........          --       --            --            --         --            15              15
  Exercise of stock
    options................     100,340        1           662            --         --            --             663
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  1998.....................  17,846,237      178       128,145       (96,729)      (363)          (67)         31,164
  Comprehensive Loss
    Net loss...............          --       --            --       (21,240)        --            --         (21,240)
    Unrealized gain on
      available-for-sale
      securities...........          --       --            --            --         --            73              73
  Sale of common stock to
    Chugai.................     691,883        7         5,922            --         --            --           5,929
  Exercise of stock
    options................      42,625        1           280            --         --            --             281
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  1999.....................  18,580,745      186       134,347      (117,969)      (363)            6          16,207
  Comprehensive Loss
    Net loss...............          --       --            --        (7,568)        --            --          (7,568)
    Unrealized gain on
      available-for-sale
      securities...........          --       --            --            --         --             5               5
  Purchase of treasury
    stock..................      (1,828)      --            --            --        (16)           --             (16)
  Issuance of stock
    grants.................     279,872       --            --            --         --            --
  Options issued in lieu of
    salary.................          --       --            41            --         --            --              41
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  2000.....................  18,858,789     $186      $134,388     $(125,537)     $(379)         $ 11        $  8,669
                             ==========     ====      ========     =========      =====          ====        ========


                             COMPREHENSIVE
                                  LOSS
                             --------------
Balance at March 31,
  1997.....................
  Comprehensive Loss
    Net loss...............     $(21,260)
    Unrealized loss on
      available-for-sale
      securities...........           15
  Exercise of stock
    options................
                                --------
Balance at March 31,
  1998.....................      (21,245)
                                ========
  Comprehensive Loss
    Net loss...............      (21,240)
    Unrealized gain on
      available-for-sale
      securities...........           73
  Sale of common stock to
    Chugai.................
  Exercise of stock
    options................
                                --------
Balance at March 31,
  1999.....................      (21,167)
                                ========
  Comprehensive Loss
    Net loss...............       (7,568)
    Unrealized gain on
      available-for-sale
      securities...........            5
  Purchase of treasury
    stock..................           --
  Issuance of stock
    grants.................
  Options issued in lieu of
    salary.................           --
                                --------
Balance at March 31,
  2000.....................     $ (7,563)
                                ========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               FISCAL YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(21,260)  $(21,240)  $ (7,568)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     1,085      1,915      1,126
    Disposals/write-downs of tangible and intangible
      property..............................................        20      3,092        466
    Gain on sale of former Shionogi territory license
      rights................................................        --     (6,993)        --
    Premium received on Chugai Investment...................        --     (2,371)        --
    Changes in operating assets and liabilities:
      Receivables...........................................      (702)    (1,171)       500
      Inventories...........................................    (1,560)     1,154        545
      Prepaid expenses and other assets.....................       (45)       326        221
      Accounts payable and accrued liabilities..............     2,814        397      1,407
      Deferred contract revenue.............................     1,575     (1,575)        --
      Compensation accruals.................................       614        (62)      (222)
                                                              --------   --------   --------
            Cash used in operating activities...............   (17,459)   (26,528)    (3,525)
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (1,387)      (791)       (13)
  Proceeds from sale of property and equipment..............        --         42         17
  Write off of patents and license rights...................        17         --         --
  Additions to patents and license rights...................       (32)       (30)        --
  Purchase of license rights from Shionogi..................    (2,000)    (2,000)    (1,500)
  Proceeds from sale of territorial license rights..........        --     15,493         --
  Decrease in other assets..................................        37        132        264
  Purchases of marketable securities........................   (25,566)   (42,988)   (22,447)
  Maturities of marketable securities.......................    46,135     49,353     29,147
                                                              --------   --------   --------
            Cash provided by investing activities...........    17,204     19,211      5,468
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from sale/leaseback transaction..................     1,331         --         --
  Net proceeds from sale of common stock to Chugai..........        --      8,300         --
  Net proceeds from issuance of Common Stock................       663        281         --
  Purchase of treasury stock................................        --         --        (16)
  Increase in additional paid in capital....................        --         --         41
  Principal payments on long-term debt......................    (1,262)    (1,272)    (1,268)
                                                              --------   --------   --------
            Cash provided by (used in) financing
              activities....................................       732      7,309     (1,243)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............       477         (8)       700
Cash and cash equivalents, beginning of year................       587      1,064      1,056
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  1,064   $  1,056   $  1,756
                                                              ========   ========   ========
Supplemental cash flow disclosures:
  Interest income received..................................  $  2,101   $  1,744   $  1,039
                                                              ========   ========   ========
  Interest paid.............................................  $    715   $    568   $    448
                                                              ========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS--

    Molecular Biosystems, Inc. ("MBI" or the "Company"), a Delaware corporation incorporated on April 14, 1980, is the developer of OPTISON-Registered Trademark-, the only U.S. Food and Drug Administration-approved intravenous ultrasound contrast agent. On May 8, 2000, the Company entered into a new agreement with Mallinckrodt, Inc. ("Mallinckrodt"), a global manufacturer of specialty medical products. The agreement known as "OPTISON Product Rights Agreement" ("OPRA") supersedes all previous agreements with Mallinckrodt and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, and manufacturing. MBI will receive an ongoing royalty of 5% of ultrasound contrast agents by Mallinckrodt and its partner, Nycomed. Mallinckrodt's territory is world wide, excluding Japan, South Korea and Taiwan. In addition, MBI will pay Mallinckrodt a total of seven million dollars as part of the intellectual property settlement. Chugai Pharmaceuticals, a pharmaceutical company in Japan, is MBI's OPTISON partner for Japan, South Korea and Taiwan. MBI receives a 28% royalty on product sales from Chugai plus certain milestone payments and has no manufacturing or clinical development responsibilities.

    The restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies.

    The Company's annual continuing operations have been unprofitable since 1992. The Company plans to use its existing cash and future cash flows from royalties and milestone payments to pursue alliances and business development opportunities in the life sciences industry. The Company believes that operating losses may occur for at least the next several years. The magnitude of the losses and the time required by the Company to achieve profitability are highly dependent on the market acceptance of OPTISON and other future alliances and investment opportunities and are therefore uncertain. The Company anticipates that its cash and marketable securities on hand and future cash flows will enable the Company to fund its operations and obligations, including the amounts owed to Mallinckrodt pursuant to OPRA, for at least the next fifteen months.

PRINCIPLES OF CONSOLIDATION--

    The Consolidated Financial Statements include the accounts of Molecular Biosystems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Certain amounts in the prior years' financial statements and notes have been reclassified to conform with the current year presentation.

USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT COSTS--

    All research and development costs and related special purpose equipment costs are charged to expense as incurred.

REVENUES UNDER COLLABORATIVE AGREEMENTS--

    Revenues under collaborative agreements are the primary source of revenues for the Company. Milestone payments earned in connection with research activities performed under the terms of collaborative agreements are recognized on the achievement of certain milestones, some of which relate to obtaining regulatory approvals. Accordingly, the estimated dates of the milestone achievements are subject to revision based on periodic evaluations by the Company and its partners of the attainment of specified milestones, including the status of the regulatory approval process. Advance payments received in excess of amounts earned are classified as deferred contract revenues and the resulting revenues are recognized based on work performed at a predetermined rate or level of expense reimbursement.

    Additionally, under the terms of the Amended and Restated Distribution Agreement ("ARDA") entered into in September 1995, Mallinckrodt paid the Company $20.0 million over four years to further the development of OPTISON (the Company's second-generation product) and related products. These payments were made in 16 quarterly installments starting at $1.0 million for the first four quarters, $1.25 million for the following eight quarters and $1.5 million for the final four quarters. Pursuant to the agreement, half of each payment was designated for clinical development expenses and was recorded as deferred revenue until such expenses were incurred, and the remaining half of each payment was designated to fund ongoing research and development activities and was recognized as research was performed. As of March 31, 2000, these payments were completed.

REVENUE RECOGNITION FOR PRODUCT SOLD--

    For fiscal years 1998 and 1999, the Company recognized revenue when goods were shipped to its customer, Mallinckrodt. Under ARDA, the transfer price for the Company's sales of OPTISON to Mallinckrodt was equal to 40% of Mallinckrodt's average net sales price to its end users of the product for the immediately preceding quarter. Effective March 1, 1999, the agreement with Mallinckrodt was replaced by ARDA II. Under the terms of ARDA II, the Company received a 20% royalty from Mallinckrodt on product sales of OPTISON. Pursuant to ARDA II, the average net sales price to end users was calculated by dividing the net sales for the preceding quarter by the total number of units shipped to end users whether paid for or shipped as samples. Consistent with industry practice, the Company considered samples a marketing expense and as such the cost of samples is recorded as selling, general and administrative expense.

    Effective May 8, 2000, Mallinckrodt assumed full control of and responsibility for the manufacture of OPTISON pursuant to OPRA. See "Description of Business" above.

    The Company has not provided for potential uncollectible accounts, based on its collection history and credit worthiness of its one customer, Mallinckrodt.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES--

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred assets and liabilities for the expected future tax consequences of events that have been recognized differently in the Company's financial statements or tax returns. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

CASH EQUIVALENTS--

    Cash equivalents include marketable securities with original maturities of three months or less when acquired. The Company has not realized any losses on its cash equivalents.

MARKETABLE SECURITIES--

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's management has classified its investment securities as available-for-sale and records holding gains or losses as a separate component of stockholders' equity. The cost basis for determining realized gains and losses is based on specific identification.

CONCENTRATION OF CREDIT RISK--

    The Company invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

INVENTORIES--

    Inventories are stated at lower of cost (first-in, first-out) or market, and consist of the following major classes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Raw materials and supplies..................................    $551       $203
Work in process.............................................      92         --
Finished goods..............................................     105         --
                                                                ----       ----
                                                                $748       $203
                                                                ====       ====

    Work in process and finished goods include the cost of materials, direct labor and manufacturing overhead.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT--

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of five years for equipment, 31 years for buildings and improvements and lease term for leasehold improvements.

PATENTS AND LICENSE RIGHTS AND OTHER ASSETS--

    Patents and license rights are amortized on the straight-line method over their estimated useful lives of five to ten years. During fiscal year 1999, the Company reevaluated its patent estate and wrote off approximately $300,000 in capitalized patent and license rights that will no longer be used as a result of the discontinuation of certain products.

    In June 1989, the Company prepaid $2.0 million in royalties on the first $66.6 million of sales of ALBUNEX and OPTISON in the United States.

    Included in other assets at March 31, 2000 is approximately $1.5 million which is the portion of this prepayment that has not yet been expensed. OPRA obligates Mallinckrodt to assume financial responsibility for the licensing agreement related to this prepayment. Additionally, other assets at March 31, 1999 and 2000 include a real estate investment of $300,000 related to an employment agreement with one of the Company's officers.

IMPAIRMENT OF LONG-LIVED ASSETS--

    The Company complies with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold including quoted market prices, if available, or the present value of the estimated future discounted cash flows based on reasonable and supportable assumptions.

    During fiscal year 1999, the Company wrote off approximately $2.8 million of fixed assets that will no longer be used by the company as a result of restructuring and the discontinuation of certain projects. These assets principally relate to tenant improvements at the Company's research facility not transferable to other facilities. This facility was abandoned in fiscal 1999.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES--

    Accounts payable and accrued liabilities consist of the following major classes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Accrued legal and professional fees.........................   $3,423     $6,432
License rights payable and related fees (Note 7)............    1,500        450
Restructuring accruals......................................      649         --
Accounts payable--trade.....................................    1,226         65
Other miscellaneous accruals................................      597        271
                                                               ------     ------
                                                               $7,395     $7,218
                                                               ======     ======

STOCK BASED COMPENSATION--

    The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly the Company accounts for its stock based compensation plans under the provisions of APB No. 25.

LOSS PER SHARE--

    Basic earnings per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if net income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options for the period. Potential common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. For the years ended March 31, 1998, 1999, and 2000, the diluted loss per share calculation excludes effects of 3,139,000, 3,855,000 and 3,884,000 outstanding stock options, respectively, as such inclusion would be anti-dilutive.

GEOGRAPHIC AND CUSTOMER INFORMATION--

    The Company derived all of its product revenues from sales in the United States to its sole customer Mallinckrodt. The Company operates out of one factory in San Diego, California, has one product that is an ultrasound imaging agent and is managed on an aggregate basis. Based on the above factors, the Company has determined that it operates in one reportable segment.

SALES OF ASSETS--

    During 2000 and 1999, the Company sold certain fully depreciated equipment. These sales resulted in gains of $17,000 and $42,000, respectively, which have been reflected in the accompanying statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS--

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities approximate their fair values due to their short-term

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) nature. The Company's long term debts approximate fair value as they carry a variable market rate of interest. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

NEW ACCOUNTING STANDARDS--

    In 1999, the Company adopted the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal use" ("SOP 98-1"). This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software as well as assists in determining when computer software is for internal use. The adoption had no material impact on the Company's financial statements or related disclosure thereto.

    In 1998, the Company adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). This Statement provides guidance on the financial reporting of start-up and organization costs and requires that such costs of start-up activities be expensed as incurred. The adoption had no material impact on the Company's Financial Statements or Related Disclosure thereto.

    In December 1999, the Securities and Exchange Commission issued the Staff Accounting Bulletin No. 101-Revenue Recognition in Financial Statements (SAB
101). The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. The Company has performed an evaluation of SAB 101 and believes that its revenue recognition policies are in conformity with the provisions of SAB 101.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement was amended by SFAS No. 137 which refers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for the Company's first quarter in the fiscal year beginning April 1, 2001 and is not expected to have a material effect on the Company's financial position or results of operations.

2.  COST REDUCTION MEASURES

    On November 10, 1998, as a result of the slower than planned ramp up of OPTISON sales, the Company announced the initiation of a multi-phase program to reduce expenses and preserve capital. The initial phase was a reduction principally in administrative, development and support staff. Phase II was the out-sourcing of the product packaging operations. The initial phase of cost reduction affected approximately 40 employees of the Company's 140-person workforce. The next reduction in force, in April 1999, affected an additional 26 employees. In addition, attrition since November 1998 further reduced the workforce to approximately 56 employees. On March 30, 2000, the Company announced plans to restructure and reduce its workforce by another 33 employees. Effective May 8, 2000, an additional 20 employees involved with the manufacture of OPTISON were transferred to Mallinckrodt

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

2.  COST REDUCTION MEASURES (CONTINUED)
as part of its takeover of the OPTISON manufacturing pursuant to OPRA. All employees expected to be terminated as a result of this program were notified of such termination and their estimated severance benefits were accrued.

    For the fiscal year ended March 31, 2000, the impact of the cost reduction measures on the Company's financial statements included $1.7 million in accrued severance costs and a write-off of $700,000 in fixed assets through accelerated depreciation.

    For the fiscal year ended March 31, 1999, the impact of the cost reduction measures included $3.1 million in asset disposals, $2.3 million in severance costs, $265,000 in costs related to technology transfer and $384,000 in exit costs. In addition, $1.1 million of inventories were expensed through cost of sales, and $1.2 million in fixed assets were written off through accelerated depreciation.

    A summary of the $8.4 million cost reduction measures charge reflected in the accompanying statements of operations for the year ended March 31, 1999 is as follows:

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
Non cash charges:
  Accelerated depreciation, recorded prospectively in
    operations, resulting from a change in estimates of the
    useful lives of manufacturing assets....................       $1.2
  Write off of abandoned fixed assets ($2.8) and other
    capitalized assets ($0.3)...............................        3.1
  Inventory disposed of.....................................        1.1
                                                                   ----
                                                                   $5.4
                                                                   ====
Cash charges:
  Severance.................................................        2.3
  Exit costs................................................         .4
  Technology transfer.......................................         .3
                                                                   ----
                                                                   $3.0
                                                                   ----
Less amounts paid through March 31, 1999:
  Severance.................................................        1.0
  All other.................................................         --
                                                                   ----
Accrued at March 31, 1999...................................       $2.0
                                                                   ====

    At March 31, 1999, $1.3 million of the cost reduction accrual was included in compensation accruals and the remaining $0.7 million was included in accounts payable and accrued liabilities in the accompanying balance sheet.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

2.  COST REDUCTION MEASURES (CONTINUED)
    A summary of the fiscal year 2000 activity related to the accrual for cost reduction measures is provided below:

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
Accrued at March 31, 1999...................................      $ 2.0
  Severance paid............................................       (1.3)
  Additional severance accrued..............................        1.7
  Exit costs................................................       (0.4)
  Technology transfer.......................................       (0.3)
                                                                  -----
Accrued at March 31, 2000...................................      $ 1.7
                                                                  =====

    At March 31, 2000, the $1.7 million cost reduction accrual was included in compensation accruals in the accompanying balance sheet.

3.  THE CHUGAI AGREEMENT

    In April, 1998, the Company entered into a cooperative development and marketing agreement with Chugai Pharmaceutical Co., Ltd. ("Chugai") of Japan. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which may be marketed under a different name), as well as related products. The Company granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which the Company received $14.0 million (See Note 10) in fiscal year 1999. With respect to licensed products manufactured by Chugai, Chugai will pay the Company a royalty on net sales. For licensed products manufactured by the Company, the Company will receive royalties on net sales, the amount of which will depend upon the sales volume, in addition to a transfer price based on average net sales per unit from the previous quarter. The Company has satisfied all existing contractual obligations related to the license granted to Chugai.

    Additionally, Chugai purchased 691,883 shares of the Company's common stock at a premium of 40% over the then-prevailing market price. This premium was equal to $2.4 million and is included in "Gain on disposal of asset" (See Note
10) in the first quarter of fiscal year 1999. The equity investment was valued at $8.3 million. The Company is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals. As of March 31, 2000, the Company has received $4 million in milestone payments from Chugai.

4.  MARKETABLE SECURITIES

    Investments are recorded at estimated fair market value, and consist primarily of treasury securities, government agency securities and corporate obligations. The Company has classified all of its

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

4.  MARKETABLE SECURITIES (CONTINUED)
investments as available-for-sale securities. The following table summarizes available-for-sale securities at March 31, 2000 (in thousands):

                                      COST NET OF
                                       PREMIUMS/      GROSS         GROSS      ESTIMATED
                                       DISCOUNTS    UNREALIZED   UNREALIZED      FAIR
                                       AMORTIZED      GAINS        LOSSES        VALUE
                                      -----------   ----------   -----------   ---------
Money market........................    $ 3,304         $--      $       --     $ 3,304
Certificate of Deposit..............      3,000          --              --       3,000
Corporate obligations...............      3,972          11              --       3,983
                                        -------         ---      -----------    -------
Marketable securities
  available-for-sale................    $10,276         $11      $       --     $10,287
                                        =======         ===      ===========    =======

    The following table summarizes available-for-sale securities at March 31, 1999 (in thousands):

                                      COST NET OF
                                       PREMIUMS/       GROSS         GROSS      ESTIMATED
                                       DISCOUNTS    UNREALIZED    UNREALIZED      FAIR
                                       AMORTIZED       GAINS        LOSSES        VALUE
                                      -----------   -----------   -----------   ---------
Money market........................    $ 2,682     $       --    $       --     $ 2,682
Certificate of Deposit..............      3,000             --            --       3,000
U.S. treasury securities and
  obligations of U.S. government
  agencies..........................      1,500             --            --       1,500
Corporate obligations...............      9,794              6            --       9,800
                                        -------     -----------   -----------    -------
Marketable securities
  available-for-sale................    $16,976     $        6    $       --     $16,982
                                        =======     ===========   ===========    =======

    There were no gross realized gains or losses on sales of available-for-sale securities for the years ended March 31, 2000, 1999 or 1998.

    The amortized cost and estimated fair value of debt and marketable securities at March 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties (in thousands):

                                                          COST LESS
                                                          PREMIUMS/   ESTIMATED
                                                          DISCOUNTS     FAIR
                                                          AMORTIZED     VALUE
                                                          ---------   ---------
Due in one year or less.................................   $10,276     $10,287
Due after one year......................................        --          --
                                                           -------     -------
                                                           $10,276     $10,287
                                                           =======     =======

5.  INCOME TAXES

    As described in Note 1, the Company uses the asset and liability method of computing deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

5.  INCOME TAXES (CONTINUED)

    The effective income tax rate on the loss before income taxes differs from the statutory U.S. federal income tax rate as follows (in thousands):

                                                     FISCAL YEARS ENDED MARCH 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Computed statutory tax............................  $(7,342)   $(7,221)   $(2,437)
State income taxes................................   (1,275)    (1,274)      (430)
Tax exempt interest...............................      (64)       (23)        --
Foreign Income Tax................................       --      1,400        400
Losses without income tax benefit.................    8,634      8,508      2,857
Other.............................................       47         10         10
                                                    -------    -------    -------
Provision for income taxes........................  $    --    $ 1,400    $   400
                                                    =======    =======    =======

    At March 31, 2000, the Company has deferred tax assets of approximately $46.6 million relating to the following tax loss carryforwards for income tax purposes (in thousands):

                                                                    EXPIRATION
                                                          AMOUNT      DATES
                                                         --------   ----------
Federal ($103,400) and state ($45,500) net operating
  losses...............................................  $148,900   2000-2019
Research and development credit--federal...............     2,734   2000-2014
Research and development credit--state.................     1,513   2000-2014
Alternative minimum tax credit.........................       300   Indefinite

    For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to the carryforwards. If realized, approximately $1.1 million of the tax benefit for those items will be applied directly to paid-in capital, related to deductible expenses reported as a reduction of the proceeds from issuing common stock in connection with the exercise of stock options.

    The foreign income tax provision of $0.4 million and $1.4 million included in the Company's fiscal 2000 and 1999 net losses, respectively, represents foreign taxes paid related to the Chugai transaction.

6.  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Note payable--due 2004......................................   $3,682     $3,614
Note payable--due 2001......................................    2,400      1,200
                                                               ------     ------
                                                                6,082      4,814
Less--current portion.......................................    1,278      1,285
                                                               ------     ------
                                                               $4,804     $3,529
                                                               ======     ======

    The note payable due in 2004 bears interest at a variable rate based upon the weighted average Federal Reserve Eleventh District cost of funds as quoted in The Wall Street Journal plus 2.35 percent.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

6.  LONG-TERM DEBT (CONTINUED)
The interest rate on this note is adjusted semi-annually and was 8.0% at March 31, 1999 and 2000. The note is secured by the Company's manufacturing facility and certain of the equipment contained therein and is payable in monthly installments of principal and interest. As of March 31, 2000, maturities of this note in each of the next four fiscal years are: $85,000, $92,000, $100,000 and $3,337,000.

    The note payable due in April, 2001 bears interest at the prime rate (9.0% at March 31, 2000) and is payable in monthly installments of $100,000 plus accrued interest through March 2001. The loan contains covenants relating to cashflow coverage and minimum cash balances. The Company is in compliance with the loan covenants. In September 1998, the terms of the loan were renegotiated which lowered the interest rate from prime plus one percent to the prime rate and released a compensating balance requirement. The loan is secured primarily by equipment and fixtures in addition to all other tangible assets of the Company.

7.  COMMITMENTS AND CONTINGENCIES

LEASES--

    In 1997, the Company entered into an equipment leasing agreement with Mellon US Leasing ("Mellon") for a lease line of $1.6 million with a term of 48 months, accounted for as an operating lease. The outstanding balance on this line of credit at March 31, 2000 was $622,000. Future minimum rental commitments for the Company's noncancelable operating lease were as follows (in thousands):

FISCAL YEAR ENDED MARCH 31,                                    AMOUNT
---------------------------                                   --------
2001........................................................    $379
2002........................................................     234
2003........................................................       9
2004........................................................      --
2005........................................................      --
                                                                ----
Total minimum lease payments................................    $622
                                                                ====

    In fiscal 1998, the Company entered into a lease for its corporate headquarters. The Company was obligated to pay real estate taxes, insurance and utilities on its portion of the leased property. As part of the cost reduction measures implemented in fiscal year 1999, the Company consolidated facilities and no longer occupies the building that had become its corporate headquarters in fiscal year 1998. As a result of this move, the Company recognized approximately $370,000 of the remaining rent expense through February 2000, the end of the lease term, as exit costs in fiscal year 1999. Rental expense for the years ended March 31, 1998 and 1999 was $245,000 and $297,000, respectively.

LICENSE AGREEMENTS--

    MALLINCKRODT, INC. MBI's distribution agreement with Mallinckrodt forms the basis of its product development and marketing program for OPTISON. On May 8, 2000, the Company entered into an agreement with Mallinckrodt known as the "OPTISON Product Rights Agreement" ("OPRA"). This agreement supersedes all previous agreements and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development and manufacturing. MBI will receive an ongoing royalty of 5% on sales of ultrasound

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) contrast agents by Mallinckrodt and its partner, Nycomed. The Mallinckrodt territory is worldwide, excluding Japan, South Korea and Taiwan. In addition, the Company will pay a total of $7.0 million to Mallinckrodt as part of an intellectual property settlement (see Note 12.)

    This restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. MBI will pay Mallinckrodt a total of seven million dollars as part of this intellectual property settlement. Three million dollars of this settlement was paid in May 2000. An additional three million dollars will be satisfied through the transfer of property owned by MBI to Mallinckrodt as soon as practicable. MBI is required to make the final one million-dollar payment to Mallinckrodt upon receipt of a milestone payment form Chugai Pharmaceutical Co., Ltd.

    OPRA also obligates Mallinckrodt to assume financial responsibility for a license agreement with Steven B. Feinstein, M.D. covering the exclusive right to develop, use and sell any products derived from patents and applications involving sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications. Beginning in 1999, the agreement requires payment of minimum royalties of $600,000 each year. Minimum royalty payments are decreased as certain levels of OPTISON sales are reached.

    CHUGAI PHARMACEUTICAL CO., LTD. In an agreement dated March 31, 1998, the Company entered into a cooperative development and marketing agreement with Chugai Pharmaceutical Co., Ltd. ("Chugai") of Japan. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which Chugai may market under a different name) as well as related products. The Company granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which the Company received $14.0 million. Chugai will pay the Company a 28% royalty on net sales of licensed products that Chugai manufactures. Additionally, Chugai purchased 691,883 shares of the Company's common stock at a premium of 40% over the then-prevailing market price. The equity investment was valued at $8.3 million. The Company is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals. As of March 31, 2000, the Company had received $4.0 million in milestone payments from Chugai.

    FEINSTEIN LICENSE. In November 1986, the Company entered into a license agreement under which it acquired the exclusive right to develop, use and sell any products derived from patents and applications which Steven B. Feinstein, M.D. owned covering sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications. In June 1989, the parties restructured this agreement. The Company paid the licensor $4.5 million as an additional license fee and $2.0 million as a prepayment of royalties on the first $66.7 million of sales of the licensed products in the United States, and the parties agreed to reduce the royalty rate on sales of licensed products from 6% to 3% on worldwide net sales by the Company (and United States sales by a sublicensee) and from 2 1/2% to 1 1/4% on net sales by sublicensees outside of the United States. The restructured agreement requires the Company to pay minimum royalties each year, increasing from $100,000 in 1994 to $600,000 in 1999 and subsequent years. Minimum royalty payments are decreased as certain levels of OPTISON sales are reached. OPRA obligates Mallinckrodt to assume financial responsibility for this license agreement

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    ABBOTT LICENSE. On December 16, 1993, MBI entered into an exclusive license agreement with Abbott Laboratories under which Abbott acquired the exclusive worldwide right to make, have made, use and sell products based on nucleic acid probe technology for in vitro diagnosis of infectious diseases and cancer. Abbott is obligated to pay MBI quarterly royalties on product sales made by Abbott or its sublicensee.

PATENT MATTERS--

    The Company's products are covered by a number of issued United States and foreign patents, and MBI has filed a number of patent applications in the United States and other countries. Under OPRA (see "Description of Business"), while ownership of the patents and trademarks remains with MBI, all patents and trademarks rights covering OPTISON worldwide, excluding the territory granted to Chugai, were transferred to Mallinckrodt. Mallinckrodt will assume responsibility for the protection of proprietary technologies deemed to be material to its business prospects.

    The Company was accused in various lawsuits of infringing certain patents belonging to its competitors in its manufacture and sale of OPTISON in the United States. Additionally, Nycomed accused the Company of infringing certain European Patents. Effective May 5, 2000, the Company reached a settlement in these patent disputes between the Company, Nycomed, Mallinckrodt and Sonus. Pursuant to OPRA, Mallinckrodt has assumed responsibility for any future intellectual property disputes relating to MBI's ultrasound contrast patents.

    The Company also owns certain other patents that are unrelated to OPTISON. In May 2000, the Company licensed to Genta Inc. a patent portfolio relating to "antisense" molecular therapeutic technology for $2.8 million. Of this amount, $400,000 is payable in cash and $2.4 million will be paid in unrestricted shares of Genta stock upon completion of an S-3 registration statement. All costs related to this patent had been expensed in prior years. In 1992, MBI entered into a nonexclusive license with Isis Pharmaceuticals, Inc. for this technology in return for a license fee and royalties.

8.  STOCKHOLDERS' EQUITY

    In April 1998, the Company entered into a Common Stock Purchase Agreement with Chugai. Under this agreement, the Company sold to Chugai 691,883 shares of common stock for $12.00 per share which represented a 40% premium over the then-prevailing market price for a total equity investment of $8.3 million. These shares are subject to certain covenants and restrictions, including "standstill" rights of the Company, a market stand-off provision and restrictions on transferability.

COMMON SHARES RESERVED--

    Common shares were reserved for the following purposes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Options granted.............................................   3,855      3,884
Future grants of options....................................   1,699      1,663
                                                               -----      -----
                                                               5,554      5,547
                                                               =====      =====

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTIONS--

    1998 PLAN

    In fiscal 1999, the Board of Directors and the shareholders of the Company approved the 1998 Stock Option Plan as the successor to the Company's 1993 and 1997 Plans. All outstanding options under the 1993 and 1997 Plans were incorporated into the 1998 Plan plus an additional 2.0 million shares. The 1998 Plan provides for the grant of both qualified incentive stock options and nonstatutory stock options to purchase Common Stock to employees, non-employee directors, independent consultants and advisors of the Company under four separate equity incentive programs. The exercise price per share may be either 85% of the fair value on the date of grant or fair market value of the stock on date of grant depending on the program. Options granted under this plan are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant. Additionally, the 1998 Plan permits certain senior executives, as defined, to reduce their compensation and receive options with an intrinsic value equal to that reduction in compensation. In 1999, the Company's chief executive officer elected to reduce his compensation by $20,000 and receive options to purchase 10,613 shares at $0.93 per share on January 4, 1999 when the fair market value was $2.81 per share. The compensation expense related to the grant of these options is included in operations for fiscal 1999. On April 1, 1999, the Company's chief executive officer elected to receive an additional grant of 11,662 shares at $0.89 per share on April 1, 1999 when the fair market value was $2.69 per share. The compensation expense related to this grant was included in operations for fiscal 2000.

    1997 OUTSIDE DIRECTORS' PLAN

    In fiscal 1998, the Board of Directors and the shareholders of the Company approved the 1997 Directors' Option Plan and authorized the issuance of options for 300,000 shares pursuant to the plan. The Plan provides for the grant of both qualified incentive stock options and nonstatutory stock options to purchase common stock to non-employee directors of the Company at no less than the fair value of the stock on the date of grant. Options granted under this plan are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant.

    1993 PLANS

    In 1993 the Board of Directors and the shareholders of the Company approved the 1993 Stock Option Plan and the 1993 Outside Directors Stock Option Plan (together, the 1993 Plans). The 1993 Plans were intended to replace the Company's 1984 Incentive Stock Option Plan and the 1984 Nonstatutory Stock Option Plan (together, the 1984 Plan), under which all of the options authorized to be granted have been granted. The 1993 Plans provide for the grant of both qualified incentive stock options and nonstatutory stock options to purchase Common Stock to employees (1993 Stock Option Plan) or non-employee directors of the Company (1993 Outside Directors Stock Option Plan) at no less than the fair value of the stock on the date of grant. Options granted under these plans are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    During fiscal 1997, the shareholders approved the Company's Board of Directors recommendation to amend the Company's 1993 Stock Option Plan to increase the maximum number of shares from 2,500,000 shares to 3,250,000 shares.

    1984 PLAN

    The Company had an Incentive Stock Option Plan and Nonstatutory Stock Option Plan (together, the 1984 Plan) which provided for the grant of options to purchase Common Stock to employees or non-employee directors of the Company at no less than the fair value of the stock on the date of grant. Options granted under the 1984 Plan were exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability was accelerated by the Company's Board of Directors) or later than five years from the date of grant. The 1984 Plan expired in July 1994 and there are no shares reserved for future grants.

    OTHER OPTION GRANTS

    The Company has granted to employees, consultants and scientific advisors options to purchase shares of common stock. These options are exercisable per the terms specified in each individual option and lapse pursuant to the terms in the applicable plan. The options were granted at amounts per share which were not less than the fair market value at the date of grant.

    Additional information with respect to the Company's option plans is as follows:

                                                  EMPLOYEE OPTION PLANS     DIRECTORS' OPTION PLAN
                                                 ------------------------   -----------------------
                                                             OPTION PRICE              OPTION PRICE
                                                  SHARES      PER SHARE      SHARES     PER SHARE
                                                 ---------   ------------   --------   ------------
Options Outstanding at March 31, 1997..........  2,610,070   6.00 - 22.25    75,000    6.88 - 17.00
Granted........................................    724,100   6.63 - 10.38    78,000    9.13 -  9.25
Exercised......................................   (100,340)  6.00 -  8.63        --
Expired or lapsed..............................   (248,250)  6.25 - 22.25        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 1998..........  2,985,580   6.00 - 22.25   153,000    6.88 - 17.00
                                                 ---------   ------------   -------    ------------
Granted........................................  1,194,288   0.93 -  9.69        --
Exercised......................................    (42,625)  6.00 - 10.13        --
Expired or lapsed..............................   (434,912)  3.31 - 22.00        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 1999..........  3,702,331   0.93 - 22.25   153,000    6.88 - 17.00
                                                 ---------   ------------   -------    ------------
Granted........................................    259,562   0.88 -  2.38        --
Exercised......................................         --                       --
Expired or lapsed..............................   (230,473)  1.75 - 22.25        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 2000..........  3,731,420   0.88 - 20.38   153,000    6.88 - 17.00
                                                 =========   ------------   =======    ------------
Options exercisable at March 31, 2000..........  3,185,218                  153,000
                                                 =========                  =======
Reserved for future grants at March 31, 2000...  1,638,165                   25,000
                                                 =========                  =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about fixed stock options outstanding at March 31, 2000:

                              OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                   ------------------------------------------   -----------------------
                                   WEIGHTED-AVG     WEIGHTED-                 WEIGHTED-
                     NUMBER         REMAINING        AVERAGE      NUMBER       AVERAGE
    RANGE OF       OUTSTANDING   CONTRACTUAL LIFE   EXERCISE    EXERCISABLE   EXERCISE
EXERCISE PRICES    AT 3/31/00      LIFE (YEARS)       PRICE     AT 3/31/00      PRICE
---------------    -----------   ----------------   ---------   -----------   ---------
        0.8750 -
 7.00  .........    1,520,157          7.64         $ 4.4004     1,128,703    $ 5.0372
         7.125 -
 9.6875.........    1,527,775          7.06         $ 8.2329     1,401,693    $ 8.2879
         9.875 -
20.375 .........      836,488          5.26         $14.3083       807,822    $14.4228
                    ---------          ----         --------     ---------    --------
        0.8750 -
20.375 .........    3,884,420          6.90         $ 8.0430     3,338,218    $ 8.6751
                    =========          ====         ========     =========    ========

    As permitted, the Company has adopted the disclosure only provisions of SFAS
123. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net loss and net loss per common share for March 31, 1998, 1999 and 2000 would approximate the pro forma amounts below (in thousands, except per share amounts).

                                                  FISCAL YEARS ENDED, MARCH 31,
                                                  ------------------------------
                                                    1998       1999       2000
                                                  --------   --------   --------
Net income (loss)--as reported..................  $(21,260)  $(21,240)  $(7,568)
Net income (loss)--pro forma....................  $(23,877)  $(26,429)  $(9,055)
Earning per share (loss)--as reported...........  $  (1.19)  $  (1.14)  $ (0.40)
Earning per share (loss)--pro forma.............  $  (1.34)  $  (1.42)  $ (0.48)

    Because the SFAS 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal year 2000: risk free rate of 6.0%, expected option life of 4 years, expected volatility of 80% and a dividend rate of zero. The weighted average fair value of options granted from the Employee stock option plans during fiscal 1998, 1999 and 2000 was $7.85, $5.43 and $2.11, respectively. The weighted average fair value of options granted from the Outside Director stock option plan during fiscal 1998, 1999 and 2000 was $6.88, $9.19 and $1.93, respectively.

9.  SIGNIFICANT RESEARCH CONTRACTS

    Pursuant to OPRA, the Company has no future responsibility for the development of OPTISON and currently has no plans to engage in any research or development activities. OPRA supersedes all previous agreements with Mallinckrodt and requires Mallinckrodt to assume full control of the OPTISON business.

    In December 1987, December 1988 and March 1989, the Company entered into respective agreements (the Original Agreements) with Nycomed A.S. (Nycomed), a Norwegian corporation, Mallinckrodt, Inc. (Mallinckrodt), of St. Louis, Missouri and Shionogi & Co., Ltd. (Shionogi), a Japanese corporation, under which the Company granted exclusive licenses, restricted to certain

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

9. SIGNIFICANT RESEARCH CONTRACTS (CONTINUED) geographic areas, to test, evaluate, develop and sell products covered by specified patents of the Company relating directly to the design, manufacture or use of microspheres for ultrasound imaging in vascular applications. The Company also granted rights to sublicense, use, make and sell the licensed products under specified royalty arrangements. Under the terms of the Original Agreements, as amended, the Company earned and received license fees of $6.5 million.

    In September 1995, the Company entered into an Amended and Restated Distribution Agreement ("ARDA"), as well as a related investment agreement, with Mallinckrodt. Under ARDA, the geographical scope of Mallinckrodt's exclusive right was expanded to include all of the countries of the world other than those covered by the Company's license agreements with Shionogi and Nycomed. The agreement provided the Company with between $33.0 million and $42.5 million in financing (including the $13.0 million common stock investment discussed below). Under the terms of the agreement, Mallinckrodt made guaranteed payments to the Company totaling $20.0 million over four years to support clinical trials, related regulatory submissions and associated OPTISON product development. These payments were made in 16 quarterly installments of $1.0 million for the first four quarters, $1.25 million for the following eight quarters and $1.5 million for the final four quarters. As of March 31, 2000, all quarterly payments had been received by the Company.

    ARDA required the Company to spend at least $10.0 million of the $20.0 million it received over four years on clinical trials to support regulatory filings with the FDA for cardiac indications of the licensed products. The Company's expenditure of this $10.0 million was made in accordance with the directions of a joint steering committee which the Company and Mallinckrodt established in order to expedite the development and regulatory approval of OPTISON by enabling the parties to share their expertise relating to clinical trials and the regulatory approval process. The Company and Mallinckrodt each appointed three of the six members of the joint steering committee.

    In connection with ARDA, the Company also entered into an investment agreement whereby the Company sold 1,118,761 unregistered shares of its common stock to Mallinckrodt for $13.0 million, or a price of $11.62 per share before related costs. Combined with the 181,818 shares of the Company's common stock that Mallinckrodt acquired in December 1988, Mallinckrodt currently owns approximately 6.9% of the Company's issued and outstanding shares.

    In December 1996, the Company and Mallinckrodt amended ARDA to expand the geographical scope of Mallinckrodt's exclusive marketing and distribution rights for OPTISON and related products. The amendment extended Mallinckrodt's exclusive territory to include the territory that the Company had formerly licensed to Nycomed consisting of Europe, Africa, India and parts of Asia.

    In April 1999, the Company and Mallinckrodt agreed to transfer the manufacture of OPTISON from MBI to Mallinckrodt. The parties' agreement was incorporated into the Second Amended and Restated License and Distribution Agreement ("ARDA II"). Under the terms of ARDA II, which were retroactive to March 1, 1999, Mallinckrodt reimbursed MBI for all manufacturing expenses, including incremental costs related to the technology transfer. In addition to the transfer of manufacturing, ARDA II extended Mallinckrodt's responsibility for funding clinical trials to include all cardiology and radiology clinical trials for OPTISON in the United States. In exchange for the transfer of manufacturing and increased financial support of clinical trials for OPTISON, MBI received a royalty on end-user product sales of OPTISON.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

9.  SIGNIFICANT RESEARCH CONTRACTS (CONTINUED)
    On May 8, 2000, the Company entered into the OPRA agreement with Mallinckrodt. This agreement supersedes all previous agreements and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development and manufacturing (see Note 12.)

    In September 1996, the Company entered into an agreement with Shionogi pursuant to which the Company reacquired all rights to manufacture, market and sell its ALBUNEX family of products in the territory consisting of Japan, Taiwan and South Korea, formerly exclusively licensed to Shionogi. This agreement settled an outstanding dispute between the two companies concerning the license and distribution agreement for ALBUNEX and resulted in the dismissal of all claims raised by the companies against each other. Under the agreement, the Company paid $3.0 million to Shionogi and agreed to pay an additional $5.5 million over the next three years. As of March 31, 2000, all payments to Shionogi had been made.

    In April 1998, the Company and Chugai entered into a strategic alliance to develop and commercialize OPTISON (which may be marketed under a different name) in Japan, Taiwan and South Korea in exchange for granting to Chugai a royalty-based license to market these products in the named countries. In addition, Chugai made an equity investment in the Company's common stock. The Company is eligible to receive milestone payments of up to $20 million based on the achievement of certain product development goals and will receive royalties from Chugai from the sale of commercialized products in the territory. As of March 31, 2000, the Company had received $4.0 million in milestone payments from Chugai.

10.  GAIN ON DISPOSAL OF ASSETS HELD FOR SALE

    The accompanying 1999 statement of operations reflects a gain on the disposal of assets held for sale. This gain resulted from the resale of territorial rights which had been reacquired from licensees in prior periods as follows:

    In the Company's fiscal 1989, Shionogi & Co. Ltd. (Shionogi) acquired from MBI the rights to develop, market, manufacture and sell certain of the Company's contrast agent products in specified territories (Japan, Korea, Taiwan). In fiscal 1997, as a result of a change of strategic focus at Shionogi, Shionogi sold these territorial rights back to the Company for $8.5 million. MBI accounted for this transaction as the purchase of an asset held for sale in the amount of $8.5 million. Effective April 1, 1998, the Company entered into an agreement to resell the above rights to Chugai. The key terms of that agreement are as follows:

    The Company granted Chugai an exclusive license under the Company's patents and technology related to FS069 (OPTISON) and another product ORALEX, to sell, distribute, develop, have developed, make and have made licensed products in Japan, Korea and Taiwan. Chugai also granted the Company a license to any improvements made by Chugai to the products. Under the agreement, any further development as well as the attainment of any regulatory approvals within the subject territory are the sole responsibility of Chugai.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

10.  GAIN ON DISPOSAL OF ASSETS HELD FOR SALE (CONTINUED)
    At the time of this agreement, OPTISON was an FDA approved product and was being sold in the U.S., and further development of ORALEX was terminated by the Company in 1999.

     I. Chugai paid the Company a non-refundable license fee of $14.0 million payable in a series of payments with the full amount paid within 300 days of the effective date of the agreement.

    II. Chugai shall also pay the Company non-refundable milestone payments of $20 million if and when various clinical and regulatory milestones are achieved by Chugai.

       These above payments are contingent upon Chugai attaining the above milestones. The Company has no obligation to and does not participate in the development activities or clinical trials of Chugai.

    III. Chugai shall also pay to the Company earned royalties on Chugai's sales of the products and minimum royalties for certain years of sales after the launch of the products. The previous agreement with Shionogi also provided for a royalty on sales of the product at a rate which closely approximated the Chugai royalty rate.

    IV. Chugai also made an equity investment in the form of a common stock purchase of 691,883 MBI shares at a premium of $2.4 million.

     V. Term of the agreement is 15 years from the effective date of April 1, 1998.

    VI. MBI has an ongoing indemnification obligation to Chugai to protect its Japanese patents, if and when challenged.

       Accordingly, MBI has recorded this asset sale to Chugai as a gain on disposal of assets held for sale in its fiscal 1999 statement of operations, as follows:

                                                              AMOUNT IN
                                                              MILLIONS
                                                              ---------
Up-front non-refundable payment received by MBI.............    $14.0
  Premium on sale of equity.................................      2.4
  Less asset held for sale..................................     (8.5)
  Less transaction fee......................................     (0.9)
                                                                -----
  Net gain on disposal......................................    $ 7.0
                                                                =====

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

11.  SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The following is a summary of the unaudited quarterly results of operations for the years ended March 31, 2000 and 1999 (in thousands, except per share amounts):

QUARTER ENDED:                                             JUN 30     SEP 30     DEC 31     MAR 31
--------------                                            --------   --------   --------   --------
Fiscal 2000
  Revenues..............................................  $ 1,660    $ 1,857    $ 2,493    $ 2,515
  Research and Development Costs........................    1,412      1,036        839        974
  Total Operating Costs and Expenses....................    3,160      2,857      3,627      6,329
  Net Loss..............................................   (1,402)      (930)    (1,290)    (3,946)
  Loss Per Common Share.................................    (0.07)     (0.05)     (0.07)     (0.21)
  Weighted Average Common Shares Outstanding............   18,730     18,727     18,724     18,724

QUARTER ENDED:                                             JUN 30     SEP 30     DEC 31     MAR 31
--------------                                            --------   --------   --------   --------
Fiscal 1999
  Revenues..............................................  $ 2,617    $ 2,666    $ 2,185    $ 2,113
  Research and Development Costs........................    2,227      2,409      2,358      2,089
  Total Operating Costs and Expenses....................    7,735      9,950     14,238      5,311
  Net Income/(Loss).....................................      740     (7,068)   (11,870)    (3,042)
  Income/ (Loss) Per Common Share.......................     0.04      (0.38)     (0.64)     (0.16)
  Weighted Average Common Shares Outstanding............   18,843     18,581     18,581     18,581

12.  SUBSEQUENT EVENTS

    On May 5, 2000, the Company reached a settlement in various ongoing patent disputes between the Company, Nycomed, Mallinckrodt and Sonus. In addition, Mallinckrodt assumed responsibility for any future intellectual property disputes relating to MBI's ultrasound contrast patents.

    On May 8, 2000, the Company and Mallinckrodt agreed to restructure their agreement known as ARDA II to allow Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, manufacturing and real estate. The agreement was incorporated into a document called "OPTISON Product Rights Agreement" ("OPRA"). Under OPRA, the Company will receive an ongoing royalty of 5% on sales of ultrasound agents in the Mallinckrodt territory, which is worldwide, excluding Japan, South Korea and Taiwan. In addition, MBI will pay Mallinckrodt a total of seven million dollars as part of the intellectual property settlement. Three million dollars of the settlement was paid in May 2000. An additional three million dollars will be satisfied through the transfer of property owned by MBI to Mallinckrodt as soon as practicable. MBI is required to make the final one million-dollar payment to Mallinckrodt upon receipt of a milestone payment form Chugai.

    The implementation of the OPRA agreement will involve transferring all property, plant, equipment and inventory used in the manufacture of OPTISON to Mallinckrodt. Effective May 8, 2000, twenty employees involved in the manufacturing process were transferred to Mallinckrodt leaving MBI with three employees.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                      INTERIM CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 31,   SEPTEMBER 30,
                                                                2000          2000
                                                              ---------   -------------
                                                                           (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $   1,756     $   2,930
  Marketable securities, available-for-sale (Note 3)........     10,287         6,904
  Accounts and notes receivable.............................      1,820           664
  Inventories...............................................        203            --
  Prepaid expenses and other assets.........................        204            15
                                                              ---------     ---------
    Total current assets....................................  $  14,270     $  10,513
                                                              ---------     ---------
Property and equipment, at cost: (Note 2)
  Building and improvements.................................     11,226            --
  Equipment, furniture and fixtures.........................      2,930            --
                                                              ---------     ---------
                                                                 14,156            --

  Less: Accumulated depreciation and amortization...........      7,572            --
                                                              ---------     ---------
    Total property and equipment............................      6,584            --
                                                              ---------     ---------
Other assets, net (Note 4)..................................      1,790         1,634
                                                              ---------     ---------
                                                              $  22,644     $  12,147
                                                              =========     =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   1,285     $     600
  Accounts payable and accrued liabilities (Note 2)               7,218         2,613
  Compensation accruals.....................................      1,943           769
                                                              ---------     ---------
    Total current liabilities...............................     10,446         3,982
                                                              ---------     ---------
Long-term debt, net of current portion......................      3,529            --
                                                              ---------     ---------
Commitments and contingencies (Note 2)

Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares
    authorized, 18,858,789 and 18,766,413 shares issued and
    outstanding, respectively (Note 5)......................        186           186
  Additional paid-in capital................................    134,388       134,667
  Accumulated deficit.......................................   (125,537)     (126,321)
  Other comprehensive income................................         11            12
  Less 42,298 shares of treasury stock, at cost.............       (379)         (379)
                                                              ---------     ---------
    Total stockholders' equity..............................      8,669         8,165
                                                              ---------     ---------
                                                              $  22,644     $  12,147
                                                              =========     =========

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1999       2000       1999       2000
                                                          --------   --------   --------   --------
Revenues:
  Revenues under collaborative agreements...............  $ 1,500    $    --    $ 3,000    $    --
  Product and royalty revenues..........................      357        323        517        630
  License fees..........................................       --         15         --         41
                                                          -------    -------    -------    -------
                                                            1,857        338      3,517        671
                                                          -------    -------    -------    -------
Operating expenses:
  Research and development costs........................    1,036         --      2,448        368
  Costs of products sold................................      116         --       (529)     --
  Selling, general and administrative expenses..........    1,705        931      4,098      1,787
  Other nonrecurring charges............................       --         --         --      2,220
                                                          -------    -------    -------    -------
                                                            2,857        931      6,017      4,375
                                                          -------    -------    -------    -------
  Loss from operations..................................   (1,000)      (593)    (2,500)    (3,704)
                                                          -------    -------    -------    -------

Interest expense........................................     (114)       (26)      (234)      (124)
Interest income.........................................      184        117        402        244
Other income (Note 3)...................................       --         --         --      2,800
                                                          -------    -------    -------    -------
  Other income, net.....................................       70         91        168      2,920
                                                          -------    -------    -------    -------
Net loss................................................  $  (930)   $  (502)   $(2,332)   $  (784)
                                                          =======    =======    =======    =======
Loss per common share--basic and diluted (Note 6).......  $ (0.05)   $ (0.03)   $ (0.12)   $ (0.04)
                                                          =======    =======    =======    =======
Weighted average common shares outstanding..............   18,727     18,766     18,729     18,797
                                                          =======    =======    =======    =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(2,332)   $  (784)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      641        193
    Non-cash gain on license of intellectual property.......       --     (2,400)
    Other nonrecurring charges..............................       --      2,220
    Loss on disposals of property and equipment.............      124         --
    Loss on sale of marketable securities...................       --        186
  Changes in operating assets and liabilities:
    Accounts and notes receivable...........................     (901)     1,156
    Inventories.............................................      178        203
    Prepaid expenses and other assets.......................      282        189
    Other assets............................................      117        156
    Accounts payable and accrued liabilities................     (106)      (817)
    Compensation accruals...................................     (781)    (1,174)
    Legal settlement payment to Mallinckrodt................       --     (3,000)
                                                              -------    -------
      Cash used in operating activities.....................   (2,778)    (3,872)
                                                              -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (57)        --
  Proceeds from sales of property and equipment.............       12        134
  Purchase of license rights from Shionogi..................   (1,500)        --
  Purchase of marketable securities.........................       --     (1,800)
  Proceeds from sales of marketable securities..............    6,306      7,397
                                                              -------    -------
      Cash provided by investing activities.................    4,761      5,731
                                                              -------    -------
Cash flows from financing activities:
  Purchase of treasury stock................................      (16)        --
  Principal payments on long-term debt......................     (639)      (685)
                                                              -------    -------
      Cash used in financing activities.....................     (655)      (685)
                                                              -------    -------
Increase in cash and cash equivalents.......................    1,328      1,174
Cash and cash equivalents, beginning of period..............    1,056      1,756
                                                              -------    -------
Cash and cash equivalents, end of period....................  $ 2,384    $ 2,930
                                                              =======    =======
Supplemental cash flow disclosures:
  Interest paid.............................................  $   234    $   124
                                                              =======    =======
Non-cash transactions:
  Issurance of stock to employees...........................  $    --    $   279
                                                              =======    =======
  Receipt of stock for licensing agreement..................  $    --    $ 2,400
                                                              =======    =======
  Transfer of property and legal settlement payment to
    Mallinckrodt............................................  $    --    $ 3,000
                                                              =======    =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    These interim consolidated financial statements of Molecular Biosystems, Inc. and Subsidiaries (the "Company") should be read in conjunction with the consolidated financial statements of the Company and related notes filed with the Company's Annual Report on Form 10-K for the year ended March 31, 2000.

    These interim consolidated financial statements of the Company have not been audited by independent public accountants. However, in the opinion of the Company, all adjustments, consisting of normal recurring accruals required for a fair presentation of the financial position of the Company as of September 30, 2000, and the results of its operations for the three and six months ended September 30, 1999 and 2000, and its cash flows for the six months ended September 30, 1999 and 2000, have been made. The results of operations for these interim periods are not necessarily indicative of operating results for the full year.

    Certain reclassifications have been made to conform prior period data to the current presentation. These reclassifications had no effect on reported losses.

(2) COMMITMENTS AND CONTINGENCIES

    In May 2000, the Company and Mallinckrodt, Inc. ("Mallinckrodt") agreed to restructure their relationship to allow Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, manufacturing and real estate. The restructuring of the Company's relationship with Mallinckrodt is a result of the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. Under the terms of the restructured agreement, the Company paid Mallinckrodt $3 million in cash and transferred certain real and other property to Mallinckrodt, which is expected to be sold for a net gain of approximately $3 million. The transfer of property has been reflected in the accompanying consolidated balance sheet as a reduction of "property and equipment" and as a reduction of "long-term debt." The sale of the property by Mallinckrodt must result in the receipt of $3 million to Mallinckrodt otherwise the Company is required to fund the difference. The Company is required to make an additional $1 million payment to Mallinckrodt upon the Company's receipt of a milestone payment from Chugai Pharmaceutical Co., Ltd.

    In August 2000, the Company completed the transfer of certain real and other property to Mallinckrodt as required under the terms of the restructuring agreement with Mallinckrodt. In August 2000, the Company and Mallinckrodt also amended their restructuring agreement to clarify that Mallinckrodt would continue to pay a 3% royalty to the Company on sales of OPTISON in the United States until sales reach a cumulative aggregate of $66,667,000. The amendment also clarifies that Mallinckrodt will reimburse the Company for a $450,000 credit available to the Company from Schering AG if Mallinckrodt utilizes this credit in the event that Mallinkrodt enters into a license agreement with Schering AG.

(3) OTHER INCOME

    Other income for the six months ended September 30, 2000 includes $2.8 million for the licensing of a portfolio of patents and technology to Genta, Inc. relating to antisense technology for therapeutic and diagnostic applications. This license agreement includes grants of exclusive and non-exclusive rights to Genta on a royalty-free basis in return for $400,000 in cash and 376,471 shares of Genta common stock. The Company sold 372,787 shares of Genta common stock in August 2000, realizing net

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

(3) OTHER INCOME (CONTINUED)
proceeds of $2,189,949. The remaining 3,684 Genta common shares are reflected as marketable securities in the accompanying consolidated balance sheet.

(4) OTHER ASSETS

    A portion of the balance included in "other assets" represents the Company's interest in the residence (the "Property") of the President and CEO (the "Employee"), equal to $300,000. In the event of termination of the Employee, the Company's $300,000 interest in the Property will be converted to a non-interest bearing note receivable, the balance of which is to be paid over a period of two years from termination according to the employment agreement amended on September 22, 2000.

(5) COMMON STOCK OUTSTANDING

    Common stock issued to the Company's employees during the fourth quarter of fiscal year 2000, in lieu of a cash bonus, was canceled and then reissued during fiscal year 2001 for a lower number of shares in order to reflect the bonus as net of tax liabilities. As a result, the amount of the Company's outstanding common stock decreased from 18,858,789 at March 31, 2000 to 18,766,413 at September 30, 2000, a decrease of 92,376 shares.

(6) EARNINGS PER SHARE

    Basic earnings per share were computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if net income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options for the period. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options and warrants. For the three and six months ended September 30, 1999 and 2000, the diluted loss per share calculation excludes effects of outstanding stock options as such inclusion would be anti-dilutive.

(7) RECENT ACCOUNTING PRONOUNCEMENTS

    In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretations No. ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation: an interpretation of FASB Opinion No. 25." FIN 44 affects awards and modifications made after December 15, 1998. Management believes that their accounting policies comply with the applicable provisions of FIN 44.

(8) SUBSEQUENT EVENTS

    On October 11, 2000, the Company, Alliance Pharmaceutical Corp. ("Alliance") and Alliance Merger Subsidiary, Inc. ("Merger Sub"), a wholly-owned subsidiary of Alliance, entered into an agreement and plan of merger pursuant to which Merger Sub will be merged into the Company and the Company will become a wholly-owned subsidiary of Alliance. Under the merger agreement, stockholders of the Company will receive 770,000 shares of Alliance common stock in exchange for their shares of the Company's common stock (subject to a downward adjustment in certain circumstances). Closing of the merger is subject to the approval of the merger by the Company's stockholders and to the satisfaction of other conditions precedent described in the merger agreement.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

(8) SUBSEQUENT EVENTS (CONTINUED)
As a result of the proposed merger with Alliance, the Company's bank facilities require payment of all outstanding balance as well as the Company has agreed to certain other restrictions during the period prior to closing. The Company estimates the outstanding balance at the time of the expected merger to be approximately $300,000, which is classified as current portion of long-term debt.

    On October 16, 2000 the Company entered into an agreement to provide consulting services to Alliance in contemplation of the proposed merger. Under the agreement, which has a 120-day term, Alliance will pay the Company a fee of approximately $8,450 per week for the services of 2 employees of the Company.

    On October 17, 2000, Isis Pharmaceuticals, Inc. ("Isis") filed suit against the Company in the Superior Court of the State of California seeking to reform the license agreement entered into between the Company and Isis in September 1992 to reduce the royalty payable to the Company to the rate payable to the Company in a license agreement entered into in May 2000 between the Company and Genta, Inc. The Company disputes Isis's claim that the Company is obligated to conform the Isis license to the Genta license.

    On October 24, 2000, the Company received an unsolicited merger offer from CEL-SCI Corporation. The Company's Board of Directors voted unanimously to reject this offer.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         ALLIANCE PHARMACEUTICAL CORP.,
                            A NEW YORK CORPORATION,
                       ALLIANCE MERGER SUBSIDIARY, INC.,
                            A DELAWARE CORPORATION,
                                      AND
                          MOLECULAR BIOSYSTEMS, INC.,
                            A DELAWARE CORPORATION,
                          DATED AS OF OCTOBER 11, 2000

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                        --------
ARTICLE I.  The Merger; Closing; Effective Time.......................     A-1

    1.1   The Merger..................................................     A-1
    1.2   Closing.....................................................     A-1
    1.3   Effective Time..............................................     A-1
    1.4   Effects of the Merger.......................................     A-2

ARTICLE II.  Certificate of Incorporation and By-Laws of the Surviving     A-2
Corporation...........................................................

    2.1   The Certificate of Incorporation............................     A-2
    2.2   The By-Laws.................................................     A-2

ARTICLE III.  Officers and Directors of the Surviving Corporation.....     A-2

    3.1   Officers and Directors......................................     A-2

ARTICLE IV.  Conversion or Cancellation of Shares in the Merger.......     A-2

    4.1   Conversion or Cancellation of Shares........................     A-2
    4.2   Allocation of Merger Consideration; Exchange Procedures.....     A-3
    4.3   No Fractional Shares........................................     A-4
    4.4   Dissenters' Rights..........................................     A-4
    4.5   Stock Option Plan...........................................     A-5
    4.6   Warrants....................................................     A-5
    4.7   No Further Ownership Rights in Company Common Stock.........     A-5
    4.8   Withholding Rights..........................................     A-5
    4.9   Lost, Stolen or Destroyed Certificates......................     A-5
    4.10  Stock Transfer Books........................................     A-6
    4.11  Further Assurances..........................................     A-6

ARTICLE V.  Representations and Warranties............................     A-6

    5.1   Representations and Warranties of the Company...............     A-6
    5.2   Representations and Warranties of Purchaser.................    A-18

ARTICLE VI.  Covenants................................................    A-20

    6.1   Interim Operations of the Company...........................    A-20
    6.2   Acquisition Proposals.......................................    A-22
    6.3   Meetings of Company's Stockholders..........................    A-23
    6.4   Filings; Other Action.......................................    A-23
    6.5   Access......................................................    A-23
    6.6   Notification of Certain Matters.............................    A-23
    6.7   Publicity...................................................    A-24
    6.8   Takeover Statutes...........................................    A-24
    6.9   Affiliates Agreements.......................................    A-24
    6.10  Letter of the Company's Accountants.........................    A-24
    6.11  Registration Statement......................................    A-24
    6.12  Indemnification of Directors and Officers...................    A-24
    6.13  No Changes in Purchaser Shares..............................    A-25
    6.14  Voting Agreement............................................    A-25

ARTICLE VII.  Conditions..............................................    A-25

    7.1   Conditions to Obligations of Purchaser......................    A-25
    7.2   Conditions to Obligations of the Company....................    A-26

                                                                          PAGE
                                                                        --------
ARTICLE VIII.  Termination, Amendment and Waiver......................    A-27

    8.1   Termination.................................................    A-27
    8.2   Effect of Termination.......................................    A-27
    8.3   Amendment...................................................    A-28
    8.4   Waiver......................................................    A-28

ARTICLE IX.  Miscellaneous and General................................    A-28

    9.1   Payment of Expenses.........................................    A-28
    9.2   Survival....................................................    A-28
    9.3   Counterparts................................................    A-29
    9.4   Governing Law...............................................    A-29
    9.5   Notices.....................................................    A-29
    9.6   Entire Agreement, etc.......................................    A-29
    9.7   Definition of "Subsidiary"..................................    A-29
    9.8   Captions....................................................    A-29

EXHIBITS

           Affiliates Agreement........................................     A-1
  Exhibit
      A

           Opinion of Company's Counsel................................     B-1
  Exhibit
      B

           Opinion of Purchaser's Counsel..............................     C-1
  Exhibit
      C

SCHEDULES

           Government Filings; No Violations
    5.1(c)(ii)
           Company Reports; Financial Statements
   5.1(e)
           Absence of Certain Changes or Events
   5.1(f)
           Litigation, Investigations and Liabilities
   5.1(g)
           No Defaults; Contracts
   5.1(h)
           Employee Benefits
   5.1(i)
           Subsidiaries
   5.1(l)
           Intellectual Property
   5.1(n)
           Title to Property and Assets
   5.1(o)
           Tax Returns and Payments
   5.1(p)
           Insurance
   5.1(q)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 11, 2000, by and among Alliance Pharmaceutical Corp., a New York corporation (the "PURCHASER"), Alliance Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (the "MERGER SUB"), and Molecular Biosystems, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    WHEREAS, the Boards of Directors of the Purchaser and the Company each have determined that it is in the best interests of each corporation and their respective stockholders for the Purchaser and the Company to engage in a business combination through a merger as outlined below (the "MERGER") in order to advance the long-term strategic business interests of the Purchaser and the Company;

    WHEREAS, the respective Boards of Directors of the Company and the Purchaser have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined below), will be converted into the right to receive shares (the "PURCHASER SHARES") of Common Stock, par value $.01 per share, of the Purchaser (the "PURCHASER COMMON STOCK"), as set forth herein; and

    WHEREAS, the Company, the Purchaser and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

    1.2  CLOSING.  The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Pillsbury Madison & Sutro LLP, 11975 El Camino Real,
Suite 200, San Diego, CA at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and the Purchaser may agree (the "CLOSING DATE"), unless this Agreement has been terminated pursuant to its terms.

    1.3 EFFECTIVE TIME. As soon as practicable following the Closing, and provided that this Agreement shall not have been terminated or abandoned pursuant to Article VIII hereof, the Company and the Purchaser will cause a Certificate of Merger (the "DELAWARE CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "EFFECTIVE TIME."

    1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and the Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE II.
     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

    2.1 THE CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time.

    2.2 THE BY-LAWS. The By-laws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the By-laws of the Merger Sub as in effect immediately prior to the Effective Time.

                                  ARTICLE III.
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

    3.1 OFFICERS AND DIRECTORS. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of the Merger Sub immediately prior to the Effective Time.

                                  ARTICLE IV.
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

    4.1 CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company, the Merger Sub and the Purchaser in the Merger shall be as follows:

    (a) CONVERSION OF SHARES. Subject to Sections 4.2 and 4.3, each share of the Company Common Stock (the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser, the Merger Sub or any other direct or indirect subsidiary of the Purchaser (collectively, the "PURCHASER COMPANIES") or Shares ("DISSENTING SHARES") that are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) shall be converted without any action on the part of the holder thereof into the right to receive that number of fully paid and nonassessable Purchaser Shares determined by the Exchange Ratio (as defined below):

The Parties agree that the Exchange Ratio will be determined by using the following formulae:

Exchange Ratio       =        770,000 minus Adjustment Shares (as defined below)
                         ------------------------------------------------------------
                                              Company Securities

Company Securities   =   The aggregate number of issued and outstanding shares of
                         Company Common Stock, plus 49,000 shares of Company Common
                         Stock subject to outstanding "in the money" Company Options
                         (as defined below). As of the date hereof the number of
                         Company Securities is 18,907,786.

                         example: as of date hereof:     770,000   =   .0407239
                                                       ---------
                                                      18,907,786

    Based on the above example, the Exchange Ratio is .0407239 Purchaser Shares for each Company Share. It is further understood that the maximum number of shares of Purchaser Common Stock which will either be issued in the Merger or become subject to outstanding "in the money" options assumed by Purchaser in the Merger is 770,000, subject to reduction as follows:

    The 770,000 Purchaser Shares shall be reduced by the number of "ADJUSTMENT SHARES." Adjustment Shares shall be determined by dividing: (A) the amount by which the Company's total assets less accumulated depreciation or amortization as of the Effective Time less total liabilities as of the Effective Time, in each case determined in accordance with generally accepted accounting principles and in a manner consistent with the Company's June 30, 2000 balance sheet but including any unrecorded or unpaid severance, accounting, legal, investment banking and other expenses as of the Effective Time (including those liabilities triggered by the Merger), is less than $5,000,000; by (B) 32.50.

    For purposes hereof, the Purchaser Shares (together with any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 4.3) shall be the "MERGER CONSIDERATION." All Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (each a "CERTIFICATE") representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration (and the right, if any, to receive cash in lieu of fractional shares) into which such Shares have been converted pursuant to this Article IV, or the right, if any, to receive payment from the Surviving Corporation of the "FAIR VALUE" of such Shares as determined in accordance with Section 262 of the DGCL.

    (b) CANCELLATION OF SHARES. Each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    4.2  ALLOCATION OF MERGER CONSIDERATION; EXCHANGE PROCEDURES.

    (a) EXCHANGE FUND. Prior to the Effective Time, the Purchaser shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, the Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Purchaser Shares issuable pursuant to
Section 4.1, in exchange for outstanding Shares. The Purchaser agrees to make available to the Exchange Agent from time to time as needed cash sufficient to pay cash in lieu of fractional shares pursuant to Section 4.3. Any cash and Purchaser Shares to be deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Purchaser shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as the Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) one or more Purchaser Shares representing, in the aggregate, the whole number of Purchaser Shares that such holder has the right to receive pursuant to Section 4.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Purchaser Shares pursuant to Section 4.3. No interest will be paid or will accrue on any cash payable pursuant to Section 4.3. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, one or more Purchaser Shares evidencing, in the aggregate, the proper number of Purchaser Shares and a check in the proper amount of cash in lieu of fractional Purchaser Shares pursuant to Section 4.3 may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Purchaser Shares and any cash to be paid upon the due surrender of and in respect of such Certificates in lieu of fractional Purchaser Shares pursuant to this Agreement in accordance with the procedures set forth in this Article IV. Certificates surrendered for exchange by any person constituting an "AFFILIATE" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT") shall not be exchanged until the Purchaser has received a written agreement from such person as provided in Section 6.9 hereof.

    (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Purchaser Shares) that remains unclaimed by the stockholders of the Company one year after the Effective Time shall be paid to the Purchaser. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Purchaser for payment of their Purchaser Shares and cash in lieu of fractional Purchaser Shares payable upon due surrender of their Certificates, and in each case, without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    4.3 NO FRACTIONAL SHARES. No certificates or scrip representing less than one Purchaser Share shall be issued upon the surrender for exchange of Certificates representing Shares pursuant to Article IV. In lieu of any such fractional shares, each holder of Shares shall be paid, upon surrender of a Certificate or Certificates representing such Shares, an amount in cash, rounded to the nearest cent, determined by multiplying (i) the Exchange Ratio by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares held of record by such holder at the Effective
Time).

    4.4 DISSENTERS' RIGHTS. Any stockholder who shall have delivered a written demand for appraisal of such stockholders' Shares, as provided in Section 262 of the DGCL (each a "DISSENTING STOCKHOLDER"), shall not be entitled to Purchaser Shares or cash in lieu of fractional Purchaser Shares pursuant to this
Article IV, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Shares. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    4.5 STOCK OPTION PLAN. Immediately prior to the Effective Time each unexpired and unexercised option to purchase Shares (each a "COMPANY OPTION") outstanding pursuant to the Company's Pre-1984 Stock Option Plan, 1984 Incentive Stock Option Plan, 1984 Nonstatutory Stock Option Plan, 1993 Stock Option Plan, 1993 Outside Directors Stock Option Plan, 1997 Outside Directors Stock Option Plan or 1998 Stock Option Plan or pursuant to any separate option agreements (collectively, the "COMPANY STOCK OPTION PLAN") may be exercised in full in accordance with its terms. Each Company Option subject to the Pre-1984 Stock Option Plan, 1984 Incentive Stock Option Plan, 1984 Nonstatutory Stock Option Plan and 1998 Stock Option Plan not so exercised shall be deemed to be automatically terminated as of the Effective Time. Each Company Option subject to the 1993 Stock Option Plan, the 1993 Outside Directors Option Plan and 1997 Outside Directors Option Plan not so exercised shall be deemed to be automatically converted into an option (a "PURCHASER OPTION") to purchase a number of Purchaser Shares equal to the number of Shares that could have been purchased under the Company Option multiplied by the Exchange Ratio, with the resulting number of shares rounded down to the nearest whole share, at a price per Purchaser Share equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio, with the resulting exercise price rounded up to the nearest whole cent. Such Purchaser Option shall otherwise be subject to the same terms and conditions as the Company Option. The Purchaser shall reserve for issuance a sufficient number of Purchaser Shares for issuance upon exercise of such Purchaser Options.

    4.6 WARRANTS. Immediately prior to the Effective Time each unexpired and unexercised Company Warrant (as defined below) outstanding may be exercised in full in accordance with its terms. Each Company Warrant not so exercised shall be deemed to be automatically converted into a warrant (a "PURCHASER WARRANT") to purchase a number of Purchaser Shares equal to the number of Shares that could have been purchased under the Company Warrant multiplied by the Exchange Ratio, with the resulting number of shares rounded down to the nearest whole share, at a price per Purchaser Share equal to the warrant exercise price determined pursuant to the Company Warrant divided by the Exchange Ratio, with the resulting exercise price rounded up to the nearest whole cent. Such Purchaser Warrant shall otherwise be subject to the same terms and conditions as the Company Warrant. The Purchaser shall reserve for issuance a sufficient number of Purchaser Shares for issuance upon exercise of such Purchaser Warrants.

    4.7 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate or instrument representing any such Shares shall, to the extent such Certificate or instrument represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or instrument in accordance with Section 4.2.

    4.8 WITHHOLDING RIGHTS. Each of the Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Purchaser or the Surviving Corporation is required to deduct or withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser or the Surviving Corporation, as the case may be.

    4.9 LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby and any cash in lieu of fractional Purchaser Shares deliverable in respect thereof, pursuant to this Agreement.

    4.10 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby (including any cash in lieu of fractional Purchaser Shares to which the holders thereof are entitled pursuant to Section 4.3).

    4.11 FURTHER ASSURANCES. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

    5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser that:

    (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a material adverse effect on the Company or its subsidiaries or their respective businesses, condition (financial or otherwise), properties, prospects or results of operations or Liabilities (as defined below) of the Company or its subsidiaries (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company has made available to the Purchaser a complete and correct copy of the Company's Certificate of Incorporation and By-laws and the charter documents of each of its subsidiaries, each as amended to date. Except as set forth in
Schedule 5.1(l), the Company's Certificate of Incorporation and By-laws and the charter documents of each of its subsidiaries so delivered are in full force and effect.

    (b) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. As of the date of this Agreement, the Board of Directors of the Company (i) has, without a negative vote, approved the Merger and this Agreement and the transactions contemplated herein and (ii) has received the opinion of its financial advisor, Prudential Vector Healthcare Group, a unit of Prudential Securities ("PRUDENTIAL VECTOR"), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders (other than the Purchaser and its affiliates) from a financial point of view, and such opinion (the "FAIRNESS OPINION"), a copy of which has been delivered to the Purchaser, has not been withdrawn, revoked or modified.

    (c)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the filings provided for in Section 1.3, the Securities Act, the Securities Exchange Act of 1934 (the "EXCHANGE ACT," and all such filings being herein referred to as the "REGULATORY FILINGS"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which is reasonably likely to have a Company Material Adverse Effect, or could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

        (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Company,
    (ii) except as set forth on Schedule 5.1(c)(ii) hereto, a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Compensation and Benefit Plans (as defined in Section 5.1(h)) or any grant or award made under any of the foregoing, (iii) except as set forth on
    Schedule 5.1(c)(ii), a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, instrument, lease, contract, note, mortgage, indenture, arrangement or other obligation (a "CONTRACT") to which the Company is a party or by or to which the Company or any of its properties or assets is bound or subject or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject or
    (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not result in the creation of any lien, pledge, security interest, charge or encumbrance of any kind ("LIEN") upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

       (iii) The Company has all licenses, franchises, permits, clearances, consents, certificates and other evidences of authority necessary to the conduct of the Company's business and operations as currently conducted ("PERMITS") which Permits are in full force and effect and neither the Company nor any of its subsidiaries is in violation of any Permit in any material respect. The business of the Company and each of its subsidiaries has been conducted in compliance with all applicable laws, regulations, orders and other requirements of Governmental Entities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures, the health and safety of employees and export controls, except where any non compliance has not had, or would not have, a Company Material Adverse Effect.

        (iv) To the knowledge of the Company, no statute has been enacted nor has any rule or regulation been adopted by any state where laws apply to the business of the Company or any federal agency or authority which may reasonably be expected to have a Company Material Adverse Effect which has not yet been reflected in the operating results of the Company.

    (d) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 40,000,000 Shares of which 18,858,786 Shares were outstanding at the close of business on September 30, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of August 31, 2000, the Company had 42,298 Shares held in its treasury, 50,000 Shares reserved for issuance upon the exercise of an outstanding warrant (the "COMPANY WARRANTS") and 4,316,270 Shares reserved for issuance pursuant to options granted under the Company Stock Option Plan. As of the date of this Agreement, except for this Agreement, and as disclosed in this Section 5.1(d), the Company has no Shares reserved for issuance and there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any securities of the Surviving Corporation pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)). Assuming conversion and exercise of all options, warrants and other rights to acquire Company Common Stock, the Company would have 23,255,056 shares of Company Common Stock issued and outstanding.

    (e)  COMPANY REPORTS; FINANCIAL STATEMENTS.

        (i) The Company has filed with the Securities and Exchange Commission (the "SEC") and delivered to the Purchaser the Company's Annual Report on Form 10-K for the year ended March 31, 2000 (the "FORM 10-K") and any other registration statements, schedules, reports, proxy statements or information statements (collectively, "COMPANY REPORTS") filed or required to be filed since March 31, 2000. As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to the Company Reports, and the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the financial position of the Company as of the dates thereof and its results of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and are in all material respects in accordance with the books of account and records of the Company. The Company has delivered to the Purchaser a copy of the financial statements included in the Form 10-K (including an auditor's opinion). The Company has delivered to the Purchaser unaudited consolidated balance sheets and consolidated income statements as of the end of the calendar months ending July 31, 2000 and August 31, 2000, together with statements of retained earnings and cash flows for each such period. Such financial statements have been prepared in accordance with GAAP (subject to normal year-end adjustments and the addition of footnotes or other explanatory material associated with its financial statements prepared in accordance with GAAP) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the financial position and results of operations of the Company for such periods, and have been prepared in accordance with the books and records of the Company on a consistent basis.

        (ii) None of the information supplied or to be supplied by the Company for inclusion in (A) the Company's proxy or information statement with respect to its meeting of stockholders (the

    "PROXY STATEMENT/PROSPECTUS") to approve the transactions contemplated hereby and (B) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by the Purchaser in connection with the offer and issuance of the Purchaser Shares and Purchaser Warrants in or as a result of the Merger (the "REGISTRATION STATEMENT") including the Proxy Statement/Prospectus included therein will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus to stockholders of the Company and at the time of the meeting of such stockholders to be held in connection with the Merger (the "MEETING"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they are made, not misleading or, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Statement/Prospectus.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically disclosed in the Company Reports (but not the exhibits or other agreements referenced therein) or as set forth in Schedule 5.1(f), since March 31, 2000, the Company and its subsidiaries have conducted its business only in the ordinary and usual course of such business and there has not been:

        (i) any material adverse change in the Company, its subsidiaries or their respective businesses, conditions (financial or otherwise), properties, prospects, Contracts or results of operations or Liabilities ("MATERIAL ADVERSE CHANGE");

        (ii) any damage, destruction or loss, whether or not covered by insurance;

       (iii) any waiver by the Company of a valuable right or of a debt owed to it;

        (iv) any satisfaction, settlement or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company or any subsidiary (as such business is presently conducted);

        (v) any change or amendment to a material Contract by which the Company, its subsidiaries or any of their assets or properties are bound or subject;

        (vi) any declaration, authorization, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or its subsidiaries' capital stock;

       (vii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

      (viii) any issuance, or authorization for issuance, or any commitment to issue, any equity security, bond, note or other security of the Company or any of its subsidiaries, except for Company Common Stock issuable upon the exercise of the Company Warrants or options granted under the Company Stock Option Plan;

        (ix) any incurrence of debt for borrowed money;

        (x) any loan to any person (including advances to employees, officers or directors of the Company) or guarantee of any indebtedness of another person;

        (xi) any purchase, redemption or other acquisition or commitment to acquire, directly or indirectly, any share or shares of Company Common Stock or a subsidiary's capital stock;

       (xii) except as contemplated by this Agreement, any disposition of, or agreement to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except, in the case of such assets and property, in the ordinary and usual course of business.

      (xiii) except for short-term investment securities, any purchase or agreement to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity

       (xiv) any expenditure or commitment for the purchase, license, acquisition, construction or improvement of a capital asset;

       (xv) any sale, assignment, transfer or conveyance or commitment to sell, assign, transfer or convey, any Intellectual Property (as defined below);

       (xvi) any change in any compensation arrangement or agreement with any employee, director or consultant, or any adoption or amendment of any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund, policy or arrangement for the benefit of employees of any kind whatsoever; or

      (xvii) any amendment or modification in its Certificate of Incorporation or By-laws, or commitment to amend or modify its Certificate of Incorporation or By-laws, except as contemplated in this Agreement.

Except as set forth on Schedule 5.1(f), since March 31, 2000, there has not been
(x) any granting by the Company or its subsidiaries to any of their officers of any increase in compensation, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer.

    (g)  LITIGATION, INVESTIGATIONS AND LIABILITIES.

        (i) Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, and as set forth on Schedule 5.1(g), as of the date of this Agreement, there is no action, suit or proceeding pending or currently threatened (or any reasonable basis therefor known to the Company) against the Company or any of its subsidiaries. The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to the Company) involving the prior employment of any of the Company's or its subsidiaries employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity.

        (ii) Except as disclosed on Schedule 5.1(g), there have been no judicial or administrative proceedings or other investigations and, to the Company's knowledge there are no judicial or administrative proceedings or other investigations pending or threatened alleging violation by the Company or any of its subsidiaries of any local, state or federal laws, regulations and orders respecting the business of the Company or any of its subsidiaries including, without limitation, laws, regulations and orders promulgated under the Food and Drug Administration Act or other Governmental Entity regulating the Company's or its subsidiaries' businesses or products which could reasonably be expected to have a Company Material Adverse Effect (either individually or in the aggregate); and the Company has not received any notice of any investigation, claim or proceeding against the Company by any such Governmental Entity; and the Company is not aware of any fact or circumstance which could involve the Company in any such proceeding, investigation or claim or impose any such liability upon the Company and which could reasonably be expected to have a Company Material Adverse Effect (either individually or in the aggregate). Except as disclosed on Schedule 5.1(g), neither the Company nor any of its subsidiaries has received in the past twelve months any inquiries from a Governmental Entity relating to its business practices or products, which have not been publicly disclosed whether or not such inquiry resulted in an investigation by such Governmental Entity.

       (iii) The Company is not aware of any judicial or administrative proceedings or other investigations by any Governmental Entity, pending or threatened, alleging violation of any laws, regulations and orders by any licensee of the Company or its subsidiaries relating to any product rights licensed by the Company or a subsidiary; and the Company is not aware of any fact or circumstance which could involve any of the Company's or its subsidiaries' licensees in any such proceeding and investigation and which could reasonably be expected to have a Company Material Adverse Effect (either individually or in the aggregate). Except as disclosed on
    Schedule 5.1(g), neither the Company nor the Company's subsidiaries have received, and to the Company's knowledge no licensee of the Company or a subsidiary has received, any inquiries from any Governmental Entity within the past twelve (12) months relating to the manufacture or sale of the contrast imaging agent know as OPTISON.

        (iv) Except as set forth in the financial statements for the month ending August 31, 2000, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) ("LIABILITIES") and there exists no existing fact, condition or circumstance which could reasonably be expected to result in a Liability, except as set forth in item 2 of Schedule 5.1(f) or items 2, 7 and 8 of
    Schedule 5.1(g) and except Liabilities incurred in the ordinary course of business which could not reasonably be expected to have a Company Material Adverse Effect (either individually or in the aggregate).

    (h) NO DEFAULTS; CONTRACTS. Neither the Company nor any of its subsidiaries is in violation of or default under any provisions of its respective Certificate of Incorporation or Bylaws or charter document or any provision of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries. Except as set forth in Schedule 5.1(h) all Contracts to which the Company or any of its subsidiaries is a party or by which it is bound are valid, binding and in full force and effect subject to the effect of applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except as disclosed on Schedule 5.1(h), each party thereto has performed in all material respects their obligation under the Contracts, and neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party thereto, is in default under any of the Contracts, nor has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of the Company or any of its subsidiaries, nor to the Company's knowledge any other party thereto, or give to any other party thereto the right to terminate or modify any Company Contracts. Except as disclosed on Schedule 5.1(h), the Company has not received notice (written or oral) that any party to any Contracts intends to cancel, terminate or refuse to renew (if renewable) such Contracts or to exercise or decline to exercise any option or right thereunder. All Liabilities of the Company under any Contracts with respect to the license, development, manufacturing, use or sale of the product known as OPTISON in the Mallinckrodt Territory (as defined below) have been irrevocably assumed by Mallinckrodt, Inc. For purposes of this section "Mallinckrodt Territory" shall mean all countries of the world excluding Japan, South Korea and Taiwan.
Schedule 5.1(h) sets forth a list of all material Contracts of the Company which are valid and existing on the date hereof.

    (i)  EMPLOYEE BENEFITS.

        (i) To the extent required to be disclosed therein, the Company Reports accurately describe all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance Contracts or policies, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, Contract or arrangement which cover employees or former employees of the Company or any of its subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). The Compensation and Benefit Plans and all other benefit plans, Contracts or arrangements (regardless of whether they are funded or unfunded) covering employees or former employees of the Company (the "EMPLOYEES"), including, but not limited to, "employee benefit plans" within the meaning of
    Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed in Schedule 5.1(i). True and complete copies of all Compensation and Benefit Plans and such other benefit plans, Contracts or arrangements, including, but not limited to, any trust instruments and/or insurance Contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been furnished to the Purchaser.

        (ii) Except as set forth on Schedule 5.1(i), the Company and any of its subsidiaries do not have and have not had at any time any employee benefit plan as described in Section 3(2)(A) or Section 3(2)(B) of ERISA. Except as disclosed on Schedule 5.1(i), all other employee benefit plans subject to the provisions of ERISA are in material compliance with the provisions of ERISA.

       (iii) The Company and its subsidiaries do not have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth on Schedule 5.1(i). Except as disclosed on
    Schedule 5.1(i), there are no restrictions on the rights of the Company or any of its subsidiaries to amend or terminate any such Compensation and Benefit Plan without incurring any liability thereunder.

        (iv) Except as set forth on Schedule 5.1(i) hereto, neither the Company nor any of its subsidiaries is a party to any oral or written
    (A) agreements with any officer or other employee of the Company or any of its subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (B) agreements with respect to any officer of the Company or a subsidiary providing any term of employment or compensation guarantee extending for a period longer than three months and for the payment of in excess of $100,000 or
    (C) agreements or plans, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (j) BROKERS AND FINDERS. Neither the Company nor any of its subsidiaries, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Prudential Vector as its financial advisors, the arrangements with which have been disclosed in writing to the Purchaser prior to the date hereof.

    (k) TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "TAKEOVER STATUTE") is applicable to the Merger, except for any such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

    (l) SUBSIDIARIES. Except as disclosed on Schedule 5.1(l), the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. None of the subsidiaries listed on Schedule 5.1(l) are deemed "Significant Subsidiaries" as defined in Rule 1-02 of Regulation 5-x of the Securities and Exchange Commission.

    (m) INVENTION AND SECRECY. All current and former key employees and officers of the Company and its subsidiaries have executed an Employee's Invention and Proprietary Information Agreement in the form previously furnished to the Purchaser. The Company, is not aware that any of such key employees or officers is in violation thereof, and the Company will use commercially reasonable efforts to prevent any such violation.

    (n)  INTELLECTUAL PROPERTY.

        (i) Schedule 5.1(n) lists all Patents (as defined below), registered and applied for Trademarks (as defined below), and material unregistered Trademarks, service marks and trade names owned by (or registered in the name of) the Company that are considered by the Company to be material to its business or the business of a subsidiary as currently conducted.
    Schedule 5.1(n) includes as to each Patent or Trademark or Patent and Trademark applications listed thereon: a Patent number or Patent application number, a Trademark registration number or Trademark application number, as applicable for each listed Trademark and non-U.S. Patent, and a docket or Patent number or Patent application number for each listed U.S. Patent; the country or countries in which each Patent or Trademark is issued, registered or applied for, as applicable; the application date or registration date for each listed Trademark and the docket number or issue date for each listed Patent, as applicable; and the owner of such Patent or Trademark. Except as disclosed therein, all Patents and Trademarks listed on Schedule 5.1(n) exist and have been maintained in good standing, including without limitation, the timely payment of any maintenance fees and annuities thereon. Except as disclosed in Schedule 5.1(n), the Company and its subsidiaries have taken all actions which it considers commercially reasonable and made all applications and filings which it considers commercially reasonable pursuant to applicable laws to secure, perfect and protect its rights in the Intellectual Property (as defined below); and, neither the Company, nor to the Company's knowledge, any of its agents have practiced inequitable conduct under the Patent laws or other applicable laws with respect to any of the foregoing. The Company and its subsidiaries have taken all steps which they consider commercially reasonable (including without limitation entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, directors and employees of the Company and its subsidiaries with access to or knowledge of the Intellectual Property (as defined below) of the Company and its subsidiaries (and the products and technology of the Company and its subsidiaries)) to safeguard and maintain the secrecy and confidentiality of, and to assign to the Company or its subsidiaries, all of such employee's rights in all such Intellectual Property invented or developed by such employee within the scope of such employee's employment and relating to the Company's or its subsidiaries' businesses.

        (ii) Except as set forth in the Schedule 5.1(n), the Company or its subsidiaries owns, is duly licensed or otherwise has the right to use, license or sublicense all of the Intellectual Property used by the Company or its licensees (pursuant to a license or sublicense from the Company) in connection with their respective businesses as presently conducted and as proposed to be conducted through the Effective Date; and except as set forth in Schedule 5.1(n) the Company has no reason to believe that such Intellectual Property is not valid and enforceable against third parties. Except as set forth in Schedule 5.1(n), the Company owns, on an exclusive basis, free and clear of any Liens, and has the unrestricted right to use, license, sell or dispose of, and the right to bring infringement actions with respect to all the Intellectual Property owned by the Company. Except as set forth in Schedule 5.1(n), the Company and its subsidiaries do not pay, and have no obligation (whether absolute or contingent) to pay, royalties, honoraria, fees or other payments to any person by reason of the ownership, use, license, sale or disposition of any issued Patents by the Company or its subsidiaries. Except as set forth in Schedule 5.1(n), neither the Company nor its subsidiaries has received notice (written or oral) of any claim of any person asserting rights in, or a conflict with, the Intellectual Property used or required for use in connection with the business of the Company, its subsidiaries or their respective licensees as presently conducted and as proposed to be conducted (including without limitation the Patents and Trademarks listed in Schedule 5.1(n)) and neither the Company nor any of its subsidiaries has been informed of any reasonable basis for such a claim. Without limiting the foregoing, to the Company's knowledge, no other person has claimed the right to use in connection with substantially similar or closely related goods and in the same geographic area any Trademark which is identical or confusingly similar to any Trademark used by the Company or any of its subsidiaries, except pursuant to written agreements with the Company or any of its subsidiaries which are listed in Schedule 5.1(n). Except as set forth on
    Schedule 5.1(n), neither the Company nor any of its subsidiaries has provided notice (written or oral) to any person of infringement of any Intellectual Property right held by the Company or any of its subsidiaries; and neither the Company nor or any of its subsidiaries has been informed of any reasonable basis for such a claim. Except as set forth on
    Schedule 5.1(n), there is no Contract or understanding (written or oral) between the Company or any of its subsidiaries and another person which would prevent or restrict the Company, any of its subsidiaries or the Purchaser after the Merger from using, selling, licensing or disposing of any material Intellectual Property of the Company or any of its subsidiaries on substantially the same terms and conditions applicable to the Company or any of its subsidiaries immediately prior to the Merger.

       (iii) The entry by the Company into this Agreement will not require the consent of any third party (other than consents that have been obtained by the Company or any of its subsidiaries and provided to the Purchaser) who is a party to an agreement, arrangement or understanding described in
    Schedule 5.1(n) nor otherwise adversely affect the validity of any such agreement, arrangement or understanding, nor adversely affect the benefit that inures to the Company or any of its subsidiaries from such agreement, arrangement or understanding. Schedule 5.1(h) lists all material Contracts or understandings (whether written or oral, and if oral, Schedule 5.1(h) contains a brief description of the principal terms thereof) pursuant to which the Company and any of its subsidiaries has either purchased, sold, licensed, secured or disposed of rights in Intellectual Property from or to another person or agreed to do any of the foregoing (other than licenses to commercially available off-the-shelf computer software acquired or entered into by the Company or any of its subsidiaries in the ordinary course of business) ("INTELLECTUAL PROPERTY AGREEMENTS"). Except as disclosed in Schedule 5.1(h) each of the parties thereto have performed, in all material respects, all obligations under each Intellectual Property Agreement which are required to be performed by such party, and there is no default (or event which with notice or lapse of time would constitute a default) by the Company or any of its subsidiaries thereunder, and to the Company's knowledge, there is no default (or event which with notice or lapse of time would constitute a default) by any other party thereunder. Except as set forth in Schedule 5.1(n), neither the Company nor any of its subsidiaries has received notice (written or oral) that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) such Intellectual Property Agreement or intends to decline to exercise any option or right thereunder.

        (iv) Except as disclosed in Schedule 5.1(n), to the Company's knowledge, the operation of the business of the Company and its subsidiaries as presently conducted and, as proposed to be conducted through the Effective Date (including without limitation, the manufacture, sale, use, trade dress, packaging, license, or other exploitation of products and technology currently marketed or in development) does not and will not infringe, trespass or otherwise violate the valid Intellectual Property rights of any person. Without limiting the foregoing, and except as disclosed in the Company Reports or as disclosed in Schedule 5.1(n), neither the Company nor any of its subsidiaries has received any notice (written or oral) of any infringement of any Intellectual Property right held by another person; and, there is no reasonable basis for such a claim. Except as set forth in the Intellectual Property Agreements, neither the Company nor any of its subsidiaries is obligated to indemnify any person for any material liability, cost or expense arising from such person's use, sale, licensing or disposition of any Intellectual Property or such person's manufacture, use, sale, license or other exploitation of any product or technology. Mallinckrodt Inc. has assumed all of the Company's and its subsidiaries' obligations and liabilities relating to or arising out of Intellectual Property disputes involving OPTISON in the Mallinckrodt Territory.

        (v) As used herein, the following capitalized terms shall have the meanings ascribed to them as set forth below: "INTELLECTUAL PROPERTY" shall mean any and all Patents, Trademarks, Copyrights, and Trade Secrets. "PATENTS" shall mean patents, including U.S. and foreign patents, pending patent applications and counterparts (whether original, reissue, reexamine, division, continuation, continuation-in-part, or extension thereof), patent disclosures and invention disclosures. "TRADEMARKS" shall mean trademarks, trade names, trade dress, domain names, service marks, or copyrights (in each case, whether registered or not) as well as any application therefor or registration thereof and all goodwill associated therewith.

    (o) TITLE TO PROPERTY AND ASSETS. Except as disclosed on Schedule 5.1(o), the Company and each of its subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, free and clear of all Liens, except (i) as reflected in the financial statements included in the Form 10-K, (ii) Liens for taxes not yet due and payable and (iii) for Liens and imperfections of title which are not material in character, amount or extent, and which do not materially impair the Company's ownership or use of such property or assets.

    (p)  TAX RETURNS AND PAYMENTS.

        (i) The Company and each of its subsidiaries has timely filed, in accordance with applicable law, all Tax Returns (as defined below) that it was required to file, (ii) all such Tax Returns were correct and complete in all material respects, (iii) all material Taxes due and payable by the Company and each of its subsidiaries (whether or not shown on any Tax Return) have been paid, (iv) neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, (v) since December 31, 1997, no written claim has been made with respect to the Company or any of its subsidiaries by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction, and (vi) there are no security interests or other encumbrances on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (as defined below).

        (ii) The Company and each of its subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

       (iii) There is no dispute or claim concerning any Tax liability of the Company or any of its subsidiaries either (i) claimed or raised by any authority in writing or (ii) with respect to any potentially material Tax liability, as to which any of the officers (and employees responsible for Tax matters) of the Company or any of its subsidiaries has knowledge based upon personal contact with any agent of such authority. Schedule 5.1(p) lists all federal, all state, all material local, and all material foreign income and franchise Tax Returns filed with respect to the Company and each of its subsidiaries for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and each of its subsidiaries since December 31, 1997.

        (iv) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (v) Neither the Company nor any of its subsidiaries has filed a consent under Code Section341(f) concerning collapsible corporations. Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code Section897(c)(2) during the applicable period specified in Code Section897(c)(1)(A)(ii). Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or any similar state, local or foreign consolidated, combined or unitary Tax Return (other than a group of which the Company was the common parent corporation) and (ii) has any liability for the Taxes of any person or entity (other than the Company) under Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (vi) The provision for taxes of the Company and each of its subsidiaries as set forth in the most recent balance sheet included in the consolidated financial statements forming a part of the Form 10-K is adequate for all Taxes due or accrued as of the date thereof, whether or not shown as being due on any Tax Returns or reports.

       (vii) Except as set forth on Schedule 5.1(p) hereto, neither the Company nor any of its subsidiaries has made, is obligated to make, or is a party to any agreement that could reasonably be expected to obligate it to make, any payments that are "excess parachute payments" within the meaning of
    Section 280G of the Code (determined without regard to whether any portion of such payment is reasonable compensation for personal services actually rendered).

      (viii) "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        (ix) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    (q) INSURANCE. Schedule 5.1(q) sets forth a complete and accurate list of all insurance policies maintained by the Company and each of its subsidiaries or for the benefit of the Company and each of its subsidiaries, respectively. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and each of its subsidiaries has complied in all material respects with the terms and provisions of such policies.

    (r) LABOR AGREEMENTS AND ACTIONS. Neither the Company nor any of its subsidiaries is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, Contract or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees of the Company or any of its subsidiaries. There is no strike or other labor dispute involving the Company or any of its subsidiaries pending or threatened, nor is the Company or any of its subsidiaries aware of any labor organization activity involving their respective employees.

    (s) VOTING ARRANGEMENTS. To the Company's knowledge there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company or any of its subsidiaries relating to the voting of their respective shares.

    (t) ENVIRONMENTAL. (i) The businesses as presently or formerly engaged in by the Company and each of its subsidiaries are and have been conducted in compliance in all material respects with all applicable Environmental Laws (as defined below), including, without limitation, having all required permits, licenses and other approvals and authorizations, during the time the Company and each of its subsidiaries engaged in such businesses, (ii) the properties presently or formerly owned or operated by the Company and each of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "PROPERTIES") do not contain any Hazardous Substance (as defined below) other than as permitted under applicable Environmental Law (provided, however, that with respect to Properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any of its subsidiaries owned or operated such Properties), (iii) except as disclosed on Schedule 5.1(t), neither the Company nor any of its subsidiaries has received any notices, demand letters or request for information from any Governmental Entity or any third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of the Company's or any of its subsidiaries' businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its subsidiaries with respect to the Company or any of its subsidiaries or the Properties relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Properties, (vi) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or any of its subsidiaries, other than as permitted under applicable Environmental Law, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any of its subsidiaries relating to the Company, any of its subsidiaries or the Properties which have not been delivered to the Purchaser prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any Properties which are or have been in the ownership of the Company or any of its subsidiaries (provided, however, that with respect to Properties formerly owned or operated by the Company or any of its subsidiaries, the representations in this subsection (viii) are limited to the period the Company and any of its subsidiaries owned or operated such Properties), (ix) there is no asbestos present in any Property presently owned or operated by the Company or any of its subsidiaries, and no asbestos has been removed from any Property while such Property was owned or operated by the Company or any of its subsidiaries, (x) none of the Properties has been used at any time by the Company or any of its subsidiaries as a sanitary landfill or hazardous waste disposal site and (xi) neither the Company nor any of its subsidiaries has incurred, and none of the Properties (provided, however, that with respect to Properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any of its subsidiaries owned or operated such Properties) are presently subject to, any material Liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

    "ENVIRONMENTAL LAW" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, legal doctrine, order, judgment, decree, consent, injunction, requirement or agreement between the Company, any of its subsidiaries and any Governmental Entity, (x) relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect, and (ii) any common law rule that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect.

    "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

    (u) MINUTE BOOKS. The Company and each of its subsidiaries have made available to Purchaser all minutes of meetings of directors, committees and stockholders which reflect all transactions referred to in such minutes accurately in all material respects.

    (v) REAL PROPERTY HOLDING COMPANY. Neither the Company nor any of its subsidiaries is a "United States real property holding corporation" (as that term is defined in Section 897(c)(2) of the Code).

    (w) INFORMATION. Neither this Agreement, any schedule or exhibit hereto, nor any other non-forward looking written statements or certificates delivered in connection herewith contains any untrue statement of a material fact made by the Company or any of its subsidiaries or omits to state a material fact required to be stated herein or therein by the Company or any of its subsidiaries or necessary to make the statements made by the Company or any of its subsidiaries herein or therein, in light of the circumstances in which they were made, not misleading.

    5.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to the Company that:

    (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Purchaser and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a material adverse effect on the Purchaser or its business, condition (financial or otherwise), properties, prospects or results of operations or Liabilities of the Purchaser and its subsidiaries, taken as a whole (a "PURCHASER MATERIAL ADVERSE EFFECT"). Each of the Purchaser and the Merger Sub has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser has made available to the Company a complete and correct copy of the Certificate of Incorporation and By-laws of the Purchaser and the Merger Sub, each as amended to date. The Certificates of Incorporation and By-laws so delivered are in full force and effect.

    (b) CORPORATE AUTHORITY. Each of the Purchaser and the Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of each of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

    (c)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by the Purchaser or the Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser or the Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

        (ii) The execution and delivery of this Agreement by the Purchaser and the Merger Sub do not, and the consummation of the transactions contemplated hereby by the Purchaser and the Merger Sub will not, constitute or result in
    (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-laws of the Purchaser or the Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a material Lien upon the assets of the Purchaser pursuant to, any provision of any Contract of the Purchaser or the Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Purchaser or the Merger Sub is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

    (d) CAPITAL STRUCTURE; PURCHASER SHARES. The authorized capital stock of Purchaser consists of 75,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("PURCHASER PREFERRED STOCK"). At the close of business on June 30, 2000, (i) 47,233,454 shares of Purchase Common Stock were issued and outstanding, (ii) 12,392,759 shares of Purchaser Common Stock were reserved for issuance pursuant to stock options plans or agreements to purchase shares of Purchaser Common Stock, and
(iii) 500,000 shares of Purchaser Preferred Stock designated as Series F Preferred Stock were issued and outstanding. All Purchaser Shares to be issued as part of the Merger Consideration will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Purchaser Shares will be approved for inclusion on the Nasdaq National Market System.

    (e)  PURCHASER REPORTS.

        (i) The Purchaser has filed with the SEC and delivered to the Company its Form 10-K for the year ended June 30, 2000 and other reports, schedules, forms, statements and other documents (collectively, "PURCHASER REPORTS") filed or required to be filed since June 30, 2000. As of their respective dates, the Purchaser Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Purchaser Reports, and the Purchaser Reports did not, and any Purchaser Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in Purchaser Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Purchaser and its subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Purchaser has delivered to the Company a copy of the financial statements included in the Purchaser's Annual Report on Form 10-K for the year ended June 30, 2000 (including an auditor's opinion). Except as set forth in the Purchaser Reports, to the Purchaser's knowledge, the Purchaser has no Liabilities required by GAAP to be set forth on a balance sheet of the Purchaser or in the notes thereto, other than Liabilities incurred in the ordinary course of business consistent with prior practice and experience since June 30, 2000.

        (ii) None of the information supplied or to be supplied by the Purchaser for inclusion in the Proxy Statement/Prospectus will at the time of mailing of the Proxy Statement/Prospectus to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Purchaser with respect to information supplied by the Company for inclusion therein.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Purchaser Reports filed with the SEC and publicly available prior to the date hereof, since June 30, 2000, the Purchaser has conducted its business only in the ordinary course, and there has not been any change in the assets, liabilities, financial condition, operating results or prospects of the Purchaser from that reflected in the most recent financial statements filed with the SEC as part of the Purchaser Reports and publicly available prior to the date hereof, except for changes which have not had (either individually or in the aggregate), and could not reasonably be expected to have (either individually or in the aggregate), a Purchaser Material Adverse Effect.

    (g) BROKERS AND FINDERS. Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein.

    (h) INFORMATION. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact made by the Purchaser or omits to state a material fact required to be stated herein or therein by the Purchaser or necessary to make the statements made by the Purchaser herein or therein not misleading.

                                  ARTICLE VI.
                                   COVENANTS

    6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that except as described on Schedule 6.1, prior to the Effective Time (unless the Purchaser shall otherwise agree in writing (which agreement shall not be unreasonably withheld) and except as otherwise contemplated by this Agreement):

    (a) the Company shall, and shall cause each subsidiary thereof to, conduct its respective businesses only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, corporate partners, licensees and business associates;

    (b) the Company shall not nor shall it permit any of its subsidiaries to
(i) create any subsidiaries; (ii) amend its charter documents; (iii) split, combine or reclassify the outstanding Shares or any other shares of capital stock of the Company or such subsidiary; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

    (c) the Company shall not, nor shall it permit any subsidiary to,
(i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or such subsidiary or any other property or assets other than (x) Shares issuable upon exercise of the Company Warrants outstanding on the date hereof and (y) Shares issuable pursuant to options outstanding on the date hereof under the Company Stock Option Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets, including, without limitation, all intellectual property and technology rights which it owns or uses, or enter into any collaboration; (iii) incur or modify any indebtedness or other liability, except in the ordinary course of business consistent with past practice; (iv) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or such subsidiary or (v) authorize capital expenditures or make any acquisition of, or investment in, assets or stock of any other person or entity;

    (d) except as otherwise provided herein, the Company shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or such subsidiary; and the Company shall not, nor shall it permit any subsidiary to, establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (e) the Company shall not, nor shall it permit any subsidiary to, settle or compromise any material claims or litigation or modify, amend or terminate any of its Contracts or waive, release or assign any material rights or claims;

    (f) the Company shall not, nor shall it permit any subsidiary to, make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Purchaser;

    (g) the Company shall not, nor shall it permit any subsidiary to, take any of the actions described in Section 5.1(f);

    (h) except as expressly permitted hereunder, the Company shall not, nor shall it permit any subsidiary to, authorize or enter into an agreement to do any of the foregoing; and

    (i) the Company shall, within twenty (20) days after the end of each calendar month, furnish to the Purchaser an unaudited consolidated balance sheet and consolidated income statement as of the end of such month, together with statements of retained earnings and cash flow for such period, all in detail reasonably satisfactory to the Purchaser and furnished with a certificate signed by the Chief Financial Officer or Chief Executive Officer stating that, to his knowledge, such financial statements have been prepared in accordance with GAAP (subject to normal year-end adjustments and the addition of footnotes or other explanatory material associated with its financial statements prepared in accordance with GAAP) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the financial position and results of operations of the Company and its subsidiaries for such periods, and have been prepared in accordance with the books and records of the Company on a consistent basis.

    6.2  ACQUISITION PROPOSALS.

    (a) The Company shall not, nor shall it permit any subsidiary to, (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser or any of its affiliates or representatives) concerning any merger, tender offer or exchange offer, involving the Company or any subsidiary thereof or the sale of all or a significant portion of the assets, or the sale of shares of capital stock or debt securities of the Company or any subsidiary thereof, or any similar transaction involving the Company or any subsidiary thereof (an "ACQUISITION PROPOSAL"). The Company will, and will cause each subsidiary to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may (i) furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements (which request is unsolicited after the date of this Agreement), and (ii) negotiate and participate in discussions and negotiations with any such entity or group concerning an Acquisition Proposal (x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction which the Board determines represents a Superior Proposal (as defined in Section 6.2(b)) and (y) if, in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law. The Company will promptly communicate to the Purchaser the terms of any proposal, discussion, negotiation or inquiry (and will disclose the substance of any written materials received by the Company in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

    (b) Subject to the following sentence, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors of the Merger, (ii) solicit, approve or recommend, or propose to solicit, approve or recommend, any Acquisition Proposal or (iii) approve or authorize the Company or any of its subsidiaries entering into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, based on the advice of outside counsel, the Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or adversely modify its approval or recommendation of the Merger and approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional Acquisition Proposals or terminate this Agreement, in each case at any time after the fifth business day following notice to the Purchaser (a "NOTICE OF SUPERIOR PROPOSAL") advising the Purchaser that the Board of Directors has received a Superior Proposal, specifying the material terms of the structure of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five business day period specified in the preceding sentence. In addition, if the Board of Directors proposes to withdraw or adversely modify its approval or recommendation of the Merger or to approve or recommend any Acquisition Proposal or to authorize the Company's entering into an agreement with respect to any Acquisition Proposal, concurrently with withdrawing or adversely modifying such approval or recommendation, approving or recommending such Acquisition Proposal or authorizing or approving the Company or any of its subsidiaries entering into such agreement, the Company shall pay, or cause to be paid, to the Purchaser the Termination Fee (as defined in Section 8.2(b)) upon the consummation of the transaction contemplated by such agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to merge with the Company or any of its subsidiaries or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of the Company or any of its subsidiaries for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation, including, without limitation, Prudential Vector) to provide greater aggregate value to the Company's stockholders than the Merger (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(e) under the Exchange Act prior to the third business day following Purchaser's receipt of a Notice of Superior Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

    6.3 MEETINGS OF COMPANY'S STOCKHOLDERS. The Company will take, consistent with applicable law and its Certificate of Incorporation and By-laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Except as permitted pursuant to Section 6.2 and subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by Purchaser Companies and any affiliates thereof will be voted in favor of this Agreement. The Company will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus.

    6.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and the Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under all Regulatory Filings with respect to the Merger; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.5 ACCESS. Upon reasonable notice, the Company shall, and shall cause its subsidiaries to, afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or its representatives may reasonably request.

    6.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser of any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or such subsidiary is a party or by which the Company or any of its properties or assets is subject or bound. The Company shall give prompt notice to the Purchaser of (i) any change or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Company Material Adverse Effect (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (iii) any material development which may affect the Company, its subsidiaries or their respective business, condition (financial or otherwise), properties, prospects or results of operations or Liabilities, whether or not such development could be likely to result in a Material Adverse Change.

    6.7 PUBLICITY. The initial press release with respect to the transactions contemplated hereby shall be a joint press release by the Company and the Purchaser and thereafter the Company and the Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

    6.8 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby, except, in each such case, as would not be consistent with the fiduciary obligations of the Board of Directors as advised in writing by outside counsel.

    6.9 AFFILIATES AGREEMENTS. Prior to Closing, the Company shall deliver to the Purchaser a letter identifying all persons who are at the time this Agreement is submitted to the stockholders of the Company for approval "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Purchaser on or prior to the Effective Time a written agreement substantially in the form of Exhibit A hereto.

    6.10 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall cause to be delivered to the Purchaser a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    6.11 REGISTRATION STATEMENT. The Purchaser and the Company shall promptly prepare and file with the SEC the Registration Statement. Each of the Company and Purchaser shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Purchaser shall also use its reasonable effort to obtain prior to the date the Registration Statement is declared effective all necessary state securities law or "blue sky" permits and approvals required to consummate the Merger and the other transactions contemplated by this Agreement.

    6.12  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a) The Surviving Corporation agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company (with their respective heirs and legal representatives, the "INDEMNIFIED PARTIES") as provided in the Company's Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Date. The Surviving Corporation agrees to maintain in effect for six (6) years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Date; provided, however, that (i) the Surviving Corporation may substitute therefor policies with coverage limits of $5,000,000 (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties (except with respect to the $5,000,000 coverage limit) and (ii) notwithstanding the foregoing, the Purchaser shall not be required to pay an annual premium for such insurance in excess of one and one-half times the last annual premium paid prior to the date hereof, but in such case the Purchaser shall purchase as much coverage as possible for such amount. Copies of the indemnification insurance policies, policy numbers 486-56-75 (National Union) and YXB001537 (Genesis), which constitute all the insurance policies currently maintained by the Company in connection with the indemnification of its directors, officers and employees (the "INDEMNIFICATION POLICIES"), have been provided to the Purchaser.

    (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

    (c) This Section is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Purchaser, the Company and the Surviving Corporation.

    6.13 NO CHANGES IN PURCHASER SHARES. If, between the date of this Agreement and the Effective Time, the Purchaser shall effect any reclassification, recapitalization, split-up, amendment to the terms of, combination or readjustment of Purchaser Shares, the consideration to be received by Company's stockholders pursuant to this Agreement shall be appropriately adjusted.

    6.14 VOTING AGREEMENT. As an inducement to the Purchaser and Merger Sub to enter into this Agreement, the Company shall use all reasonable effort to enter into a Voting Agreement with Mallinckrodt, Inc., Chugai Pharmaceutical Company, Ltd., State of Wisconsin Investment Board and all members of management pursuant to which such stockholders shall vote to approve this Agreement.

                                  ARTICLE VII.
                                   CONDITIONS

    7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of the Purchaser to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable law:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company;

    (b) GOVERNMENTAL AND REGULATORY CONSENTS. Except such as would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, all filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company and Purchaser, shall have been made or obtained (as the case may be);

    (c) OTHER CONSENTS. Any and all notices to or consents or approvals required from third parties in order to consummate the transactions contemplated herein relating to Contracts material to the business of the Company shall have been given or obtained, as the case may be;

    (d) LITIGATION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on the Purchaser or the Company or on any subsidiaries thereof in connection with the consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "ORDER");

    (e) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties contained in Section 5.1 that are qualified by materiality or as to a Company Material Adverse Effect shall be true and correct, and each of the representations and warranties in Section 5.1 that are not so qualified shall be true and correct in all material respects, as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement, and the Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

    (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

    (g) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change of the Company prior to the Closing;

    (h) NONCOMPETITION AGREEMENTS. Bobba Venkatadri shall have executed and delivered to the Purchaser a noncompetition agreement in a form reasonably satisfactory to Purchaser agreeing not to engage in any business relating to the development, manufacture or sale of ultrasound contrast imaging agents.

    (i) DISSENTING SHARES. The number of Dissenting Shares, if any, shall not exceed 5% of the total number of outstanding Shares;

    (j) CHUGAI AGREEMENT. The terms of the Cooperative Development and Marketing Agreement between the Company and Chugai Pharmaceutical Co., Ltd. dated March 31, 1998, shall not have been terminated, amended, modified or altered;

    (k) OPINION OF COUNSEL. The Purchaser shall have received a written opinion from Johnson and Colmar, dated the Closing Date, in substantially the form attached as Exhibit B;

    (l) ENVIRONMENTAL DUE DILIGENCE. The Purchaser and/or its agents shall have completed an environmental due diligence review of the Company and the results of such review shall be acceptable to the Purchaser in its sole discretion; and

    (m) OFFICER'S CERTIFICATE. The Company shall have furnished the Purchaser with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 7.1(a), (c), (e), (g), (i), (j) and (k) dated and effective as of the Closing Date.

    7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the Shares in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company;

    (b) GOVERNMENTAL AND REGULATORY CONSENTS. Except such as would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, all filings required to be made prior to the Effective Time by the Purchaser with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser and the Company shall have been made or obtained (as the case may be);

    (c)  ORDER.  There shall be in effect no Order;

    (d) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties contained in Section 5.2 that are qualified by materiality or as to a Purchaser Material Adverse Effect shall be true and correct, and each of the representations and warranties in Section 5.2 that are not so qualified shall be true and correct in all material respects, as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement; and the Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

    (e) OPINION OF COUNSEL. The Purchaser shall have received a written opinion from Pillsbury Madison & Sutro LLP, dated the Closing Date, in substantially the form attached as Exhibit C; and

    (f) OFFICER'S CERTIFICATE. The Purchaser shall have furnished the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Section 7.2(d).

                                 ARTICLE VIII.
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by holders of Shares:

    (a) by the mutual consent of the Boards of Directors of the Purchaser and the Company;

    (b) by either the Purchaser or the Company (i) if any court or other Governmental Entity of competent jurisdiction in the United States shall have issued, enacted, promulgated, enforced or entered an order, statute, decree, ruling or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, statute, decree, ruling, regulation or other action shall have become final and nonappealable or
(ii) if the Merger shall not have been consummated by March 31, 2001;

    (c) by the Company (i) if there should be any material breach of the Purchaser's representations, warranties or covenants hereunder (other than, in the case of the Purchaser's representations and warranties, breaches which could not reasonably be expected to have a Purchaser Material Adverse Effect (either individually or in the aggregate)), which breach shall not be cured within ten days of written notice thereof, or (ii) to allow the Company to enter into an agreement which the Board of Directors of the Company determines to be a Superior Proposal (provided that, upon such termination pursuant to clause
(ii)), the Company shall pay to the Purchaser the Termination Fee described in
Section 8.2(b);

    (d) by the Purchaser if the Board of Directors of the Company shall have
(i) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to the Purchaser, its approval or recommendation of this Agreement or the Merger, (ii) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (iii) approved or authorized the Company's entering into any agreement with respect to any Acquisition Proposal;

    (e) by the Purchaser if (i) there should be any material breach of the Company's representations, warranties or covenants hereunder (other than, in the case of the Company's representations and warranties, breaches which could not reasonably be expected to have a Company Material Adverse Effect (either individually or in the aggregate)), which breach shall not be cured within ten days of written notice thereof or (ii) the Company and Mallinckrodt, Inc. (or its successor) fails to terminate the Investment Agreement dated December 7, 1988, between the parties; or

    (f) by either the Purchaser or the Company, for any reason, provided that upon such termination, the party terminating the Agreement shall pay the other party as liquidated damages the Termination Fee described in
Section 8.2(b) together with such other party's legal and accounting fees costs in connection with the Merger (the total of which amounts shall not exceed $500,000).

    8.2  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Purchaser or the Company (except as set forth in Section 8.2(b) hereof or their respective directors and officers.

    (b) If after the date hereof and during the term of this Agreement (i) the Purchaser shall have terminated this Agreement pursuant to Sections 8.1(d) or 8.1(e) or (ii) the Company shall have terminated this Agreement pursuant to Sections 8.1(c)(ii) or 8.1(f) or (iii) the stockholders of the Company shall have failed to approve the Merger, as applicable then, in any such case, the Company, if requested by the Purchaser, shall promptly, but in no event later than two days after the date of such request, pay the Purchaser a fee of $500,000 (the "TERMINATION FEE"), together with the Purchaser's legal and accounting fees costs in connection with the Merger (the total of which amounts shall not exceed $500,000), which amounts shall be payable in same day funds. If after the date hereof and during the term of this Agreement (i) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(i) or (ii) the Purchaser shall have terminated this Agreement pursuant to Section 8.1(f), then the Purchaser, if requested by the Company, shall promptly, but in no event later than two days after the date of such request, pay the Company a fee of $500,000 (also a "TERMINATION FEE"), together with the Company's legal and accounting fees in connection with the Merger (the total of which amounts shall not exceed $500,000). The parties acknowledge that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount that it is required to pay pursuant to this Section 8.2(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for the fee and expenses set forth in this paragraph (b), the defaulting party shall pay to the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America NT&SA on the date such payment was required to be made.

    8.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken on behalf of their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which reduces the amount or changes the form of consideration to be paid in the Merger or in any way adversely affects the rights of holders of the Shares without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

    8.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken by their respective Boards of Directors may (a) extend the time for performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any other document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.
                           MISCELLANEOUS AND GENERAL

    9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger (except as provided in Section 8.2(b)).

    9.2 SURVIVAL. The agreements of the Company and the Purchaser contained in Sections 4.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time) and 6.12 shall survive the consummation of the Merger. The agreements of the Company and the Purchaser contained in Sections 6.7, 8.2 and 9.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

    9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    9.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, IF TO THE PURCHASER, addressed to the Purchaser at 9333 Genesee Avenue, San Diego, California 92121 Attn: General Counsel (with a copy to John M. Dunn, Esq., Pillsbury Madison & Sutro LLP, 11975 El Camino Real, Suite 200, San Diego, California 92130; and IF TO THE COMPANY, addressed to the Company at
10030 Barnes Canyon, San Diego, California 92121, Attention: President (with a copy to Craig P. Colmar, Esq. Johnson and Colmar, 300 South Wacker Drive, Suite 1000, Chicago, Illinois 60606, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

    9.6 ENTIRE AGREEMENT, ETC. This Agreement (including any exhibits, schedules or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and, except for the Indemnified Parties as provided in Section 6.12 is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

    9.7 DEFINITION OF "SUBSIDIARY". When a reference is made in this Agreement to a subsidiary of a party, the word "SUBSIDIARY" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    9.8 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the day and year first above written.

                                                       ALLIANCE PHARMACEUTICAL CORP.

                                                       By:    /s/ DUANE J. ROTH
                                                              --------------------------------------
                                                       Name:  Duane J. Roth
                                                              --------------------------------------
                                                       Title: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                                              --------------------------------------

                                                       ALLIANCE MERGER SUBSIDIARY, INC.

                                                       By:    /s/ DUANE J. ROTH
                                                              --------------------------------------
                                                       Name:  Duane J. Roth
                                                              --------------------------------------
                                                       Title: CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                                              --------------------------------------

                                                       MOLECULAR BIOSYSTEMS, INC.

                                                       By:    /s/ BOBBA VENKATADRI
                                                              --------------------------------------
                                                       Name:  Bobba Venkatadri
                                                              --------------------------------------
                                                       Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                              --------------------------------------

                                   APPENDIX B
                        OPINION OF PRUDENTIAL SECURITIES

                                                                    CONFIDENTIAL

                                October 10, 2000

The Board of Directors
Molecular Biosystems, Inc.
10030 Barnes Canyon Road
San Diego, California 92121

Members of the Board of Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Molecular Biosystems, Inc. (the "Company"), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Agreement") by and among Alliance Pharmaceutical Corp. ("Parent"), Alliance Merger Subsidiary Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company.

    Pursuant to the Agreement, the Company will be merged with and into Merger Sub and the Company will be the surviving corporation (the "Merger"). In the Merger, each share of the Company's common stock, par value $.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive that fraction of a share of Parent common stock, par value $.01 per share (the "Parent Common Stock"), equal to the "Exchange Ratio" as set forth in the Agreement.

    The Agreement provides that the Exchange Ratio will be calculated by dividing (1) 770,000 minus the Adjustment Shares (as defined in the Agreement) by (2) the Company Securities (as defined in the Agreement). The Agreement calculates the Exchange Ratio as of the date of the Agreement to be, and we assume for purposes of our opinion that the Exchange Ratio will remain,
0.0407239 shares of Parent Common Stock for each share of Company Common Stock.

    In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

    (i)  a draft, received by us on October 6, 2000, of the Agreement;

    (ii) certain publicly available historical financial and operating data for the Company, including, but not limited to: (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31,2000; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and (c) the Company's Proxy Statement for the Annual Meeting of Stockholders held on September 22, 2000;

    (iii)  historical stock prices and trading volumes for Company Common Stock;

    (iv) certain publicly available historical financial and operating data for Parent, including, but not limited to: (a) Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 2000; and (b) Parent's Proxy Statement for the Annual Meeting of Stockholders to be held on November 8, 2000;

    (v)  historical stock prices and trading volumes for Parent Common Stock;

    (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed reasonably similar to that of the Company and Parent;

    (vii) the financial terms of certain recent merger or acquisition transactions we deemed relevant to our inquiry; and

    (viii) such other financial studies, analyses and investigations that we deemed appropriate.

    We have assumed, with your consent, that the draft of the Agreement that we reviewed (and referred to above) will conform in all material respects to that document when in final form and that the Merger will be consummated on the terms described in the Agreement without any waiver of any material terms or conditions.

    We have met with senior management of the Company to discuss the prospects for the Company's business and such other matters that we deemed relevant.

    In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Parent. Further, we have hot been provided with any such valuation or appraisal. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the board of directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company.

    Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof. We note that the Exchange Ratio is fixed, with no floor or collar, and the trading price of the Parent Common Stock is volatile. Accordingly, the market value of the consideration received by the Company's stockholders in the Merger may vary significantly from the value of such consideration as of the date hereof and as of the dates used by us in our analysis. This opinion does not in any manner address the prices at which the Parent Common Stock will trade prior to or following consummation of the Merger. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

    As you know, we have been retained by the Company to render this opinion in connection with the Merger and will receive an advisory fee for such services. In the past, we have provided financial advisory services to the Company and have received fees for such services. In the ordinary course of business, we may actively trade the shares of Company Common Stock and Parent Common Stock for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

    This letter and the opinion expressed herein are for the use of the board of directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote (or agree to vote) or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours
                                          PRUDENTIAL SECURITIES INCORPORATED

                                   APPENDIX C
                    DELAWARE GENERAL CORPORATION SECTION 262

SECTION 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252; Section254, Section257, Section258; Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (!) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was. such on the record date for, such meeting with respect to shares for which appraisal rights are available, pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on a merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and; if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger of consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of. any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
    (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day. next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be ma a upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced, as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the-shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been convened had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 6.03 of the bylaws of the Registrant (filed as Exhibit 3(b) to the Registrant's annual report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-726 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Registrant to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith or incorporated herein by reference:

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger, dated as of October 11, 2000, by and between Alliance Pharmaceutical Corp., Alliance
                        Merger Subsidiary, Inc. and Molecular Biosystems, Inc.*
         3.1            Certificate of Incorporation of Registrant**
         3.2            By-laws of Registrant**
         5.1            Opinion of Pillsbury Madison & Sutro LLP+
         9.1            Voting Agreement with respect to MBI stockholders
        23.1            Consent of Independent Auditors
        23.2            Consent of Independent Public Accountants
        23.3            Consent of Prudential Securities Incorporated++

------------------------

 *  See Appendix A to proxy statement-prospectus.

**  Filed by incorporation by reference.

 +  To be filed by amendment.

++  See Appendix C to the proxy statement-prospectus.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

        (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized in the city of San Diego, State of California, on the 9th day of November, 2000.

                                                       ALLIANCE PHARMACEUTICAL CORP.

                                                       By:            /s/ THEODORE D. ROTH
                                                            ----------------------------------------
                                                                        Theodore D. Roth
                                                              PRESIDENT AND CHIEF OPERATING OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Duane J. Roth and Theodore D. Roth, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
              /s/ DUANE J. ROTH                Chairman and Chief Executive       November 9, 2000
    ------------------------------------         Officer
                Duane J. Roth

            /s/ THEODORE D. ROTH               President, Chief Operating         November 9, 2000
    ------------------------------------         Officer and Director
              Theodore D. Roth

           /s/ TIM T. HART, C.P.A.             Chief Financial Officer,           November 9, 2000
    ------------------------------------         Treasurer and Chief Accounting
             Tim T. Hart, C.P.A.                 Officer

         /s/ PEDRO CUATRECASAS, M.D.           Director                           November 9, 2000
    ------------------------------------
           Pedro Cuatrecasas, M.D.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
        /s/ FRED M. HERSHENSON, PH.D.          Director                           November 9, 2000
    ------------------------------------
          Fred M. Hershenson, Ph.D.

           /s/ CARROLL O. JOHNSON              Director                           November 9, 2000
    ------------------------------------
             Carroll O. Johnson

           /s/ STEPHEN M. MCGRATH              Director                           November 9, 2000
    ------------------------------------
             Stephen M. McGrath

            /s/ DONALD E. O'NEILL              Director                           November 9, 2000
    ------------------------------------
              Donald E. O'Neill

          /s/ HELEN M. RANNEY, M.D.            Director                           November 9, 2000
    ------------------------------------
            Helen M. Ranney, M.D.

            /s/ JEAN RIESS, PH.D.              Director                           November 9, 2000
    ------------------------------------
              Jean Riess, Ph.D.

          /s/ THOMAS F. ZUCK, M.D.             Director                           November 9, 2000
    ------------------------------------
            Thomas F. Zuck, M.D.

                                 EXHIBIT INDEX

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger, dated as of October 11, 2000, by and between Alliance Pharmaceutical Corp., Alliance
                        Merger Subsidiary, Inc. and Molecular Biosystems, Inc.*
         3.1            Certificate of Incorporation of Registrant**
         3.2            By-laws of Registrant**
         5.1            Opinion of Pillsbury Madison & Sutro LLP+
         9.1            Voting Agreement with respect to MBI stockholders
        23.1            Consent of Independent Auditors
        23.2            Consent of Independent Public Accountants
        23.3            Consent of Prudential Securities Incorporated++

------------------------

 *  See Appendix A to proxy statement-prospectus.

**  Filed by incorporation by reference.

 +  To be filed by amendment.

++  See Appendix C to the proxy statement-prospectus.